UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under §240.14a-12

Sonim Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

SONIM TECHNOLOGIES, INC.

6500 River Place Blvd.

Building 7, Suite 250

Austin, TX 78730

NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 28, 2022

May 23, 2022

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders of Sonim Technologies, Inc., a Delaware corporation (the “Company”). The meeting will be held on June 28, 2022 at 9:00 a.m. local time at 1875 South Grant Street, Suite 770, San Mateo, California 94402, and any adjournments of the special meeting (which we refer to as the “special meeting”). This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (which we refer to as the “board of directors” or “board”) of the Company for use at the special meeting of the Company’s stockholders.

At the special meeting, you will be asked to consider and vote upon the following proposals: (i) to approve the transactions contemplated by the Subscription Agreement, dated April 13, 2022 (which we refer to as the “Subscription Agreement”) by and between the Company and AJP Holding Company, LLC, a Delaware limited liability company (the “Purchaser” or “AJP Holding”), pursuant to which Purchaser has agreed to purchase from the Company an aggregate of 20,833,333 shares of the Company’s common stock (which we refer to as the “Purchased Shares”) for an purchase price of $17,500,000 (which we refer to as the “Aggregate Consideration”) in two (2) tranches: (a) 14,880,952 shares of the Company’s common stock (which we refer to as the “initial shares”) will be issued in consideration for a purchase price of $12,500,000 (which we refer to as the “first purchase price”) (which we refer to as the “first closing”) and (b) subject to the occurrence of the first closing, on August 1, 2022 (except that if the first closing has not occurred by August 1, 2022, the second closing will take place no later than the fifth business day following the date of the first closing) or such other date as agreed by the Company and the Purchaser, 5,952,381 shares of the Company’s common stock (which we refer to as the “remaining shares”) will be issued in consideration for a purchase price of $5,000,000 (which we refer to as the “second purchase price) (which we refer to as the “second closing”) (collectively, which we refer to as the “Transaction Proposal”) and such transactions requires stockholder approval under Nasdaq Listing Rule 5635(b), (ii) to approve an amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock pursuant to which any whole number of outstanding shares between and including two (2) and fifteen (15) shares would be combined, converted and changed into one (1) share of common stock, with the final exchange ratio to be determined by our board of directors in its discretion (the “Reverse Stock Split Proposal”), (iii) to approve an amendment to the Company’s Certificate of Incorporation, as amended, to include a restriction on certain transactions with the Purchaser or its affiliates (the “Charter Restriction Proposal”) and (iv) a proposal to adjourn the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Transaction Proposal.

After careful consideration, our board of directors has unanimously determined that the Subscription Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders and adopted and declared advisable the Subscription Agreement and the transactions contemplated thereby. Accordingly, the board of directors of the Company unanimously recommends that our stockholders vote “FOR” the approval of the Transaction Proposal; “FOR” the Reverse Stock Split Proposal; “FOR” the Charter Restriction Proposal; and “FOR” the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Transaction Proposal.

The accompanying proxy statement provides detailed information about the special meeting, the Subscription Agreement, the Reverse Stock Split Proposal and the Charter Restriction Proposal. A copy of the Subscription Agreement is attached as Annex A to the proxy statement. A copy of the proposed amendments to the Company’s Certificate of Incorporation are attached hereto as Annex C to the proxy statement. The proxy statement also describes the actions and determinations of the board of directors in connection with its evaluation of the Subscription Agreement and the transactions contemplated thereby. We encourage you to read the proxy statement and its annexes, including the Subscription Agreement, carefully and in their entirety. The accompanying proxy statement is dated May 23, 2022, and is first being mailed to stockholders on or about May 23, 2022.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid envelope or grant your proxy electronically over the Internet or by telephone. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on certain of the proposals at the special meeting, including the Transaction Proposal, without your instructions.

Your vote is very important. The transactions contemplated by the Subscription Agreement cannot be completed unless the Transaction Proposal is approved by the affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or by proxy at the special meeting and entitled to vote thereon, provided a quorum is present. Therefore, please submit your proxy or voting instruction form as soon as possible to ensure your shares are represented and voted at the special meeting. The Reverse Stock Split Proposal is not contingent upon the approval of the Transaction Proposal and the reverse stock split thereunder may be effected in the event the Transaction Proposal is not approved. The Charter Restriction Proposal is not contingent upon the approval of the Transaction Proposal and the charter amendment thereunder may be effected in the event the Transaction Proposal is not approved.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the special meeting is May 18, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 28, 2022 at 9:00 a.m. at 1875 South Grant Street, Suite 770, San Mateo, California 94402.

The Proxy Statement and annual report to stockholders are available at www.sonimtech.com under Investor Relations.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, NY 10151

North American Toll Free Phone: 1-888-518-6812

Call Collect Outside North America: 416-867-2272

Email: contactus@kingsdaleadvisors.com

By Order of the Board of Directors

Robert Tirva

Secretary

Austin, Texas

May 23, 2022

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SONIM TECHNOLOGIES, INC.

6500 River Place Blvd.

Building 7, Suite 250

Austin, TX 78730

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

June 28, 2022

MEETING AGENDA

Proposals	Page	Voting Standard	Board Recommendation
Approve the Subscription Agreement and the transactions contemplated thereby	22	Affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or by proxy at the special meeting and entitled to vote thereon, provided a quorum is present	For

Adopt the Amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock	70	Majority of outstanding shares entitled to vote on the matter	For

Adopt the Amendment to the Company’s Certificate of Incorporation, as amended, to include a restriction on certain transactions with the Purchaser or its affiliates	78	Majority of outstanding shares entitled to vote on the matter	For

Vote on Adjournment	79	Majority of shares present in person or represented by proxy and entitled to vote on the matter, irrespective of whether the quorum is present	For

Use of Proceeds	68
Expenses	68
Specific Performance	68
Amendments	68
Governing Law	68
No Appraisal Rights	68
Required Vote	69
PROPOSAL 2: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED TO EFFECT A REVERSE STOCK SPLIT	70
Background	70
Reasons for the Reverse Stock Split	71
Board Discretion to Implement the Reverse Stock Split	72
Discretionary Authority of the Board to Abandon Reverse Stock Split	72
Criteria to be Used for Decision to Effect a Reverse Stock Split	72
Effects of the Reverse Stock Split	73
Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split	74
Effective Time	75
Cash Payment In Lieu of Fractional Shares	75
Exchange of Stock Certificates	75
No Appraisal Rights	75
Certain Material Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders	76
Required Vote	77
PROPOSAL 3: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED TO INCLUDE A MAJORITY OF THE MINORITY VOTE FOR TAKE PRIVATE TRANSACTIONS BY AJP HOLDING	78
Background	78
Purpose and Effect of Amendment	78
Required Vote	78
PROPOSAL 4: VOTE ON ADJOURNMENT	79
Required Vote	79
MARKET PRICE OF COMMON STOCK	80
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	81
WHERE YOU CAN FIND MORE INFORMATION	83
OTHER INFORMATION	83
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	83

Annex A	Subscription Agreement, dated April 13, 2022, by and among Sonim Technologies, Inc. and AJP Holding Company, LLC	A-1
Annex B	Opinion of B. Riley Securities, Inc., dated as of April 13, 2022	B-1
Annex C	Certificates of Amendment to Certificate of Incorporation of the Company	C-1 & C-3

SUMMARY

This summary, together with the following section entitled “Questions and Answers About The Special Meeting and The Transaction,” highlights selected information in this proxy statement and does not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes, and the documents referred to or incorporated by reference in this proxy statement for a more complete understanding of the matters being considered at the special meeting. Each item in this summary includes a page reference directing you to a more complete description of that topic. This proxy statement is dated May 23, 2022, and is first being mailed to our stockholders of record on or about May 23, 2022.

In this proxy statement, the terms “Sonim,” the “Company,” “we,” “us” and “our” refer to Sonim Technologies, Inc. and, where appropriate, its subsidiaries. We refer to AJP Holding Company, LLC as “Purchaser” or “AJP Holding.” All references to the “transaction” refer to the investment by AJP Holding in the Company in exchange for shares of common stock of the Company and all references to the “Subscription Agreement” refer to the Subscription Agreement, dated April 13, 2022, as it may be amended from time to time, by and between the Company and AJP Holding, a copy of which is included as Annex A to this proxy statement. ”

Parties to the Transaction (Page 18)

Sonim Technologies, Inc., a Delaware corporation, is a leading U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Company currently sells its ruggedized mobile phones and accessories to three of the four largest wireless carriers in the United States—AT&T, Sprint and Verizon—as well as the three largest wireless carriers in Canada—Bell, Rogers and Telus Mobility. The Company’s phones and accessories connect workers with voice, data and workflow applications in two end markets: industrial enterprise and public sector. The Company’s principal executive offices are located at 6500 River Place Boulevard, Bldg. 7, Suite 250, Austin, TX, 78730.

The Company’s common stock (which we refer to as our “common stock”) is listed on the Nasdaq Stock Market LLC (which we refer to as “Nasdaq”), under the symbol “SONM.” Additional information about the Company can be found at www.sonimtech.com. The information provided on or accessible through the Company’s website is not a part of or incorporated by reference in this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (which we refer to as the “SEC”).

AJP Holding Company, LLC, a Delaware limited liability company, is a newly-created holding company formed specifically for the contemplated transaction solely for the purpose of ownership of the shares of common stock of the Company.

The Special Meeting (Page 19)

Date, Time and Place of the Special Meeting (Page 19)

This proxy statement is being furnished to our stockholders of record as part of the solicitation of proxies by the Board for use at the special meeting to be held on Tuesday, June 28, 2022 at 9:00 am, local time, at 1875 South Grant Street, Suite 770, San Mateo, California 94402, or at any adjournment or postponement thereof.

The Purpose of the Special Meeting (Page 19)

At the special meeting, holders of our common stock will be asked to vote on the (i) proposal to approve the Subscription Agreement and issue the shares to the Purchaser, which will result in the Purchaser owning approximately 52% of the Company (which we refer to as the “Transaction Proposal”) and thus the transaction is subject to stockholder approval pursuant to Nasdaq Listing Rule 5635(b), (ii) the proposal to approve an amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock (which we refer to as the “Reverse Stock Split Proposal”), (iii) the proposal to approve an amendment to the Company’s Certificate of Incorporation, as amended, to include a restriction on certain transactions with the Purchaser or its affiliates (which we refer to as the “Charter Restriction Proposal”) and (iv) the proposal to approve a proposal to adjourn the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Transaction Proposal (which we refer to as the “Adjournment Proposal”).

The Board has unanimously determined that the Subscription Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, adopted and declared advisable the Subscription Agreement and the transactions contemplated thereby and recommends that our stockholders vote “FOR” the approval of the Transaction Proposal; “FOR” the Reverse Stock Split Proposal; “FOR” the Charter Restriction Proposal; and “FOR” the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Transaction Proposal.

Record Date, Notice and Quorum

You are entitled to receive notice of, and to vote at, the special meeting if you held shares of our common stock at the close of business on May 18, 2022, which the Board has set as the record date for the special meeting. As of the close of business on the record date, there were 19,271,338 shares of our common stock outstanding. The presence at the special meeting, in person or represented by proxy, of the holders of one-third of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies as permitted by our Amended and Restated Bylaws (which we refer to as our “bylaws”). Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum. If you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares at the special meeting, your shares will be counted for purposes of determining the existence of a quorum.

Vote Required

Each holder of our common stock is entitled to one vote for each share of our common stock held on the record date.

Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. If you do not provide voting instructions with respect to your shares of common stock, your shares will not be voted on any “non-routine” proposals. This vote is called a “broker non-vote.” The Transaction Proposal is a “non-routine” proposal. Abstentions or a broker non-vote will have no impact on the outcome of the vote on the Transaction Proposal.

Approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal. If you hold your shares in “street name” (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer or similar organization), your broker or other organization may vote your shares under limited circumstances if you do not provide voting instructions before the special meeting. These circumstances include voting your shares on so-called “routine matters.” The Reverse Stock Split Proposal is a “routine” matter.

Approval of the Charter Restriction Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. If you do not provide voting instructions with respect to your shares of common stock, your shares will not be voted on any “non-routine” proposals. This vote is called a “broker non-vote.” The Transaction Proposal is a “non-routine” proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Restriction Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter, irrespective of whether a quorum is present. Abstentions will have no impact on the outcome of the vote on the Adjournment Proposal. If you hold your shares in “street name” (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer or similar organization), your broker or other organization may vote your shares under limited circumstances if you do not provide voting instructions before the special meeting. These circumstances include voting your shares on so-called “routine matters.” The Adjournment Proposal is a “routine” matter.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 373,192 (1.94%) shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options or the Company restricted stock unit awards). The directors have informed the Company that they currently intend to vote all such shares of our common stock “FOR” the approval of the Transaction Proposal; “FOR” the Reverse Stock Split Proposal; “FOR” the Charter Restriction Proposal; and “FOR” the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Transaction Proposal.

How to Vote Your Shares

If you are a stockholder of record, you may cause your shares to be voted by using one of the following methods:

•	in person at the special meeting;

•	via the Internet, at the Internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the enclosed proxy card and returning it in the accompanying prepaid envelope.

If you hold your shares in street name, you will receive instructions from the broker, bank or other nominee that holds your shares as to how to vote your shares at the special meeting. If you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is exercised by one of the following methods:

•	delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the special meeting; or

•	by voting in person at the special meeting. Attendance at the special meeting will not, by itself, revoke your proxy.

The Transaction (Page 22)

The Subscription Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, AJP Holding will acquire the Purchased Shares. Holders of common stock of the Company will not receive any proceeds in the transaction.

Our common stock is listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules, including Nasdaq Listing Rule 5635. In order to comply with the Nasdaq Listing Rules and to satisfy conditions under the Subscription Agreement, we are seeking stockholder approval of this Proposal 1. Nasdaq Listing Rule 5635(b) requires stockholder approval for issuance of securities that will result in a “change of control” of the issuer. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power of an issuer would be the largest ownership position of the issuer. The Board is not seeking the approval of our stockholders to authorize our entry into the Subscription Agreement. The Subscription Agreement has already been executed and delivered. We seek your approval of this proposal in order to satisfy the requirements of Nasdaq Listing Rule 5635 with respect to the issuance of the common stock to the Purchaser in a “change of control” transaction.

Transaction Consideration (Page 22)

In the transaction, AJP Holding will acquire each share of our common stock for $0.84 for an aggregate purchase price of $17,500,000 (which we refer to as the “Aggregate Consideration”).

Reasons for the Transaction; Recommendation of the Board (Page 38)

After careful consideration of various factors as described in the section entitled “The Transaction—Reasons for the Transaction; Recommendation of the Board” beginning on page 38, the Board unanimously determined that the Subscription Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, and adopted and declared advisable the Subscription Agreement and the transactions contemplated thereby. The Board unanimously resolved, subject to certain provisions of the Subscription Agreement, to recommend that the Company’s stockholders adopt the Subscription Agreement (which we refer to as the “Board recommendation”), all upon the terms and subject to the conditions set forth therein. The Board consulted with the Company’s outside financial and legal advisors and senior management and considered a number of factors that the Board believes support its decision.

In considering the recommendation of the Board with respect to the Transaction Proposal, you should be aware that our directors and executive officers may have interests in the transaction that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the transaction agreement, and in recommending that the transaction agreement be adopted by the stockholders of the Company. See “The Transaction—Interests of Certain Persons in the Transaction” beginning on page 51.

The Board has unanimously determined that the Subscription Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, adopted and declared advisable the Subscription Agreement and the transactions contemplated thereby and recommends that you vote “FOR” approval of the Transaction Proposal.

Opinion of B. Riley Securities, Inc. (Page 45)

The Company engaged B. Riley Securities, Inc. (which we refer to as “B. Riley”) to provide financial advice in connection with the proposed transaction based on B. Riley’s qualifications, expertise, reputation and knowledge of the Company’s business and the industry in which the Company operates. At the meeting of the Board on

April 13, 2022, B. Riley delivered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of April 13, 2022 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the transaction consideration to be received by the holders of shares of common stock pursuant to, and in accordance with, the terms of the Subscription Agreement was fair, from a financial point of view, to such holders.

The full text of the opinion of B. Riley, dated as of April 13, 2022, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by B. Riley in rendering its opinion. You should read the opinion carefully in its entirety.

B. Riley’s opinion was provided to the Board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the transaction consideration to be received by the holders of shares of common stock pursuant to, and in accordance with, the terms of the Subscription Agreement to such holders. It does not address any other aspect of the transaction. It does not constitute a recommendation to any Company stockholder as to how to vote with respect to the transaction or any other matter and does not in any manner address the prices at which the shares of common stock will trade at any time.

Financing of the Transaction (Page 50)

AJP Holding expects to fund amounts needed to acquire the Company under the Subscription Agreement through cash on hand at the closings. The Company and AJP Holding’s obligations under the Subscription Agreement are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Interests of Certain Persons in the Transaction (Page 51)

In considering the recommendation of the Board that you vote to approve the Transaction Proposal, you should be aware that the Company’s directors and executive officers may have interests in the transaction that may be different from, in conflict with or in addition to, those of the Company stockholders generally. Members of the Board were aware of and considered these interests, at the time, among other matters, in evaluating and negotiating the Subscription Agreement and the transaction, approving the Subscription Agreement and in recommending to the Company stockholders that the Subscription Agreement be adopted. For more information, see the section entitled “The Transaction—Interests of Certain Persons in the Transaction” beginning on page 51.

For more information, see the sections entitled “The Transaction—Background of the Transaction” beginning on page 22 and “The Transaction—Reasons for the Transaction; Recommendation of the Board” beginning on page 38.

Material U.S. Federal Income Tax Consequences of the Transaction

The following discussion is a summary of U.S. federal income tax considerations relating to the issuance of Company common stock pursuant to the transaction. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all in effect as of the date of this Proxy Statement and all subject to change, possibly with retroactive effect. This summary does not address consequences of the transaction under state, local and foreign tax laws.

For U.S. federal income tax purposes, the issuance of Company common stock will not result in taxable income or gain for the Company, for its subsidiaries or for stockholders that own common stock of the Company prior to the transaction.

As a result of the issuance of Company common stock, the Company and its U.S. subsidiaries (collectively, the “U.S. Subsidiaries”) will undergo an “ownership change” within the meaning of Sections 382 and 383 of the Code. In general terms, an “ownership change” with respect to a corporation occurs if the stock ownership in the corporation of one or more five-percent or greater shareholders increases by more than fifty (50) percentage points over a period of three (3) years or less. Sections 382 and 383 of the Code impose limitations on a corporation’s ability to utilize its net operating loss carryforwards (“U.S. NOLs”), capital loss carryovers and tax credits if the corporation (a “Loss Corporation”) experiences an “ownership change.” Generally the amount of otherwise available pre-ownership-change NOLs and other affected tax attributes of a Loss Corporation that can be used by the Loss Corporation in any single post-ownership-change tax year is limited to the fair market value of the Loss Corporation at the time of the ownership change, multiplied by the applicable long-term tax-exempt bond rate (which is 2.01% for ownership changes in May 2022). As of December 31, 2021, the Company and its U.S. Subsidiaries had approximately $89,245,000 of U.S. NOLs, $0 U.S. capital loss carryovers and $132,000 of U.S. federal tax credit carryovers. For U.S. tax years ending after the issuance of Company common stock pursuant to the transaction, the annual use of those favorable pre-ownership-change tax attributes will be limited as described above and may result in a portion of the U.S. NOLs and other tax attributes expiring unutilized.

Regulatory Approvals

The Company and AJP Holding have agreed to cooperate and coordinate with each other and, subject to the terms and conditions of the Subscription Agreement, use their respective reasonable best efforts to, among other matters, obtain and maintain all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any governmental entity or applicable law that are necessary to consummate the transactions contemplated by the Subscription Agreement.

No Solicitation of Acquisition Proposals; Board Recommendation Changes (Page 58)

Under the terms of the Subscription Agreement, subject to certain exceptions, the Company has agreed not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, proposal or offer that constitutes, or would reasonably be expected to result in, an acquisition proposal (as defined in the section entitled “The Subscription Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 58), (ii) enter into, continue or participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its subsidiaries to, any third party in connection with an acquisition proposal, (iii) approve, recommend, publicly declare advisable or enter into any agreement in principle, letter of intent, subscription agreement, acquisition agreement, joint venture agreement or other similar agreement relating to an acquisition proposal (other than a confidentiality agreement entered into in accordance with the provisions of the Subscription Agreement (we refer to such a confidentiality agreement as an “acceptable confidentiality agreement”)), or (iv) agree to or propose publicly to do any of the foregoing.

Notwithstanding these restrictions, at any time prior to the time the Subscription Agreement is adopted by our stockholders, subject to the terms and conditions described in the Subscription Agreement, the Company may engage in negotiations or discussions with a third party and its representatives and actual or potential sources of financing and furnish to such persons non-public information relating to the Company or any of its subsidiaries pursuant to an acceptable confidentiality agreement so long as such actions are in response to a written acquisition proposal from any third party that did not result from a breach of the non-solicitation obligations of the Company contained in the Subscription Agreement and that the Board determines in good faith: (i) to be bona fide, (ii) after consultation with its financial advisor and outside legal counsel, constitutes, or would reasonably be expected to result in, a superior proposal (as defined in the section entitled “The Subscription Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 58) or (iii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company’s directors under applicable law.

The Company must notify Purchaser both orally and in writing promptly (but in no event later than twenty-four (24) hours) after receipt of any acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an acquisition proposal, or any inquiry or request for nonpublic information relating to the Company or its subsidiaries by any person who had made or has expressly indicated that it is contemplating making any acquisition proposal.

The Subscription Agreement provides that (subject to certain exceptions described below) the Board will not (i) fail to make, withdraw or modify in a manner adverse to Purchaser (or publicly propose to withdraw, modify or qualify in any manner adverse to Purchaser) the Board recommendation, (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable the adoption of an acquisition proposal or (iii) fail to include in this proxy statement the Board recommendation (any of the foregoing, we refer to as an “adverse recommendation change”).

Notwithstanding the foregoing, the Board may make an adverse recommendation change (or terminate the Subscription Agreement as described in the section entitled “The Subscription Agreement—Termination” starting on page 65) in response to an acquisition proposal only so long as (i) such acquisition proposal was not the result of a breach of the non-solicitation obligations of the Company set forth in the Subscription Agreement and such acquisition proposal is not withdrawn, and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of the Subscription Agreement that may be offered in writing by Purchaser in accordance with the Subscription Agreement (including following the provision of the negotiation period set forth in the Subscription Agreement), (A) that such acquisition proposal constitutes a superior proposal, and (B) that the failure to make an adverse recommendation change would reasonably be expected to result in a breach of its fiduciary duties under applicable law. Further, the Board may make an adverse recommendation change in response to a material fact, event, circumstance, development or change (other than in connection with any acquisition proposal) that occurs, arises or comes to the attention of the Board after the date of the Subscription Agreement that affects the business, assets or operations of the Company and its subsidiaries, that was not known by, or if known, the effect of which was not reasonably foreseeable by, the Board on the date of the Subscription Agreement and the Board determines in good faith, after taking into account any revisions to the terms of the Subscription Agreement that may be offered in writing by Purchaser in accordance with the Subscription Agreement (including following the provision of the negotiation period set forth in the Subscription Agreement) and after consultation with its outside legal counsel and its financial advisors, that the failure to effect an adverse recommendation change would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

Conditions to the Transaction (Page 64)

The respective obligations of the Company and AJP Holding to consummate the transaction are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Subscription Agreement by our stockholders, the absence of any legal prohibitions to the consummation of the transaction, the accuracy of the representations and warranties of the parties and compliance in all material respects by the parties with their respective obligations under the Subscription Agreement. See “The Subscription Agreement—Conditions to the Transaction” beginning on page 64.

Termination (Page 65)

The Company and Purchaser may, by mutual written agreement, terminate the Subscription Agreement and abandon the transaction at any time prior to the closing of the transaction.

The Subscription Agreement may also be terminated and the transaction abandoned at any time prior to the closing of the transaction, as follows:

•	by either the Company or Purchaser, if:

•

the first closing has not been consummated on or before the date that is six (6) months after the date of the Subscription Agreement (which we refer to as the “end date”), as described in the section entitled “The Subscription Agreement—Termination” beginning on page 65;

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the transaction has become final and non-appealable, so long as the breach of the terminating party in any material respect is not the primary cause of such governmental restraint; or

•

stockholder approval of the Transaction Proposal is not obtained at the special meeting (after giving effect to any adjournment or postponement of the special meeting), as described in the section entitled “The Subscription Agreement—Termination” beginning on page 65;

•	by Purchaser (with certain limitations as set forth in the Subscription Agreement), if:

•

prior to obtaining stockholder approval of the Transaction Proposal, (i) the Board makes an adverse recommendation change, or (ii) the Company or its representatives willfully and materially violate Section 4.1(a) of the Subscription Agreement; or

•

there is any inaccuracy of any representation or warranty made by the Company in the Subscription Agreement or any breach, violation or failure to perform any covenant or agreement on the part of the Company set forth in the Subscription Agreement and such inaccuracy, breach, violation or failure, if continuing at the first closing, would cause the Company to fail to satisfy the applicable condition to closing of the first closing related to performance of covenants and agreements or accuracy of representations and warranties and that inaccuracy or breach is incapable of being cured by the end date as described in the section entitled “The Subscription Agreement—Termination” beginning on page 65;

•	by the Company (with certain limitations as set forth in the Subscription Agreement), if:

•

there is any inaccuracy of any representation or warranty made by Purchaser in the Subscription Agreement or any breach, violation or failure to perform any covenant or agreement on the part of the Purchaser set forth in the Subscription Agreement and such inaccuracy or breach would cause Purchaser to fail to satisfy the applicable condition to closing of the transaction related to performance of covenants and agreements or accuracy of representations and warranties and that inaccuracy or breach is incapable of being cured by the end date (collectively, we refer to such termination trigger a “the Company terminating breach”), as described in the section entitled “The Subscription Agreement—Termination” beginning on page 65; or

•

if the Board authorizes the Company, pursuant to, and in compliance with the applicable terms of the Subscription Agreement, to enter into a definitive agreement concerning a superior proposal; so long as the Company pays a termination fee of $750,000 to the Purchaser and reimburses the Purchaser for up to $350,000 in reasonable, documented and out-of-pocket expenses incurred by the Purchaser in connection with the Subscription Agreement, including but not limited to, reasonable, documented and out-of-pocket legal and advisory fees paid in connection therewith, substantially concurrently with (and as a condition to) such termination (which we refer to as the “superior proposal termination event”).

Termination Fee & Reimbursement Obligation (Page 66)

In certain circumstances, the Company may be required to pay AJP Holding a termination fee of $750,000 (which we refer to as the “termination fee”) if the Subscription Agreement is terminated, as well as reimburse AJP Holding for certain reasonable, documented out-of-pocket expenses up to $350,000 (which we refer to as the “reimbursement obligation”).

The termination fee and reimbursement obligation would be payable in the following circumstances:

•

Purchaser terminates the Subscription Agreement pursuant to an adverse recommendation change termination event, in which case the Company must pay Purchaser the termination fee and the reimbursement obligation within two (2) business days after such termination; or

•

The Company terminates the Subscription Agreement pursuant to a superior proposal termination event, in which case the Company must pay Purchaser the termination fee substantially concurrently with (and as a condition to) such termination.

The reimbursement obligation would be payable in the following circumstances:

•

Either party terminates the Subscription Agreement due to failure to obtain stockholder approval of the Transaction Proposal, in which case the Company must pay the reimbursement obligations to the Purchaser within two (2) business days after such termination

Specific Performance (Page 68)

The Company and AJP Holding have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy that would occur in the event that the parties do not perform their obligations under the Subscription Agreement in accordance with its specified terms or otherwise breach such provisions. The Company and AJP Holding have further agreed that each party is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Subscription Agreement and to enforce specifically the terms and provisions of the Subscription Agreement without proof of damages.

Market Price of Common Stock (Page 80)

The Company’s common stock is listed on Nasdaq under the symbol “SONM.” The closing price of our common stock on Nasdaq on April 12, 2022, the last trading day prior to the public announcement of the execution of the Subscription Agreement, was $0.66 per share. On May 20, 2022, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on Nasdaq was $0.51 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE TRANSACTION

The following questions and answers are intended to briefly address some commonly asked questions regarding the transaction, the Subscription Agreement and the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 83 or “Incorporation of Certain Information By Reference” beginning on page 83.

Q. Why am I receiving this proxy statement?

A.

On April 13, 2022, the Company entered into the Subscription Agreement providing for the transaction with AJP Holding, whereby AJP Holding would purchase 20,833,333 shares of the Company’s common stock for $17,500,000. This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of the Company for use at the special meeting of the Company’s stockholders to be held on June 28, 2022 at 9:00 am, local time, at the offices of the Company, located at 1875 South Grant Street, Suite 770, San Mateo, California 94402, and at any adjournments of the special meeting. You are receiving this proxy statement in connection with the solicitation of proxies in favor of the Transaction Proposal and to approve the other proposals to be voted on at the special meeting, including at any adjournments or postponements of the special meeting and because you have been identified as a stockholder of the Company as of the close of business on the record date. You are invited to attend the special meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. See below under “How do I vote?”

Q. What is the proposed transaction and what effects will it have on the Company?

A.

The proposed transaction is the acquisition of 20,833,333 shares of the Company’s common stock by AJP Holding. If the Transaction Proposal is approved by our stockholders and the other closing conditions under the Subscription Agreement have been satisfied or waived, AJP Holding would become a majority owner of the Company.

Q. When and where is the special meeting?

A.

The special meeting of stockholders of the Company will be held on June 28, 2022 at 9:00 am, local time, at the offices of the Company, located at 1875 South Grant Street, Suite 770, San Mateo, California 94402.

Q. What am I being asked to vote on at the special meeting?

A.	At the special meeting, holders of our common stock will be asked to consider and vote on the following four proposals:

•	the Transaction Proposal;

•	the Reverse Stock Split Proposal;

•	the Charter Restriction Proposal; and

•	the Adjournment Proposal.

Q. How does the Board recommend that I vote?

A.	The Board recommends that you vote your shares of our common stock:

“FOR” the approval of the Transaction Proposal;

“FOR” the approval of the Reverse Stock Split Proposal;

“FOR” the approval of the Charter Restriction Proposal; and

“FOR” the approval of the Adjournment Proposal.

For a discussion of the factors that the Board considered in determining to approve the execution and delivery of the Subscription Agreement by the Company and to recommend the approval of the transactions contemplated by the Subscription Agreement, please see the section entitled “The Transaction—Reasons for the Transaction; Recommendation of the Board.” In considering the recommendation of the Board that you vote to approve the Subscription Agreement, you should be aware that the Company’s directors and executive officers may have interests in the transaction that may be different from, or in addition to, those of the Company stockholders generally. For a discussion of these interests, please see the section entitled “The Transaction—Interests of Certain Persons in the Transaction.”

Q. Who is entitled to vote at the special meeting?

A.

All holders of shares of the Company common stock as of the close of business on May 18, 2022, the record date, are entitled to vote at the special meeting. Each holder of our common stock is entitled to one vote for each share of our common stock held on the record date. As of the close of business on the record date, there were 19,271,338 shares of our common stock outstanding.

Q. What is the difference between holding shares as a stockholder of record and in street name as a beneficial owner?

A.

Our stockholders may hold their shares of our common stock through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. Summarized below are some of the differences between shares held of record and those owned beneficially in street name.

•

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record and this proxy statement was sent directly to you by the Company. As the stockholder of record, you have the right to vote your shares in person at the special meeting or to grant your proxy directly to certain officers of the Company to vote your shares at the special meeting.

•

Beneficial Owner. If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares on your behalf at the special meeting, or you may contact your broker, bank or other nominee to obtain a “legal proxy” giving you the right to vote in person at the special meeting.

Q. What must I do if I want to attend the special meeting in person?

A.

All holders of shares of the Company common stock as of the close of business on the record date, including stockholders of record and stockholders who hold our common stock through a broker, bank or other nominee, are invited to attend the special meeting. Proof of ownership of the Company common stock (such as a brokerage statement or the appearance of such stockholder’s name on the Company’s stockholder list as of the record date), along with valid photo identification (such as a driver’s license or passport), must be presented to be admitted to the special meeting. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote your shares at the special meeting.

Q. How do I vote?

A.	Voting in Person at the Special Meeting

All holders of shares of the Company’s common stock as of the close of business on the record date, including stockholders of record and stockholders who hold shares of our common stock in street name, may attend the special meeting and vote their shares in person. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Voting by Proxy

•

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder, you may cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope. You may also submit a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you submit a proxy by Internet or telephone, you do not need to return a written proxy card by mail.

•

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to provide your voting instructions by telephone. In addition, you may submit your voting instructions by completing, signing and dating the voting instruction form that was included with this proxy statement and returning it in the accompanying prepaid envelope. If you provide voting instructions by Internet or telephone, you do not need to return a written voting instruction form by mail.

Q. What is the deadline for voting?

A.

If you are a stockholder of record, your proxy must be received by telephone or Internet by 11:59 p.m., Pacific Time, on June 27, 2022, the day before the special meeting, in order for your shares to be voted at the special meeting. If you are a stockholder of record and you cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card, your proxy card must be received before the special meeting for your shares to be voted at the special meeting.

If you hold your shares in street name, please comply with the deadlines for voting provided by the broker, bank or other nominee that holds your shares.

Q.	How can I change or revoke my vote?

A.	If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is exercised by one of the following methods:

•	delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the special meeting; or

•	by voting in person at the special meeting. Attendance at the special meeting will not, by itself, revoke your proxy.

Written notices of revocation should be addressed to:

6500 River Place Blvd.

Building 7, Suite 250

Austin, TX 78746

Attention: Robert Tirva, Secretary

Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m., Pacific Time, on June 27, 2022, the day before the special meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Q.	What happens if I do not give specific voting instructions?

A.

If you are a stockholder of record and you properly submit a signed proxy card or submit your proxy by telephone or the Internet but do not specify how you want to vote your shares on a particular proposal, then the named proxy holders will vote your shares in accordance with the recommendations of the Board on all matters presented in this proxy statement. See above under “How does the Board recommend that I vote?”

In accordance with applicable stock exchange rules, if you hold your shares through a brokerage account and you fail to provide voting instructions to your broker, your broker may generally vote your uninstructed shares of common stock in its discretion on routine matters at a stockholder meeting. However, a broker cannot vote shares of common stock held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Generally, if a broker exercises this discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. The Transaction Proposal and the Charter Restriction Proposal are non-routine matters. Accordingly, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on those proposals presented at the special meeting. The Reverse Stock Split Proposal and the Adjournment Proposal are routine matters. Accordingly, if you hold your shares in street name through a brokerage account, your broker will be able to exercise its discretion to vote uninstructed shares on those proposals presented at the special meeting.

Q.	What will happen if I abstain from voting or fail to vote on the proposals or fail to instruct my broker, bank or other nominee how to vote on the proposals?

A.

For the Transaction Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions or a broker non-vote will have no impact on the outcome of the vote on the Transaction Proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Transaction Proposal, it will have no effect on the outcome of the Transaction Proposal.

For the Reverse Stock Split Proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Reverse Stock Split Proposal, your broker will be able to exercise its discretion to vote uninstructed shares on the Reverse Stock Split Proposal.

For the Charter Restriction Proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” the Charter Restriction Proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Charter Restriction Proposal, it will have the same effect as a vote “AGAINST” the Charter Restriction Proposal.

For the Adjournment Proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will have no impact on the outcome of the vote on the Adjournment Proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the Adjournment Proposal, your broker will be able to exercise its discretion to vote uninstructed shares on the Adjournment Proposal.

Q.	Who will count the votes?

A.	The votes will be counted by the inspector of elections appointed for the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you received more than one proxy card or voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card or voting instruction form that you received in order for all of your shares to be voted at the special meeting.

Q.	What vote is required for the Company’s stockholders to approve the Transaction Proposal?

A.

Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q.	What vote of our stockholders is required to approve the proposal to approve the Reverse Stock Split Proposal?

A.	Approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote thereon.

Q.	What vote of our stockholders is required to approve the Charter Restriction Proposal?

A.	Approval of the proposal to approve the Charter Restriction Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote thereon.

Q.	What vote of our stockholders is required to approve the Adjournment Proposal?

A.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, irrespective of whether the quorum is present.

Q.	How does the transaction consideration compare to the market price of our common stock?

A.

The consideration for the shares sold to AJP Holding of $0.84 per share represents a premium of approximately 27% to $0.66 per share, the closing price of our common stock on Nasdaq on April 12, 2022, the last trading day prior to the public announcement of the execution of the Subscription Agreement.

Q.	When do you expect the transaction to be completed?

A.

We are working towards completing the transaction as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the Transaction Proposal, we anticipate that the transaction will be completed in the second half of calendar year 2022.

Q.	What happens if the transaction is not completed?

A.

If the Transaction Proposal is not approved by the stockholders of the Company or if the transaction is not completed for any other reason, AJP Holding will not acquire the 20,833,333 shares of common stock of the Company and the Company will not receive the $17,500,000 in consideration for such shares. Under specified circumstances, the Company may be required to pay to AJP Holding a $750,000 termination fee with respect to the termination of the Subscription Agreement, as described under “The Subscription Agreement—Termination Fee & Reimbursement Obligation” beginning on page 66 and/or reimburse AJP Holding for certain reasonable, documented out-of-pocket expenses of up to $350,000. The Reverse Stock Split Proposal is not contingent upon the approval of the Transaction Proposal and the reverse stock split thereunder may be effected in the event that the Transaction Proposal is not approved.

Q.	What conditions must be satisfied to complete the transaction?

A.

The Company and AJP Holding are not required to complete the transaction unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the approval of the Transaction Proposal by our stockholders at the special meeting; (ii) no temporary restraining order, decree, ruling, injunction or judgment, preliminary or permanent injunction or other judgment issued by any governmental authority of competent jurisdiction being in effect enjoining, restraining or otherwise prohibiting the consummation of the transaction and no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or declared applicable to the transaction any applicable law that is in effect, which has the effect of enjoining, restraining or otherwise prohibiting the consummation of the transaction, and (iii) customary conditions in favor of each of the parties regarding the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Subscription Agreement (subject to customary materiality qualifiers). For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the transaction, see “The Subscription Agreement—Conditions to the Transaction” beginning on page 64.

Q.	Is the transaction expected to be taxable to me?

A.

No. For U.S. federal income tax purposes, the issuance of Company common stock will not result in taxable income or gain for the Company, for its subsidiaries or for stockholders that own stock of the Company prior to the transaction.

Q.	Do any of the Company’s directors or officers have interests in the transaction that may differ from or be in addition to my interests as a stockholder?

A.

In considering the recommendation of the Board with respect to the Transaction Proposal, you should be aware that our directors and executive officers may have interests in the transaction that may be different from, in conflict with or in addition to the interests of our stockholders generally. The Board was aware of and considered these interests, at the time, among other matters, in evaluating and negotiating the Subscription Agreement, approving the Subscription Agreement and the transaction and in recommending that the Subscription Agreement be adopted by the stockholders of the Company. See “The Transaction—Interests of Certain Persons in the Transaction” beginning on page 51.

Q.	What happens if I sell my shares of our common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the transaction. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote such shares at the special meeting.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged Kingsdale Advisors (which we refer to as the “proxy solicitor”) to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay the proxy solicitor a fee of approximately $11,000, plus reimbursement of related expenses. The Company has also agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer any other questions I might have?

A.

If you have additional questions about the transaction, need assistance in submitting your proxy or voting your shares of our common stock or need additional copies of the proxy statement or the enclosed proxy card, please contact Kingsdale Advisors, our proxy solicitor using the contact information below:

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, NY 10151

North American Toll Free Phone: 1-888-518-6812

Call Collect Outside North America: 416-867-2272

Email: contactus@kingsdaleadvisors.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Exchange Act, which statements involve substantial risks and uncertainties. All statements, other than statements of historical or current facts included in this proxy statement, are forward-looking statements. These statements are often identified by the words “believe,” “expect,” “may,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict and many of which we have no control over. You should not place undue reliance on our forward-looking statements. These factors, risks and uncertainties include, but are not limited to, the following: (i) the possibility that the Company may be unable to obtain the required stockholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; (ii) the reaction of customers to the transaction; (iii) general economic conditions; (iv) the amount of the costs, fees, expenses and charges related to the transaction; (v) the outcome of any legal proceedings related to the transaction, if any; (vi) the occurrence of any event, change or other circumstances that could give rise to the termination of the Subscription Agreement; and (vii) other factors discussed from time to time in our reports filed with the SEC, including the factors discussed in Item 1A, “Risk Factors” of the Company’s 2021 Annual Report on Form 10-K filed with the SEC on March 21, 2022 and subsequent filings the Company makes with the SEC, which are available at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this proxy statement relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this proxy statement to reflect events or circumstances after the date of this proxy statement or to reflect new information or the occurrence of unanticipated events, except as required by law.

PARTIES TO THE TRANSACTION

Sonim Technologies, Inc.

Sonim Technologies, Inc., a Delaware corporation, is a leading U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Company currently sells its ruggedized mobile phones and accessories to three of the four largest wireless carriers in the United States—AT&T, Sprint and Verizon—as well as the three largest wireless carriers in Canada—Bell, Rogers and Telus Mobility. The Company’s phones and accessories connect workers with voice, data and workflow applications in two end markets: industrial enterprise and public sector.

The Company’s common stock is listed on Nasdaq under the symbol “SONM.”

AJP Holding Company, LLC

AJP Holding Company, LLC, a Delaware limited liability company, was formed specifically for the contemplated Transaction solely for the purpose of ownership of the shares of common stock of the Company.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company stockholders as part of the solicitation of proxies by the Board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company stockholders with the information they need to know to be able to vote at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on June 28, 2022 at 9:00 am, local time, at the offices of the Company, located at 1875 South Grant Street, Suite 770, San Mateo, California 94402, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the special meeting, holders of our common stock will be asked to consider and vote on the following:

•	the Transaction Proposal;

•	the Reverse Stock Split Proposal;

•	the Charter Restriction Proposal; and

•	the Adjournment Proposal.

The Board has unanimously determined that the Subscription Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, adopted and declared advisable the Subscription Agreement and the transactions contemplated thereby and recommends that our stockholders vote “FOR” the approval of the Transaction Proposal; “FOR” the Reverse Stock Split Proposal; “FOR” the Charter Restriction Proposal; and “FOR” the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Transaction Proposal.

If our stockholders fail to approve the Transaction Proposal, the transaction will not occur. A copy of the Subscription Agreement is attached as Annex A to this proxy statement, and the material provisions of the Subscription Agreement are summarized in the section of this proxy statement entitled “The Subscription Agreement” beginning on page 52 of this proxy statement. The Reverse Stock Split Proposal is not contingent upon the approval of the Transaction Proposal and the reverse stock split thereunder may be effected in the event the Transaction Proposal is not approved.

Deadline for Voting

If you are a stockholder of record, your proxy must be received by telephone or Internet by 11:59 p.m., Pacific Time, on June 27, 2022, the day before the special meeting, in order for your shares to be voted at the special meeting. If you are a stockholder of record and you choose to cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card, your proxy card must be received before the special meeting for your shares to be voted at the special meeting.

If you hold your shares in street name, please comply with the deadlines for voting provided by the broker, bank or other nominee that holds your shares.

Revocation of Proxies

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the special meeting; or

•	by voting in person at the special meeting. Attendance at the special meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that will be counted.

Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m., Pacific Time, on June 27, 2022, the day before the special meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Voting by the Company’s Directors and Executive Officers

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 373,192 (1.94%) shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options or the Company restricted stock unit awards). The directors have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the Transaction Proposal, “FOR” approval of the Reverse Stock Split Proposal; “FOR” the Charter Restriction Proposal; and “FOR” the Adjournment Proposal.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Kingsdale Advisors to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay the proxy solicitor a fee of approximately $11,000, plus reimbursement of related expenses. The Company has also agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities. The Company may also reimburse banks and brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. The Company’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for special meeting materials with respect to two (2) or more stockholders sharing the same address by delivering a single set of special meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sonim stockholders will be “householding” the Company’s proxy materials. A single set of special meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of special meeting materials, please notify your broker or Sonim. Direct your written request to Sonim Technologies, Inc., Attention: Robert Tirva, 6500 River Place Blvd., Building 7, Suite 250, Austin, TX 78730 or contact Robert Tirva, CFO at (650) 703–4002. Stockholders who currently receive multiple copies of the special meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Anticipated Date of Completion of the Transaction

We are working towards completing the transaction as soon as possible. Assuming satisfaction of the closing conditions, including the approval by our stockholders of the Transaction Proposal, we anticipate that the transaction will be completed in the second half of calendar year 2022. If our stockholders vote to approve the Transaction Proposal, the transaction will close as promptly as practicable following the satisfaction or waiver of the remaining conditions to the transaction, subject to the terms of the Subscription Agreement. See “The Subscription Agreement—Closing of the Transaction” beginning on page 52.

Questions and Additional Information

If you have questions about the transaction, need assistance in submitting your proxy or voting your shares of our common stock or need additional copies of the proxy statement or the enclosed proxy card, please contact the proxy solicitor using the contact information below:

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, NY 10151

North American Toll Free Phone: 1-888-518-6812

Call Collect Outside North America: 416-867-2272

Email: contactus@kingsdaleadvisors.com

PROPOSAL 1: APPROVAL OF THE ISSUANCE OF COMMON STOCK CONTEMPLATED

BY THE SUBSCRIPTION AGREEMENT

THE TRANSACTION

This discussion of the transaction is qualified in its entirety by reference to the Subscription Agreement, which is attached to this proxy statement as Annex A. You should read the entire Subscription Agreement carefully and in its entirety, as it is the legal document that governs the transaction.

The Subscription Agreement provides that, subject to the satisfaction or waiver of the conditions set forth in the Subscription Agreement, AJP Holding will acquire the Purchased Shares for the Aggregate Consideration. As a result of the transaction, AJP Holding will own approximately 52% of the Company. Holders of common stock of the Company will not receive any consideration from the transaction.

Our common stock is listed on Nasdaq, and, as such, we are subject to the Nasdaq Listing Rules, including Nasdaq Listing Rule 5635. In order to comply with the Nasdaq Listing Rules and to satisfy conditions under the Subscription Agreement, we are seeking stockholder approval of this Proposal 1. NASDAQ Listing Rule 5635(b) requires stockholder approval for issuance of securities that will result in a “change of control” of the issuer. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power of an issuer would be the largest ownership position of the issuer. The Board is not seeking the approval of our stockholders to authorize our entry into the Subscription Agreement. The Subscription Agreement has already been executed and delivered. We seek your approval of this proposal in order to satisfy the requirements of Nasdaq Listing Rule 5635 with respect to the issuance of the common stock to the Purchaser in a “change of control” transaction.

Transaction Consideration

In the transaction, each share of common stock is being sold for $0.84. Holders of common stock of the Company will not receive any consideration from the transaction.

Description of the Common Stock

The shares of our common stock to be issued to Purchaser, if any, will be unregistered and the same class of common stock that we have listed on Nasdaq under the trading symbol “SONM.” Holders of our common stock have no preemptive rights.

Background of the Transaction

On a regular basis, the Board, together with Sonim’s management team, which we refer to as “management”, has reviewed and assessed Sonim’s performance, future growth prospects, net losses (including, as a result thereof, substantial doubt about Sonim’s ability to continue as a going concern during 2022), business strategies, opportunities and competitive position and challenges as part of its evaluation of Sonim’s prospects and strategies for enhancing stockholder value. As part of that review process, including as a result of Sonim’s current financial position and substantial doubt about Sonim’s ability to continue as a going concern during 2022, the Board and management have regularly reviewed and considered Sonim’s strategic direction and business objectives, including strategic opportunities that might be available to Sonim, such as possible acquisitions, investments, divestitures and business combination transactions.

The transaction and the terms of the Subscription Agreement are the result of arm’s length negotiations conducted between representatives of Purchaser, Sonim and their respective advisors. The following is a summary of the principal events, meetings, negotiations and actions among the parties leading to the execution and public announcement of the subscription agreement.

Commencing 2021 through the execution of the Subscription Agreement, Sonim has sought to engage in a potential strategic transaction or other sale transaction with a counterparty, including engaging a financial advisor to assist Sonim and the Board with such process, which we refer to herein as the “Prior Financial Advisor.” During the course of this process, Sonim and its advisors contacted at least 45 potential transaction partners. Certain of these potential transaction parties executed a confidentiality agreement with Sonim, participated in management meetings with Sonim management, and were provided electronic data room access. All of the confidentiality agreements or non-disclosure agreements entered into by Sonim in this process either contained a standstill provision that automatically terminated upon Sonim’s entry into the Subscription Agreement or did not contain a standstill provision. Prior to the engagement of B. Riley as Sonim’s financial advisor, Sonim received non-binding indications of interest and letters of intent from potential strategic partners (including from Party A and from Party C (each as defined below), several of which were sent by Party C to Sonim during this period), and the Board held multiple special meetings to discuss and consider the terms of such non-binding indications of interest and letters of intent. The Board, together with Prior Financial Advisor, B. Riley and Sonim’s representatives, engaged in discussions and negotiations with such potential strategic partners, none of which resulted in an executed definitive agreement for a strategic transaction.

Inclusive of the contacts listed in the paragraph above, following the engagement of B. Riley, B. Riley, on behalf of Sonim, and Sonim contacted 17 potential transaction partners, of which 16 were potential strategic transaction partners and 1 was a potential financial transaction partner, 11 executed a confidentiality agreement with Sonim, 8 participated in management meetings with Sonim management, and 6 were provided electronic data room access.

On April 1, 2021, the Board held a special meeting. Also present were members of management and representatives of O’Melveny. Management provided the Board with a financial update, which included Sonim’s then current cash position of approximately $12 million and that management expected Sonim’s cash position to decrease to under $5 million by the end of the second quarter, 2021. Management stated that it recommended that Sonim pursue an equity raise transaction to bring in additional cash.

On April 12, 2021, the Board held a special meeting. Also present were members of management, a representative of O’Melveny, representatives of the Prior Financial Advisor (for a portion of the meeting) and a representative of B. Riley (for a portion of the meeting). The Board discussed, together with representatives of the Prior Financial Advisor, potential financing alternative transactions, including an At-the-Market Issuance program, which we refer to herein as an “ATM”, a public offering and a private placement transaction. The representatives of the Prior Financial Advisor then left the meeting and a representative of B. Riley joined the meeting. The representative of B. Riley discussed B. Riley’s ATM program, including the set up process and potential benefits of an ATM program.

On April 18, 2021, the Board held a special meeting. Also present were members of management, a representative of O’Melveny and a representative of the Prior Financial Advisor (for a portion of the meeting). The Board discussed, together with a representative of the Prior Financial Advisor, potential strategic opportunities.

On April 28, 2021, Sonim received a deficiency letter from the Listing Qualifications Department of Nasdaq notifying Sonim that, for the last 30 consecutive business days, the bid price for Sonim’s common stock had closed below $1.00 per share, which is the minimum closing price required to maintain continued listing on Nasdaq under Nasdaq list rules. In accordance with Nasdaq listing rules, the Company had 180 calendar days to regain compliance with such requirement.

On May 2, 2021, the Board held a special meeting. Also present were members of management and representatives of O’Melveny. The Board discussed the formation of an advisory committee of the Board to explore potential strategic transactions, including (among other things) capital raising activities. Following such discussion, the Board approved the formation of the Strategic Alternatives and Operating Committee, which we refer to herein as the “Strategic Committee”, to generally assist the Board in the negotiation, consideration, review and evaluation of a potential acquisition of Sonim and other strategic alternative transactions involving Sonim, including capital raising activities and certain operating matters. Ms. Sue Swenson and Messrs. Mike Mulica and Ken Naumann, each being members of the Board, were appointed members of the Strategic Committee. Following such meeting, management and certain members of the Board interviewed B. Riley and the Prior Financial Advisor to potentially engage one as Sonim’s financial advisor in connection with its current review and consideration of potential strategic transactions. After such interviews the members of the Board (with Mr. Kenny Young, a then current member of the Board recusing himself as he is the Chief Executive Officer of B. Riley) stated their approval of the engagement of B. Riley to serve as Sonim’s financial advisor in connection with its review and consideration of potential strategic transactions.

Following the formation of the Strategic Committee, the members of the Strategic Committee, from time to time, had discussions, which at times included management and representatives of B. Riley, regarding potential strategic transactions, capital financing transactions and matters relating thereto.

On May 10, 2021, Sonim entered into an engagement letter with B. Riley.

Also on May 10, 2021, Sonim terminated its engagement with the Prior Financial Advisor.

On May 23, 2021, the Board held a special meeting. Also present were members of management and a representative of O’Melveny. The Board discussed the ATM program, including the status of the documentation for such transaction and the steps involved for launching the ATM program. Following such discussion, the Board approved, with Messrs. Alan Howe and Young, both members of the Board, abstaining, the ATM program with B. Riley and authorized the Strategic Committee to (i) from time to time in its discretion select additional investment banks to serve as sales agents and approve any sales agreements with such additional sales agents, (ii) negotiate the terms and provisions to be contained in, and to authorize the execution delivery and performance of, the sales agreement, (iii) approve and authorize certain Sonim officers to take all actions that the Strategic Committee determines to be necessary or advisable to effect the sale of shares of common stock of Sonim pursuant to the ATM program, and (iv) determine from time to time the number and/or minimum price or specified dollar value of shares of common stock of Sonim to be issued and sold by Sonim, not to exceed a specified amount, through the sales agents pursuant to the sales agreement. Thereafter, Sonim, together with its advisors, commenced work on preparing for an ATM program.

On May 26, 2021, representatives of B. Riley contacted representatives of a potential strategic partner, which we refer to herein as “Party A”, regarding a potential strategic transaction with Sonim, including the letters of intent delivered by Party A to representatives of Sonim prior to such date.

On June 1, 2021, representatives of a potential strategic partner, a private company which we refer to herein as “Party B”, contacted representatives of B. Riley, on behalf of Sonim to discuss a potential strategic transaction between Party B and Sonim. The representatives of Party B that contacted representatives of B. Riley was another advising team of B. Riley, which we refer to herein as the “Party B Advisors.” Representatives of B. Riley informed management and members of the Strategic Committee of the outreach from the Party B Advisors and the affiliation with the Party B Advisors.

On June 5, 2021, the Board held a special meeting. Also present was a member of management, a representative of O’Melveny and a representative of B. Riley. B. Riley provided the Board with an overview of potential strategic transactions, including a potential strategic transaction with Party B, and the Board discussed and asked questions of B. Riley.

On June 6, 2021, members of the Strategic Committee discussed with the chief executive officer and chief financial officer of Party B a potential strategic transaction between Party B and Sonim.

On or around June 8, 2021, Sonim and Party B entered into a confidentiality agreement, which agreement included a customary standstill provision that would automatically terminate upon Sonim’s entry into the Subscription Agreement.

On or around June 9, 2021, the Strategic Committee had discussions regarding the need to move forward with pursuing potential strategic transactions, in particular given the complexity and timing uncertainty associated with an ATM program. The Strategic Committee then expressed their support in commencing a more formal process to evaluate and consideration potential strategic transactions, including that B. Riley should reach out to potential strategic partners regarding such a transaction.

On June 11, 2021, representatives of B. Riley contacted representatives of a potential strategic partner, which we refer to herein as “Party C”, regarding a potential strategic transaction with Sonim.

Also on June 11, 2021, members of the Strategic Committee and representatives of B. Riley discussed with representatives of Party B the cash position of Sonim.

On June 13, 2021, the Board held a special meeting. Also present were members of management. The Board discussed Sonim’s liquidity position and following such discussion, the Board directed management to pursue fundraising opportunities and review and conserve a minimum cash balance that would be required for an orderly bankruptcy filing if the Company’s fundraising efforts were not successful. The Board then discussed potential strategic alternative transactions.

On June 15, 2021, Sonim and Party A entered into a confidentiality and non-disclosure agreement, which did not contain a standstill provision.

Also on June 15, 2021, management and representatives of Party B held a meeting during which management presented on Sonim.

On June 16, 2021, the Board held a special meeting. Also present were members of management, a representative of O’Melveny and a representative of B. Riley (for a portion of the meeting). The representative of B. Riley provided an update on potential strategic transactions. The representative of B. Riley then left the meeting. The Board continued the discussion regarding the status of its review of potential strategic transactions. The Board then discussed that B. Riley had requested that Sonim execute a consent and waiver. The Board discussed that in February 2021, B. Riley acquired National Securities Corporation, which we refer to herein as “NSC”, and that NSC then represented a potential strategic partner of Sonim, which we refer to herein as “Party D”, in connection with a potential strategic transaction with Sonim. The Board discussed such relationship and the consent and waiver that B. Riley had requested that Sonim sign, which would provide that Sonim is waiving any conflict of interest as a result of the affiliation between B. Riley and NSC. The Board also discussed that B. Riley had provided in the consent and waiver that appropriate safeguards would be implemented among the B. Riley team representing Sonim and the NSC team representing Party D. Following such discussion, the Board (with Messrs. Howe and Young recused and Mr. Mulica not in attendance) determined that it was advisable and in the best interests of Sonim and its stockholders to continue to use B. Riley as its financial advisor notwithstanding B. Riley’s affiliation with NSC. The Board (with Messrs. Howe and Young recused and Mr. Mulica not in attendance) authorized and approved the execution and delivery of such consent and waiver.

Also on June 16, 2021, representatives of Party A delivered to representatives of B. Riley, on behalf of Sonim, a non-binding a letter of intent, which we refer to herein as the “Party A Offer”, which provided that (among other things) (a) Party A, a then privately held company, would combine with Sonim pursuant to which the Sonim stockholders would own following such transaction 16.67% of the outstanding shares of Sonim calculated on a fully diluted basis using the treasury method for outstanding options and warrants (implying an equity value to Sonim of $20 million and an equity value to Party A of $100 million), (b) the current business of Sonim would be separated into a wholly owned subsidiary of Sonim and management would continue to operate such business with a view toward selling or disposing of the business, (c) each stockholder of Sonim immediately prior to the closing of such transaction would be entitled to a contingent value right entitling the holder thereof to 90% of the consideration from the sale of the legacy Sonim business, less the costs, fees, penalties, damages and expenses associated with the resolution of the SEC investigation disclosed in Sonim’s public filings, which we refer to as the “SEC Matter” or the then ongoing stockholder derivative action disclosed in Sonim’s public filings, which we refer to as the “Stockholder Matter”, in each case to the extent not covered by insurance, and (d) that the composition of the Board following the closing of such transaction would be seven members, one of which is designated by Sonim and the remaining six are designated by Party A. The letter of intent also included a 60 day exclusivity period and a termination fee equal to $375,000 if Sonim received a superior unsolicited offer from a third party and Sonim terminated the letter of intent with Party A to pursue an unsolicited superior offer.

Also on June 16, 2021, representatives of Party B informed representatives of B. Riley that Party B was in the process of preparing a letter of intent with respect to a potential strategic transaction between Party B and Sonim and anticipated being able to provide such letter of intent in the coming days.

On June 19, 2021, representatives of Party B delivered to representatives of B. Riley, on behalf of Sonim, a non-binding letter of intent, which provided that Sonim and Party B would combine such that Party B would become a wholly owned subsidiary of Sonim. The consideration in the transaction would be the issuance of shares of common stock of Sonim to the Party B stockholders such that, immediately following such transaction, on a fully diluted basis, the pre-transaction stockholders of Sonim would own 10% of Sonim and the stockholders of Party B would own 85% of Sonim (with the remaining 5% being made up of equity incentive awards). The non-binding letter of intent also provided that a transaction between Sonim and Party B would be conditioned on (among other things) (i) Sonim must have at least $5 million of unrestricted cash at closing, net of liabilities and any amount paid with respect to the SEC Matter, (ii) the SEC Matter must have been or is agreed to be settled or terminated on terms reasonably acceptable to Party B, (iii) the Sonim stockholders approving the transaction and (iv) Party B stockholders receiving freely tradable shares of Sonim.

On June 21, 2021, management and representatives of Party A held a meeting during which management presented on Sonim and representatives of Party A presented on Party A.

On June 22, 2021, representatives of B. Riley discussed with representatives of Party A the management presentation from June 21, 2022.

Between June 22, 2021 and June 29, 2021, the Board held multiple special meetings, which were also attended by management, representatives of O’Melveny and representatives of B. Riley. During these meetings, the Board discussed, together with representatives of B. Riley, the current status of discussions regarding potential strategic transactions. The Board also reviewed, discussed and approved the carveout projections prepared by management, which were made available to the Board. In addition, the Board, together with management, also discussed potential opportunities for raising capital, including discussing the potential benefits of having a larger the authorized limited of the ATM program than initially authorized. The Board discussed increasing the aggregate limit of Sonim’s ATM program from $5 million to $10 million. Following multiple meetings discussing whether to continue to pursue a potential strategic transaction or to engage in a capital raising transaction, including that a potential strategic transaction would take longer to complete than it would to commence the ATM program and Sonim’s need for additional cash, the Board determined against pursuing a potential strategic transaction at that time and to instead move forward with a capital raising transaction and approved certain resolutions relating thereto, which provided for increasing the authorized limit of the ATM program to $10 million.

On or around June 25, 2021, representatives of a potential financial investor, which we refer to herein as “Party E”, delivered to representatives of B. Riley, on behalf of Sonim, a non-binding term sheet providing for a registered direct offering of $5 million. The term sheet provided that the purchase price in such offering would be at a 20% discount to Sonim’s trading price the day prior to announcement of such transaction and that Party E would receive warrants. The term sheet was delivered by Party E in connection with, and dependent upon, a potential transaction between Sonim and Party A. Thereafter, representatives of Sonim and representatives of Party E negotiated the terms of such term sheet, but ultimately did not agree upon terms and the term sheet was never executed.

On June 29, 2021, representatives of Sonim and B. Riley delivered notices to the potential strategic partners considering a potential strategic transaction with Sonim at this time, including Party A, Party B, Party C, Party D and Party E, that Sonim had determined not to pursue a potential strategic transaction at that time and was terminating such discussions.

On June 30, 2021, Sonim entered into a sales agreement with B. Riley and another sales agent, EF Hutton, to sell shares of common stock of Sonim pursuant to the ATM program up to an aggregate offering price of $10 million.

On July 8, 2021, representatives of Party A delivered to representatives of B. Riley, on behalf of Sonim, an unsolicited revised non-binding letter of intent, which was substantially similar to the non-binding letter of intent delivered on June 16, 2021, but (among other things) provided that the contingent value right percentage range was from 90% to 100% of the proceeds received from selling the legacy Sonim business (depending on how long it takes to sell such legacy Sonim business), subject to the same offsets as in the prior letter of intent and that the Sonim stockholders would own 16.67% of the outstanding shares of Sonim calculated on a fully diluted basis using the treasury method for outstanding options and warrants (implying an equity value to Sonim of $20 million and an equity value to Party A of $100 million). Because Sonim was engaging in the ATM program, Sonim did not engage with Party A at this time regarding such non-binding letter of intent.

Between July 9, 2021 and July 26, 2021, the Board held multiple special meetings, which were also attended by management, representatives of O’Melveny and representatives of B. Riley. The Board discussed, among other matters relating to potential strategic transactions, the non-binding letter of intent received from Party A on July 8, 2021 and discussed recent capital raising efforts, including through the ATM program. The Board also discussed Sonim’s current liquidity position. With the continuing capital raising process of Sonim through the ATM program, neither Sonim nor its Representatives responded to Party A’s non-binding letter of intent sent on July 8, 2021 at this time.

On July 16, 2021, Mr. Naumann resigned as a member of the Board. Mr. Naumann’s resignation was not due to a disagreement with Sonim on any matter relating to Sonim’s operations, policies or practices.

On July 21, 2021, representatives of Party A delivered to representatives of B. Riley, on behalf of Sonim, an updated unsolicited non-binding letter of intent, which was substantially similar to the letter of intent delivered on July 8, 2021, but (among other things) provided that the contingent value right percentage range was from 87.5% to 97.5% of the proceeds received from selling the Sonim business, subject to the same offsets as in the prior letter of intent and that the Sonim stockholders would own 14.17% of the outstanding shares of Sonim calculated on a fully diluted basis using the treasury method for outstanding options and warrants (implying an equity value to Sonim of $17 million and an equity value to Party A of $103 million).

On July 26, 2021, representatives of Sonim and B. Riley had a discussion with representatives of Party A regarding the non-binding letter of intent sent by Party A to representatives of B. Riley, on behalf of Sonim, on July 21, 2022, including informing representatives of Party A that because of the current status of Sonim’s ATM program Sonim was not going to further engage with Party A on a potential strategic transaction at this time.

On August 5, 2021, representatives of B. Riley discussed with representatives of Party C that the prior non-binding indications of interests and non-binding letters of intent received by representatives of Sonim from representatives of Party C between October 2020 and February 2021. Representatives of B. Riley also stated that if Sonim and Party C pursue a potential transaction, even with the then current ATM program of Sonim, Sonim may require a loan from Party C through the closing of a potential strategic transaction between such companies.

Representees of B. Riley then informed representatives of Party C that because of the current status of Sonim’s ATM program, Sonim was not going to further engage with Party C on a potential strategic transaction at this time.

On September 1, 2021, representatives of Party C delivered to representatives of B. Riley, on behalf of Sonim, a non-binding indication of interest pursuant to which Party C expressed its desire to acquire certain assets of Sonim, including accounts receivable and finished gods inventory. The indication of interest indicated that the value of such assets was approximately $14.4 million, but did not include a specific offer price for such assets.

On September 6, 2021, the Board held a special meeting. Also present were members of management and representatives of B. Riley (for a portion of the meeting). Representatives of B. Riley provided the Board with an overview of potential strategic transactions, including the offer received from Party C on September 1, 2021. Following such discussion, the Board determined that, based on the terms of the offer from Party C, including that the offer was to purchase balance sheet assets, the offer from Party C received on September 1, 2021 was not in the best interests of the Company’s stockholders and that Sonim would decline the offer from Party C. Representatives of B. Riley left the meeting and the Board then continued discussing potential strategic transactions and potential capital raising transactions. Thereafter, representatives of B. Riley informed Party C of the Board’s determination.

On September 15, 2021, in order to regain compliance with the Nasdaq listing rules, Sonim effected a 1-for-10 reverse stock split of its issued and outstanding shares of common stock on that date.

On September 17, 2021, the Board held a special meeting. Also present were members of management. The Board, together with management, discussed the current status of discussions regarding potential strategic transactions. In addition, the Board, together with management, also discussed potential strategic opportunities for raising capital. The Board discussed that it had previously authorized an ATM program for an aggregate amount of $10 million and discussed increasing such authorized limited to approximately $41.6 million. Following discussion whether to continue to pursue a potential strategic alternative transaction or to engage in a capital raising transaction and taking into consideration (among other things) the cash needs of Sonim and that any potential strategic transaction would take more time to complete and require capital to complete, the Board determined not to pursue a potential strategic transaction at this time and instead to move forward with a capital raising transaction and approved increasing the authorized limit of the ATM program to approximately $41.6 million.

On September 23, 2021, Sonim entered into a sales agreement with B. Riley to sell shares of common stock of Sonim pursuant to the ATM program up to an aggregate offering price of approximately $41.6 million.

On September 27, 2021, Sonim opened its ATM program.

On October 15, 2021, Sonim halted its ATM program.

In October 2021, Dr. Charles Wang and other members of the Wang family, including those who subsequently arranged the formation of the Purchaser and became its sole equityholders, informally approached Mr. Peter Liu, then the Executive Vice President for Global Operations and Engineering of Sonim, and inquired about the possibilities of investing in or purchasing Sonim. Mr. Liu subsequently discussed the same with Mr. Tirva. Thereafter, Mr. Liu introduced Mr. Tirva to the Wang family.

On November 1, 2021, Sonim and an entity associated with Purchaser entered into a One-Way Non-Disclosure Agreement, which did not include a standstill provision. Thereafter, representatives of Sonim had periodic discussions with representatives of Purchaser regarding a potential strategic transaction between Sonim and Purchaser, but such discussions ceased prior to November 15, 2021.

On November 15, 2021, Sonim opened its ATM program for the sale of additional shares of common stock of Sonim and halted such program on November 16, 2021 as a result of Sonim’s stock price being below the minimum stock price established by the Board in the ATM program.

On December 3, 2021, the Board held a special meeting. Also present were members of management and a representative of O’Melveny. The Board discussed the current status of the ATM program and approved adjusting the ATM floor price to an amount below $1.00 per share.

On December 6, 2021, representatives of Purchaser delivered to Sonim, an unsolicited non-binding letter of intent, which we refer to herein as the “Initial Purchaser Offer”, which provided (among other things): (a) for the investment of $15 million in Sonim for at least 51% ownership at an above market price, with the transaction closing in two tranches whereby at the first closing the Purchaser would invest $5 million and at the second closes the Purchaser would invest $10 million (which would be 6 months after the first closing, (b) as a condition to the first closing, Mr. Liu, be appointed the chief executive officer of Sonim (c) all transaction expenses of Purchaser are paid from proceeds from the transaction and (d) that Purchaser would be entitled to indemnification. Sonim did not discuss with Purchaser this non-binding letter of intent at this time.

Also on December 6, 2021, Sonim reopened its ATM program.

On January 4, 2022, Sonim halted its ATM program.

On January 5, 2022, at the request of certain members of the Board, representatives of B. Riley contacted representatives of a potential strategic partner, which we refer to herein as “Party F”, regarding a potential strategic transaction with Sonim.

Later on January 5, 2022, Sonim and Party F entered into a Mutual Confidentiality Agreement, which agreement included a customary standstill provision that would automatically terminate upon Sonim’s entry into the Subscription Agreement.

Also on January 5, 2022, management and representatives of Party F held a meeting during which management presented on Sonim.

On January 7, 2022, the Board held a special meeting. Also present were members of management and a representative of O’Melveny. The Board discussed, together with management, the financial position of Sonim as well as a presentation prepared by management regarding the same, including that Sonim’s then current cash position was approximately $10 million, but that management believed that Sonim’s cash position would trend downward toward approximately $2 million in the second quarter of 2022 without any additional cash from the ATM program. The Board then discussed that (i) Sonim had sufficient cash to continue operations at its current spending rates until the end of June 2022, but did not expect to have sufficient cash to launch its new products in the fourth quarter of 2022, (ii) that the ATM program had been generally successful in raising capital to continue operations, but that with the end of 2021, Sonim would not continue the ATM program until the 2021 audit was completed and publicly disclosed and (iii) that this period provided an opportunity for Board to consider potential strategic transactions. The Board then discussed the Initial Purchaser Offer and the potential for Sonim to pursue a potential strategic transaction. Following such discussion, the Board determined that it was advisable and in the best interests of the Company and its stockholders to evaluate and consider potential strategic transactions and, in light of the pending 2021 audit as well as the desire to pursue a potential strategic transaction, to halt the ATM program at this time.

On January 10, 2022, representatives of B. Riley, management and certain members of the Board (which included Ms. Swenson and Messrs. Mulica and John Kneuer, a member of the Board) had an informal discussion regarding pursuing a potential strategic transaction. Representatives of B. Riley reviewed materials regarding potential strategic partners. Following such discussion, such Board members expressed their support for B. Riley to reach out to potential strategic partners regarding a potential strategic transaction with Sonim.

On January 10, 2022, representatives of B. Riley first connected with representatives of Purchaser regarding a potential strategic transaction with Sonim.

On January 18, 2022, representatives of B. Riley, management and certain members of the Board (which included Ms. Swenson and Messrs. Mulica and Kneuer) had an informal discussion regarding the current status a potential strategic transaction its discussions with potential strategic partners.

On January 20, 2022, representatives of B. Riley had an introductory discussion with representatives of Purchaser, including that Purchaser was in the process of engaging a financial advisor and legal counsel.

Also on January 20, 2022, management and representatives of Purchaser held a meeting during which management presented on Sonim.

On January 24, 2022, representatives of Party C delivered to representatives of B. Riley, on behalf of Sonim, a non-binding indication of interest substantially similar to the non-binding indication of interest delivered on September 1, 2021, except that this updated indication of interest provided that the value of the assets to be acquired was approximately $8.69 million, but again did not include a specific offer price for such assets.

On January 26, 2022, representatives of Purchaser introduced representatives of B. Riley to Purchaser’s financial advisor and legal counsel. Representatives of B. Riley and representatives of Purchaser discussed the terms of the Initial Purchaser Offer, including the amount of cash to be invested and the valuation of Sonim.

On January 27, 2022, Sonim granted access to an electronic data room to Purchaser and its advisors.

On January 31, 2022, Party A resubmitted its non-binding letter of intent for a potential strategic transaction with Sonim to representatives of B. Riley, on behalf of Sonim, and included a presentation regarding an overview of Party A and a recent acquisition by Party A, which was made available to the Board.

On February 3, 2022, the Board held a special meeting. Also present were members of management and a representative of O’Melveny. The Board discussed that B. Riley had been engaged by Party F for a financing matter unrelated to a potential strategic transaction between Sonim and Party F. The Board discussed whether to engage a different financial advisor in light of the relationship between B. Riley and Party F. The Board decided not to make a decision regarding whether to engage a new financial advisor at this time.

Also on February 3, 2022, Mr. Young resigned as a member of the Board. Mr. Young’s resignation was not due to a disagreement with Sonim on any matter relating to Sonim’s operations, policies or practices.

On February 9, 2022, representatives of Purchaser redelivered to representatives of B. Riley, on behalf of Sonim, the Initial Purchaser Offer together with a presentation providing information regarding Purchaser’s business plans with respect to Sonim following the closing of the transaction.

Also on February 9, 2022, the Board held a special meeting. Also present were members of management and a representative of O’Melveny. The Board again discussed the relationship between B. Riley and Party F and determined that, because the relationship with Party F was unrelated to a potential strategic transaction with Sonim, that B. Riley had not received any fees from Party F and that B. Riley was not actively advising Party F (notwithstanding that a formal engagement was in effect), the Board determined that it was advisable and in the best interests of the Company and its stockholders to continue to retain B. Riley as its financial advisor during this process. The Board then discussed the Initial Purchaser Offer and decided to not make any decisions at this point regarding the Initial Purchaser Offer and to discuss further at the next special meeting of the Board.

On February 11, 2022, management and representatives of Party A held a meeting during which management provided representatives of Party A with additional information on Sonim.

Also on February 11, 2022, representatives of Party F delivered to representatives of B. Riley, on behalf of Sonim, a non-binding letter of intent providing for the acquisition of certain assets of Sonim for $10 million, payable in cash. The non-binding letter of intent stated that Party F may request that certain key employees of Sonim agree to remain with the business following the closing of a transaction and that certain key members of Sonim’s management team will have the opportunity to assume expanded leadership roles after the transaction. No specific employees were identified in the letter of intent. Party F also requested 30 days of exclusivity.

On February 15, 2022, the Board held a special meeting. Also present was a member of management, representatives of O’Melveny and representatives of B. Riley. At the request of the Board, representatives of B. Riley reviewed a summary of the offers received from Purchaser, Party C and Party F to date. The Board did not discuss the offers from Party A at this time as any potential strategic transaction with Party A was dependent on first completing a sale of substantially all of Sonim’s assets. The Board discussed that the offer from Party F was $10 million for certain assets of Sonim, but that Sonim would retain the public company shell should it desire to pursue a potential “reverse merger” transaction with Party A or another counterparty. The Board discussed that the value of such a potential public company shell could be approximately $20 million and that with that assumption, the offer from Party F could result in an implied valuation of Sonim of approximately $39 million (taking into account assets that would be retained by Sonim, including (among others) cash and accounts receivable, and taking into account liabilities that would remain with Sonim following such transaction). The Board discussed that while pursuing a potential strategic transaction with Party F could result in an implied valuation of Sonim equal to approximately $39 million, such value was dependent not just on consummating a transaction with Party F, but also effecting a “reverse merger” thereafter with Party A or another counterparty and that there is meaningful deal risk in completing that transaction. The Board then discussed the Initial Purchaser Offer, together with the presentation provided by Purchaser on February 9, 2022. The Board noted that the presentation included projections of Sonim taking into account the investment by Purchaser, prepared by Purchaser, and the Board expressly stated that the Board would not rely on such projections and instructed B. Riley likewise not to rely on such projections. The Board discussed that the implied valuation of Sonim based on the Initial Purchaser Offer was between $27.1 million to $39.3 million (with such range due to Sonim’s future cash flows discounted at a range of different discount rates). The Board then discussed that the implied valuation of Sonim based on Party C’s offer delivered on January 24, 2022 was approximately $32.2 million. Following such discussion, the Board instructed representatives of B. Riley to communicate to Party C and Party F, separately, that each should provide their best and final offers. The Board also stated that B. Riley should continue to work with Party A on negotiating a potential “reverse merger” transaction and that the signing of any such transaction with Party A should be subject to resolution of the SEC Matter.

On February 16, 2022, representatives of B. Riley stated separately to representatives of Party C and Party F that Party C and Party F, respectively, should deliver a best and final offer with respect to a potential strategic transaction with Sonim.

Also on February 16, 2022, Sonim received a deficiency letter from the Listing Qualifications Department of Nasdaq notifying Sonim that, for the last 30 consecutive business days, the bid price for Sonim’s common stock had closed below $1.00 per share, which is the minimum closing price required to maintain continued listing on Nasdaq under Nasdaq list rules. In accordance with Nasdaq listing rules, the Company had 180 calendar days to regain compliance with such requirement.

On February 22, 2022, the Board held a special meeting. Also present was a member of management, a representative of O’Melveny and representatives of B. Riley. The Board discussed a potential strategic transaction with Purchaser, including whether any potential regulatory filings beyond the filings with the SEC would be required in connection with the potential investment transaction. Following such discussion, the Board instructed the representative of O’Melveny to discuss with representatives of Venable whether the potential investment transaction would be subject to any regulatory approvals or clearances.

On February 23, 2022, representatives of O’Melveny and representatives of Venable discussed whether potential regulatory approvals or clearances would be required in connection with the potential investment transaction between Sonim and Purchaser, beyond filings with the SEC.

Also on February 23, 2022, management and representatives of Party C held a meeting during which management presented on Sonim.

On February 24, 2022, representatives of B. Riley discussed with representatives of Purchaser the terms of the offer provided by Purchaser on February 9, 2022 and potential revisions to such offer.

On February 25, 2022, management and representatives of Party C held a meeting during which management provided representatives of Party C with additional information on Sonim.

Also on February 25, 2022, the Board held a special meeting. Also present was a member of management, a representative of O’Melveny and representatives of B. Riley. At the request of the Board, the representative of O’Melveny reported to the Board on the discussions with Venable regarding whether any regulatory approvals are required in connection with the potential transaction and stated that, based on the statements made by Venable on such call, it was not expected that any regulatory approvals or clearances would be required in connection with the potential transaction, other than filings with the SEC. The Board then discussed the structure of a potential transaction with Purchaser, including the requirement for Sonim stockholder approval. The Board also discussed the terms of the non-binding offer received from Purchaser on February 9, 2022, including the size of the investment, the percentage ownership of the Purchaser based on the size of such investment, the desire to have certain members of the Board continue as members of the Board following the closing of such potential investment transaction until the resolution of the SEC Matter given the historical knowledge of the current members of the Board regarding the SEC Matter, that Purchaser would pay for its own expenses out of investment transaction proceeds and Purchaser’s request for indemnification. Following such discussion, the Board instructed that the non-binding offer from the Purchaser be revised to provide (a) that the investment amount be $17.5 million for the purchase of 48% ownership of Sonim, which will close in one tranche, (b) that the per share purchase price be $0.98 per share, (c) that certain current directors of Sonim would continue on the Board following the closing until resolution of the SEC Matter, (d) that Purchaser will pay its own expenses, which cannot be paid out of the investment transaction proceeds and (e) that the right of Purchaser to indemnification be removed.

On February 26, 2022, the Board held a special meeting. Also present was a member of management, a representative of O’Melveny and representatives of B. Riley. At the request of the Board, representatives of B. Riley provided an update regarding the status of discussions with Party C and Party F. Representatives of B. Riley reported to the Board that Party C had not submitted any additional indication of interest or letter of intent since the non-binding indication of interest provided on January 24, 2022 and that representatives of B. Riley had instructed Party C to formulate a valuation and deal structure for a potential strategic transaction with Sonim, but that, to date, Party C had not done so. Representatives of B. Riley then discussed the non-binding letter of intent delivered by Party F on February 11, 2022 to acquire certain assets of Sonim and that since delivery of such letter on February 11, 2022, Party F had verbally increased its offer price for such assets from $10 million to $11.25 million. Representatives of B. Riley reported that Party F had stated that it would not increase its offer price beyond $11.25 million for such assets of Sonim. Representatives of B. Riley then discussed that a call was scheduled with representatives of Party F for March 1, 2022 regarding the potential transaction structure. The Board then discussed that if Sonim were to pursue a potential strategic transaction with Party F, following the closing thereof, it may seek a potential “reverse merger” transaction whereby, as a public shell company with no further operations, a private company, such as Party A, could merge with and into Sonim (or a wholly owned subsidiary thereof) such that the merging private company would then become a public company. Representatives of B. Riley and of O’Melveny then reviewed for the Board the revised Initial Purchaser Offer, which was made available to the Board prior to the meeting. The Board then discussed the terms of such revised Initial Purchaser Offer. The Board also discussed that, to date, Purchaser had not requested exclusivity. The

Board then discussed that Purchaser had been in contact with Mr. Liu and that it was Purchaser’s intention that Mr. Liu become the Chief Executive Officer of Sonim. The Board discussed that, as of such time, to its knowledge and based on inquires made of representatives of Purchaser, Mr. Liu was not currently expected to be an equityholder in Purchaser. Following such discussion, the Board instructed representatives of B. Riley to (a) send the revised offer to Purchaser and (b) to continue discussions with Party C and Party F regarding a potential strategic transaction, including encouraging Party C to provide a valuation and deal structure for a potential strategic transaction with Sonim and to hold the conference call with representatives of Party F on March 1, 2022. The Board stated that if Purchaser requested exclusivity, it would evaluate such request at such time.

Later on February 26, 2022, representatives of B. Riley, on behalf of Sonim, delivered to representatives of Purchaser a revised draft of the Initial Purchaser Offer, which we refer to herein as the “Revised Offer”, whereby Sonim revised the draft to provide: (a) that the investment amount is $17.5 million for the purchase of 48% ownership of Sonim, which will close in one tranche, (b) that the per share purchase price be $0.98 per share, (c) that certain current directors of Sonim would continue as members of the Board following the closing until resolution of the SEC Matter, (d) that Purchaser will pay its own expenses, which cannot be paid out of the investment transaction proceeds and (e) that the right of Purchaser to indemnification is removed.

On February 28, 2022, representatives of Purchaser delivered to representatives of B. Riley, on behalf of Sonim, a response to the Revised Offer, which we refer to herein as “Purchaser’s Response”, whereby it was communicated that (a) Purchaser accepted the increased investment amount of $17.5 million, but stated that it required that such investment result in Purchaser owning 52% of the outstanding capital stock of Sonim, which results in an effective price per share of approximately $0.84, (b) Purchaser desired that the transaction be closed in two tranches, the first being for $12.5 million and the second occurring in the third calendar quarter of 2022 for $5 million, (c) Purchaser reserves on points relating to the SEC Matter and indemnification rights and (d) Purchaser desired that Sonim start to implement its business plan as early as possible and that Sonim would be cooperative and supportive of such strategy, including appointing Mr. Liu as the Chief Executive Officer of Sonim concurrent with signing the Subscription Agreement.

On March 1, 2022, representatives of B. Riley and O’Melveny discussed with representatives of Party F potential transaction structures and certain other potential deal terms relating to a potential strategic transaction between Sonim and Party F.

Later on March 1, 2022, the Board held a special meeting. Also present was a member of management, a representative of O’Melveny and representatives of B. Riley. At the request of the Board, representatives of B. Riley reviewed the status of the potential strategic transactions with Party C, Party F and Purchaser. Representatives of B. Riley reported to the Board that Party C had not yet formed a conclusion regarding an updated proposal for a potential strategic transaction with Sonim. Representatives of B. Riley and of O’Melveny then discussed the conference call they had earlier in the day with representatives of Party F, including discussion topics relating to the structure of a transaction with Party F, the assets that would be acquired, the liabilities that would be assumed (if any) and whether Party F would be entitled to indemnification. Representatives of B. Riley informed the Board that Party F had reiterated its request for 30 days of exclusivity. Representatives of B. Riley then summarized for the Board the Purchaser’s Response. The Board discussed that Purchaser had communicated the desire to start to implement Purchaser’s business plan as early as possible and that Purchaser did not want to wait until May 2022 or later to start implementing its business plan for Sonim. The Board then discussed the request to appoint Mr. Liu as Chief Executive Officer concurrent with the signing of the Subscription Agreement. The Board then asked representatives of B. Riley whether Purchaser had requested exclusivity and B. Riley responded that Purchaser had not made a request to date for exclusivity. The Board then further discussed the Purchaser’s Response, including (among other things) that (i) Purchaser had previously provided to the Board a presentation providing information regarding Purchaser’s business plans for the go-forward company, (ii) that the potential transaction with Purchaser allowed Sonim’s current stockholders to continue to hold an equity interest in Sonim and may realize any potential increase in value of Sonim should Purchaser achieve some or all of its business plan for Sonim, (iii) the implied value of Sonim of approximately $33.7 million in the potential transaction with Purchaser, (iv) that Party C had not moved with as much speed as Purchaser and had not provided a final letter of intent setting forth valuation and structure for a transaction and (v) that the transaction with Party F involved unique complexity and uncertainty than the transaction with Purchaser as the transaction with Party F required a sale of assets (including likely third party consents to consummate the transaction) and following such sale, the Board would look to sell the Sonim “shell” company in a reverse merger. Following such discussion, the Board instructed representatives of B. Riley to inform representatives of Purchaser that the Board would continue to pursue a potential strategic transaction with Purchaser pursuant to the terms outlined in the Revised Offer, as modified by Purchaser’s Response, subject to further discussion regarding the implementation of Purchaser’s business plan and appointing Mr. Liu Chief Executive Officer of Sonim prior to the first closing. Representatives of B. Riley then left the meeting and the Board discussed the desire to have B. Riley deliver a fairness opinion in connection with the contemplated transaction with Purchaser. The Board stated that it was desirable and in the best interests of Sonim and its stockholders for the Board to obtain a fairness opinion from B. Riley in connection with the contemplated transaction with Purchaser.

On March 3, 2022, Sonim granted access to an electronic data room to Party C, but prior to such time, representatives of B. Riley and management were delivering to Party C diligence information and materials.

Also on March 3, 2022, representatives of Venable, on behalf of Purchaser, requested that Sonim grant Purchaser exclusivity through March 31, 2022 and delivered a draft exclusivity agreement. Thereafter, representatives of B. Riley alerted the Board to the request for exclusivity from representatives of Venable, on behalf of Purchaser. The members of the Board expressed that they were willing to agree to exclusivity, but wanted the exclusivity period to expire on March 15, 2022. Representatives of O’Melveny then revised the draft exclusivity agreement to, among other changes, reflect the expiration of the exclusivity period as March 15, 2022 and delivered the revised exclusivity agreement to representatives of Venable. Representatives of Venable never responded to the revised draft of the exclusivity agreement and prior to the execution of the Subscription Agreement, Sonim never entered into exclusivity with Purchaser.

On March 4, 2022, representatives of O’Melveny discussed with representatives of Venable the SEC Matter.

Also on March 4, 2022, representatives of Party C delivered to representatives of B. Riley, on behalf of Sonim, an updated non-binding indication of interest, which provided (among other things) that Party C was seeking to acquire selected accounts receivable and selected inventory (including finished goods inventory and PCBA (printed circuit board assembly) inventory, subject to further diligence), which it stated had a value of approximately $14.395 million. The indication of interest again did not include a specific offer price. The non-binding indication of interest also provided that all current carrier and key OEM and supplier contracts under which Sonim operates would be included as part of the asset transfer. In addition, Party C stated in the non-binding indication of interest that Party C would be interested in retaining select employees and that any costs associated with the termination of the employment of any employees would be the responsibility of Sonim. No specific persons were identified as employees that Party C was potentially interested in retaining.

On or around March 4, 2022, representatives of B. Riley discussed with representatives of Party C the non-binding indication of interest sent by Party C on that day, including that Party C needed to improve its offer and that it would be helpful if Party C could conduct further due diligence regarding the current financial position of Sonim.

On March 7, 2022, representatives of O’Melveny delivered the initial draft of the Subscription Agreement to representatives of Venable, which included, among other things (a) a provision providing that at least two current directors of the Board (or one current Director and Mr. Tirva) would continue to serve on the Board and would constitute the sole members of a select matters committee of the Board, which would have sole and exclusive authority to address, negotiate and resolve the SEC Matter, (b) non-solicitation and deal protection provisions and related termination rights and fees, including that the Sonim termination fee would equal $300,000 payable if the Subscription Agreement is terminated due to an adverse recommendation change or the acceptance of a superior proposal, (c) the right of Sonim to seek to amend its certificate of incorporation to provide that following the closing of the transaction, any transaction whereby Purchaser or an affiliate of Purchaser seeks to take Sonim private, a majority of the unaffiliated stockholders of Sonim would be required to approve, (d) that Mr. Liu would be appointed Chief Executive Officer of Sonim concurrent with the first closing and (e) that the representations and warranties of Sonim in the Subscription Agreement do not survive the closing of the transaction and thus there is no indemnification.

On March 8, 2022, the Board held a special meeting. Also present was a member of management, representatives of O’Melveny and representatives of B. Riley. At the request of the Board, representatives of B. Riley provided the Board with an update that Party C was continuing to do work on a valuation and transaction structure and that there were no new developments with Party F since the Board determined not enter into an exclusivity agreement with Party F. Representatives of O’Melveny reported to the Board that the initial draft of the Subscription Agreement was delivered to representatives of B. Riley on March 7, 2022. Representatives of O’Melveny reviewed with the Board certain of the material terms in the initial draft of the Subscription Agreement. Representatives of O’Melveny also noted for the Board that it had not received a response from representatives of Venable to the revised exclusivity agreement. Management discussed with the Board that Party C had requested a diligence conference call with Mr. Liu. The Board determined that it was acceptable to have Mr. Liu attend such due diligence call with representatives of Party C, but that representatives of B. Riley should also attend such call.

On March 11, 2022, Mr. Liu and representatives of Party C held a meeting during which management provided representatives of Party C with additional information on Sonim. Representatives of B. Riley as well as another member of management attended the call.

On March 15, 2022, the Board held a special meeting. Also present was a member of management, representatives of O’Melveny and representatives of B. Riley. The Board discussed the qualitative aspects of Purchaser’s business plan for Sonim and the fact that the value of Sonim may increase based on Purchaser achieving some or all of its business plan. The Board then discussed potential transaction costs, including advisor expenses and the cost of a director and officer tail insurance policy. The Board discussed that, to date, Purchaser had not requested information regarding the potential cost of a director and officer tail insurance policy.

Later on March 15, 2022, representatives of Party C delivered to representatives of B. Riley, on behalf of Sonim, a non-binding letter of intent, which provided (among other things) that Party C would acquire certain assets for a purchase price of $10 million, subject to adjustments as provided in any definitive agreement. The non-binding letter of intent provided that Party C would not acquire any liabilities from Sonim and that Party C would acquire, among other assets identified in due diligence, Sonim’s key customer and supplier contracts. The non-binding letter of intent included a request for 45 days of exclusivity.

On March 19, 2022, representatives of Venable delivered to representatives of O’Melveny, on behalf of Sonim, a list of certain issues in the initial draft of the Subscription Agreement, including (among others) (a) that Mr. Liu should be appointed Chief Executive Officer of Sonim concurrent with the signing of the Subscription Agreement and that Sonim will make its best efforts to implement Purchaser’s business plan, subject to the Board’s fiduciary duties, (b) that Sonim would owe Purchaser a fee of $500,000 if Sonim’s stockholders do not approve the transaction or would owe Purchaser a fee of $1,500,000 if the Subscription Agreement is terminated as a result of an adverse recommendation change, due to Sonim’s acceptance of a superior proposal or as a result of a breach of the no-solicitation provision, (c) that Purchaser be entitled to receive additional shares of common stock of Sonim in the amount of any fines or expenses incurred by Sonim in connection with the SEC Matter, which we refer to herein as the “SEC Matter True-Up”, (d) that the Subscription Agreement include indemnification and (e) Sonim, as a condition to closing the transaction, must be in compliance with Nasdaq continuous listing rules, which may include effecting a reverse stock split.

On March 22, 2022, representatives of Venable and representatives of O’Melveny discussed the issues list delivered by representatives of Venable to representatives of O’Melveny on March 19, 2022, including Sonim’s positions (a) that Mr. Liu be appointed as Chief Executive Officer of Sonim concurrent with the first closing, (b) that Sonim would anticipate cooperating with Purchaser with respect to the implementation of its business plan prior to the first closing, but would not be required contractually to agree to implement the plan, (c) proposing an expense reimbursement provision payable by Sonim to Purchaser if the Sonim stockholders do not approve the transaction with such obligation capped at $250,000, (d) proposing a $500,000 termination fee in the event of a termination of the Subscription Agreement for an adverse recommendation change, the acceptance of a superior proposal or a material and willful breach of the non-solicitation provisions in the Subscription Agreement, (e) that Sonim would accept the SEC Matter True-Up, (f) that indemnification by Sonim in favor of Purchaser was not acceptable and (g) that Sonim would accept including a reverse stock split proposal in its proxy statement for the special meeting of stockholders to approve the deal, but that approval of such proposal by the Sonim stockholders would not be a condition to closing.

Later on March 22, 2022, the Board held a special meeting. Also present was a member of management, representatives of O’Melveny and representatives of B. Riley. At the request of the Board, representatives of O’Melveny summarized its discussion with representatives of Venable regarding the issues list to the Subscription Agreement, including that such issues were not resolved on the call and that representatives of Venable would get back to representatives of O’Melveny regarding the issues list. Representatives of O’Melveny then discussed with the Board its fiduciary duties in connection with the contemplated transaction with Purchaser, including as it relates to any implementation of Purchaser’s business plan. The Board then discussed that it had reviewed Purchaser’s business plan, but that it would be beneficial to schedule a diligence conference call with representatives of Purchaser and Mr. Liu to discuss the business plan to better assess such plan. Following such discussion, the Board instructed representatives of B. Riley to organize such diligence conference call. The Board also discussed the non-binding letter of intent received from Party C on March 15, 2022 and determined not to further proceed with Party C regarding a potential strategic transaction.

On March 24, 2022, representatives of Venable delivered to representatives of O’Melveny, on behalf of Sonim, an updated issues list in which Purchaser conveyed that (a) Mr. Liu must be appointed Chief Executive Officer of Sonim concurrent with signing the Subscription Agreement and that such position of Purchaser was a “deal braker”, (b) Sonim commence implementing Purchaser’s business plan concurrent with signing of the Subscription Agreement and that such position of Purchaser was a “deal braker”, (c) Purchaser generally accepted Sonim’s positions on expense reimbursement and the termination fee, but proposed an expense reimbursement cap of $350,000 and a termination fee of $750,000, (d) accepted that Sonim would not indemnify Purchaser and (e) accepted that approval of the reverse stock split would not be a condition to closing, but required as a condition to closing that Sonim be in compliance with Nasdaq continuous listing rules.

Between March 24, 2022 and April 4, 2022, representatives of Venable and representatives of O’Melveny, on behalf of Sonim, corresponded regarding the open points in the issues list, including that Sonim would agree to appoint Mr. Liu as Chief Executive Officer of Sonim concurrent with the signing of the Subscription Agreement, that Sonim would agree to implement Purchaser’s business plan prior to the first closing, subject to compliance with applicable laws and the Board’s fiduciary duties and regarding Purchaser’s request to condition the transaction on Sonim’s compliance with Nasdaq continuous listing rules.

On March 25, 2022, management and the Board, on the one hand, and representatives of Purchaser, on the other hand, held a meeting during which Purchaser provided management and the Board information regarding Purchaser’s business plan for Sonim following the closing of the transaction, including (i) the creation of a new product roadmap encompassing mobile carrier expansion proposals and pricing; (ii) entry into the semi-rug market; (iii) addressing the market need of 5G-capable devices; (iv) development of a performance-based KPI and incentives for employees and contractors with a focus on result-oriented growth of Sonim; (v) evaluation of the need for introduction of new key positions and roles in the marketing division; (vi) review and revision of the sales commission plan in order to optimize the volume growth incentive; and (vii) shift the focus of sales on mobile carriers as opposed to other distribution channels.

Also on March 25, 2022, management delivered to B. Riley the management projections for B. Riley’s use with respect to its fairness analysis. The management projections were derived from the carveout projections reviewed by the Board in June 2021, with management updating the management projections to reflect a non-carve out strategic transaction in which Sonim continues to incur customary overhead expenses of a publicly listed company, which resulted in an add back of such expenses, and with management updating the management projections to reflect results of operations since the preparation of the carveout projections and refining the management projections to reflect the best currently available estimates and judgments of Sonim’s management at such time.

On March 27, 2022, the Board held a special meeting. Also present was a member of management, representatives of O’Melveny and representatives of B. Riley. Representatives of O’Melveny discussed the current state of the open points in the issues list. The Board then discussed the cost of a director and officer tail insurance policy.

On March 29, 2022, the Board held a special meeting. Also present was a member of management, representatives of O’Melveny and representatives of B. Riley. Representatives of O’Melveny discussed the current state of the open points in the issues list, including relating to the Nasdaq continuous listing rules compliance condition. Representatives of B. Riley discussed that it had received evidence that the Wang family has proof of funds to pay the purchase price in the first closing and that B. Riley was working on gathering the proof of funds to pay the purchase price in the second closing.

On April 4, 2022, representatives of Venable delivered to representatives of O’Melveny, on behalf of Sonim, a revised draft of the Subscription Agreement, which, among other things, reflected the terms agreed upon by the parties during the negotiation of the issues list. With respect to the Nasdaq compliance issue, the revised Subscription Agreement provided that as a condition to closing, Sonim must either clear be in compliance with Nasdaq continuous listing rules or obtain an additional 180 day extension from Nasdaq in order to comply with any Nasdaq deficiency.

On April 5, 2022, the Board held a special meeting. Also present was a member of management, representatives of O’Melveny and representatives of B. Riley. Representatives of O’Melveny discussed the revised draft of the Subscription Agreement received from representatives of Venable on April 4, 2022, including the open point regarding the Nasdaq compliance condition. The Board discussed scheduling a conference call with representatives of Purchaser to discuss the implications of such a condition, including on the potential timing of the first closing if such condition remains in the Subscription Agreement and the impact of a delayed closing on the cash position of Sonim. Following such discussion, the Board instructed representatives of O’Melveny to schedule such a conference call with representatives of Purchaser.

On April 6, 2022, representatives of Purchaser, Sonim, B. Riley, Venable and O’Melveny discussed, among other points, the Nasdaq compliance condition. Following such discussion, representatives of Purchaser conveyed that Purchaser would agree to remove such condition from the Subscription Agreement.

On April 7, 2022, the Board held a special meeting. Also present was a member of management, representatives of O’Melveny and representatives of B. Riley. Representatives of O’Melveny reported on the conference call had with representatives of Purchaser on April 7, 2022 regarding the Nasdaq compliance condition, including that Purchaser had agreed to remove the Nasdaq compliance condition. The Board discussed Purchaser’s business plan and the requirement in the Subscription Agreement that the Company in good faith commence the enhancement and optimization of the Company’s business pursuant to the strategy developed by Mr. Liu, which is Purchaser’s business plan. The Board discussed that such obligation is conditioned on the Board’s continuing determination that pursuing that strategy is not contrary to the Board’s fiduciary duties. The Board then discussed the obligations of the Company to certain members of management with respect to severance.

Between April 7, 2022 and April 13, 2022, representatives of O’Melveny, on behalf of Sonim, and representatives of Venable, on behalf of Purchaser, exchanged drafts of the Subscription Agreement. Also,

during such period, representatives of Sonim and representatives of Purchaser discussed final deal points, including costs associated with the contemplated potential strategic transaction between Sonim and Purchaser.

On April 12, 2022, the Board held a special meeting. Also present was a member of management, representatives of O’Melveny and representatives of B. Riley. The Board discussed the cost of a potential director and officer tail insurance policy and the severance obligations of Sonim. The Board stated that it was supportive of pursuing a director and officer tail insurance policy with a premium not to exceed approximately $1 million. The Board also discussed the severance rights of Mr. Tirva in his current employment agreement.

On April 13, 2022, the Board held a special meeting to consider the terms of the final proposed strategic alternative transaction with Purchaser, including the terms of the Subscription Agreement. Also present were representatives of O’Melveny and representatives of B. Riley. Representatives of B. Riley highlighted for the Board the above-described process that had been conducted by the Board, management and representatives of B. Riley. The Board reviewed the management projections included in the materials provided by B. Riley and did not provide any comments or revisions to such management projections. The Board also discussed the current financial position of Sonim. The Board discussed that at its current spending rate, Sonim would not have sufficient cash to continue its operations starting in June 2022. Representatives of B. Riley then presented to the Board their financial analyses of the proposed $17.5 million investment in Sonim by Purchaser pursuant to the Subscription Agreement. At the request of the Board, a representative of B. Riley then delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, based on and subject to the assumptions in the written opinion letter, B. Riley was of the opinion that, as of April 13, 2022, the aggregate consideration of $17.5 million to be received by the Company for the shares of common stock of Sonim to be issued pursuant to the Subscription Agreement to Purchaser is fair to the Company from a financial point of view. The full text of the written opinion of B. Riley, dated April 13, 2022, which sets forth, among other matters, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by B. Riley in rendering their opinion, is attached as Annex B to this proxy statement. See also “The Transaction—Opinion of B. Riley Securities, Inc.”. Representatives of O’Melveny reviewed for the Board its fiduciary duties under Delaware law. Representatives of O’Melveny also informed the Board that it had provided the Wang family’s proof of funds to complete the first closing and the second closing, and further discussion among the Board ensued. Representatives of O’Melveny then reviewed with the Board the proposed investment by Purchaser in Sonim and the final material terms of the Subscription Agreement, including that it is expected that Mr. Liu would invest approximately $800,000 of the $17.5 million, but would not be an equityholder of Purchaser. After discussion among the directors, the Board unanimously (i) determined that the Subscription Agreement and the transactions contemplated thereby are fair to and in the best interests of Sonim’s stockholders, (ii) adopted and declared advisable the Subscription Agreement and the transactions contemplated thereby and (iii) resolved, subject to Section 4.1 of the Subscription Agreement, to recommend adoption of the Subscription Agreement by the stockholders of Sonim.

In the Subscription Agreement, the Purchaser represented and warranted to Sonim, among other things, that, as of the date of the Subscription Agreement, the Purchaser has immediately available funds to pay the first purchase price and the second purchase price. Sonim has been made aware that, although the Wang family has funds sufficient to pay the first purchase price and the second purchase price, such funds are not in a bank account controlled by the Purchaser. Sonim has requested the Purchaser deposit funds sufficient to pay the first purchase price and second purchase price in a bank account controlled by the Purchaser. The Purchaser has informed Sonim that it is in the process of establishing a bank account and intends to deposit such immediately available funds in such bank account prior to the first closing.

Reasons for the Transaction; Recommendation of the Board

The Board recommends that you vote “FOR” the Transaction Proposal.

The Board held numerous meetings at which the business strategies, opportunities and challenges of the Company were evaluated and potential strategic alternatives were considered.

At a meeting held on April 13, 2022, after careful consideration, the Board unanimously (i) determined that the Subscription Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, (ii) adopted and declared advisable the Subscription Agreement and the transactions contemplated thereby and (iii) resolved, subject to certain provisions of the Subscription Agreement, to recommend that the Company’s stockholders adopt the Subscription Agreement, all upon the terms and subject to the conditions set forth therein.

In evaluating and reaching its decision, the Board consulted with senior management and the representatives of O’Melveny & Myers LLP and B. Riley at various times and considered a number of factors, including the following material factors (not in any relative order of importance) that the Board believes support its decision to approve the transaction and adopt the Subscription Agreement:

•

historical information regarding (i) the Company’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to the Company Stock and (iii) market prices with respect to other industry participants and general market indices;

•

current information regarding (i) the Company’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions and (iii) opportunities and competitive factors within the Company’s industry;

•

the current cash position of the Company, including that the Board anticipates that the Company will run out of cash in June 2022 based on current spending rates and the potential of liquidation, dissolution and/or bankruptcy proceedings if the Company does not affect the transaction;

•	the qualitative proposed business and integration plan provided by the Purchaser to the Board with respect to the Purchaser’s plans for business of the Company;

•

the fact that Mr. Peter Liu, the Company’s current Executive VP for Global Operations and Engineering, is required to be appointed as the Chief Executive Officer of the Company as of the date of the Subscription Agreement;

•

the fact that the Company will continue to exist as a public company and the Company’s stockholders will continue to own shares of capital stock of the Company and will not forego any future increase in the value of the Company as a public company that might result from the possible growth of the Company, including in connection with the Purchaser’s business plan (together with the possibility of near- and long-term fluctuations in the value of the common stock);

•

the fact that through Purchaser’s relationships, the Company expects to have access to low-cost product-development and manufacturing relationships that the Company would not otherwise have access to without the contemplated transaction, which the Board believes is critical to the future profitability of the Company;

•	the dilutive impact of the transaction to the Company’s stockholders and that following the second closing, the Purchaser will own more than 50% of the outstanding capital stock of the Company;

•

following the second closing, the Company will be majority owned by the Purchaser and the Purchaser will have the right, as the stockholder of the Company, to appoint the members of the Board (subject to the rights of the Continuing Directors (Messrs. Mike Mulica and Alan Howe, who we refer to as the “continuing directors”)) and, except as required by applicable law and as contemplated by the Charter Restriction Proposal, the Company’s current stockholders will have no express minority stockholder rights or protections;

•

the fact that (i) the Company and the Purchaser may not achieve the business plan presented by the Purchaser to the Board and (ii) that the Purchaser and the Company have no binding legal obligation to pursue the Purchaser’s proposed business plan of the Company;

•

the Company’s stockholders will not receive any consideration in the transaction and that the purchase price will be paid to the Company, which the Board understands will be used to support future operations of the Company, but there is no legally binding obligation for such funds to be used for such purpose;

•

the price per share of common stock to be paid by the Purchaser to the Company in the transaction equals $0.84, which represents a premium of approximately 27% to the stock price at the close of the market on April 12, 2022, which was $0.66;

•

the prospects and likelihood of realizing superior benefits if the Company does not consummate the transaction, risks associated with not consummating the transaction and possible alternative business strategies;

•

the consideration of other potential strategic alternative transactions offered to the Company, including sales by the Company of certain of its assets to a third party and the amount of consideration proposed to be paid therein, and the fact that such other potential strategic alternative transactions did not afford the Company’s existing stockholders an opportunity to continue to participate in any potential future growth and value increase of the Company;

•

the potential for other third parties to enter into strategic relationships with or to seek to acquire the Company, including a review of management’s dealings with other potential strategic partners or acquirers of the Company in the past and the assessment of the likelihood that a third party would offer a strategic alternative transaction more beneficial to the Company and its stockholders of the Company than the transaction;

•	the timing of the transaction;

•

the risk that if the Company does not accept the Purchaser’s offer now (as provided for in the Subscription Agreement), it may not have another opportunity to do so or a comparable opportunity that is as beneficial to the Company’s stockholders;

•

the fact that the Subscription Agreement does not contain a floor or a ceiling for the value of the shares to be purchased and that the value of the shares to be issued in the transaction could rise or fall based on the value of the common stock prior to the first closing, in the case of the initial shares, and prior to the second closing, in the case of the remaining shares;

•

(i) the belief of the Board that continuing with the strategic alternative review process was unlikely to result in a transaction that is more beneficial to the Company’s stockholders than offered by the Purchaser in the transaction and (ii) the fact that the Company would be permitted, under circumstances described in the Subscription Agreement, to terminate the Subscription Agreement in order to enter into an agreement with respect to a superior proposal after giving the Purchaser the opportunity to match the superior proposal and upon payment of a termination fee equal to $750,000, or 4.3% of the purchase price and reimbursement of up to $350,000 of reasonable, documented and out-of-pocket expenses incurred by the Purchaser in connection with the Subscription Agreement;

•

the fact that if the Company’s stockholders do not approve the transaction and the Subscription Agreement is terminated as a result thereof, the Purchaser will be entitled to the reimbursement obligation from the Company;

•

the fact that, under the terms of the Subscription Agreement, the Purchaser has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transaction as promptly as practicable;

•	the belief of the Board that the transaction has a reasonable likelihood of closing without potential issues from any governmental authorities;

•

(i) the financial analyses reviewed by B. Riley with the Board and (ii) the opinion of B. Riley rendered to the Board to the effect that, as of the date hereof, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the consideration to be received by the Company in the transaction is fair, from a financial point of view, to the Company;

•

the possible negative effect of the transaction and public announcement of the transaction on the Company’s financial performance, operating results and stock price and the Company’s relationships with customers, suppliers, other business partners, management and employees;

•

the fact that the Subscription Agreement (i) precludes the Company from actively soliciting competing acquisition proposals and (ii) obligates the Company (or its successor) to pay the Purchaser the termination fee and reimbursement obligations under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

•

the fact that the Subscription Agreement imposes restrictions on the conduct of the Company’s business in the pre-closing period, which may adversely affect the Company’s business in the event the transaction is not completed (including by delaying or preventing the Company from pursuing business opportunities that may arise or precluding actions that would be advisable if the Company were to not consummate the transaction);

•	the fact that the Subscription Agreement provisions referenced in the immediately above bullet may significantly restrict the operation of the Company’s business;

•

commencing with the execution of the Subscription Agreement, the Company is required to, subject to compliance with applicable laws and the Board’s fiduciary duties, in good faith commence the enhancement and optimization of the Company’s business pursuant to the strategy developed by Mr. Liu, which has previously been reviewed by the Board, which may adversely affect the Company’s business in the event the transaction is not completed (including by delaying or preventing the Company from pursuing business opportunities that may arise or by the Company having incurred costs and expense, and become subject to obligations, in connection with implementing such business plan);

•

the fact that the Purchaser has represented to the Company that the Purchaser (i) has as of the date of the Subscription Agreement, and will have as of the first closing, sufficient immediately available funds to pay the first purchase price pursuant and (ii) has as of the date of the Subscription Agreement, and will have as of the second closing, sufficient immediately available funds to pay the second purchase price;

•	the fact that no external or third party financing is required by the Purchaser to consummate the transaction;

•

the risks involved with the transaction and the likelihood that the Company and Purchaser will be able to complete the transaction, the possibility that the transaction might not be consummated and the Company’s prospects going forward without the investment by the Purchaser;

•	the substantial transaction expenses to be incurred in connection with the transaction and the negative impact of such expenses on the Company’s cash reserves and operating results;

•

all known interests of directors and executive officers of the Company in the transaction that may be different from, or in addition to, their interests as stockholders of the Company or the interests of the Company’s other stockholders generally;

•	two (2) current members of the Board, the Continuing Directors, will remain on the Board following the first closing until the Director End Time;

•	the Purchaser will enter into a voting agreement to vote in favor of the appointment, election and reelection of the Continuing Directors in accordance with the terms of the voting agreement;

•

each member of the Board and Mr. Bob Tirva will enter into an insider voting agreement whereby, subject to the terms and provisions thereof, each such person will agree to vote in favor of the transaction;

•

other than the Continuing Directors, the current members of the Board will resign effective upon the first closing and the Purchaser will have the right to appoint members to the Board proportionate to the interest in the capital stock of the Company that the Purchaser owns following the first closing;

•	the various constituencies of the Company, as and to the extent the Board is permitted to consider such constituencies; and

•	all other factors the Board deems relevant.

Certain Company Forecasts

Sonim does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with Sonim’s evaluation of potential strategic transactions involving Sonim, Sonim management prepared certain projections and estimates of future financial and operating performance with respect to Sonim’s fiscal year 2022, 2023 and 2024 (which we refer to herein as the “management projections”). Sonim made available the management projections to the Board and B. Riley. In addition, management prepared certain projections and estimates of future financial and operating performance with respect to Sonim’s fiscal year 2022, 2023 and 2024 as if the Sonim business had been sold in a “carve-out” transaction whereby such business would no longer be subject to customary overhead costs and expenses of a public company, which we refer to herein as the “carveout projections”. The management projections were derived from the carveout projections, with management updating the management projections to reflect a non-carve-out strategic transaction in which Sonim continues to incur customary overhead expenses of a publicly listed company, which resulted in an add back of such expenses, and with management updating the management projections to reflect results of operations since the preparation of the carveout projections and refining the management projections to reflect the best currently available estimates and judgments of Sonim’s management at such time. The management projections were not shared with AJP Holdings or any other potential strategic partner, but the carveout projections were shared with AJP Holdings and certain other potential strategic partners.

A summary of the management projections is being included in this proxy statement because they were made available to the Board and B. Riley and a summary of the carveout projections is being included in this proxy statement because they were made available to AJP Holdings and other potential strategic partners. This information is not intended to influence your decision whether to vote for or against the transaction proposal. The inclusion of this information should not be regarded as an indication that the Board, its advisors or any other person considered, or now considers, the management projections or the carveout projections to be material or to be a reliable prediction of actual future results, and neither management projections nor the carveout projections should be relied upon as such. The management projections and the carveout projections are subjective in many respects. There can be no assurance that the management projections or the carveout projections will be realized or that actual results will not be significantly higher or lower than reflected in the management projections or the carveout projections. The management projections and the carveout projections cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the management projections and the carve out projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

The management projections were prepared on a stand-alone basis and do not take into account any of the transactions contemplated by the subscription agreement, including the acquisition of common stock and associated expenses, or Sonim’s compliance with its covenants under the subscription agreement. The management projections assume sufficient liquidity to continue to operate through the planning period, which would require Sonim to raise additional capital. For these reasons and for the reasons described above, actual results likely will differ, and may differ materially, from those contained in the management projections.

The carveout projections were prepared on a stand-alone basis, but do assume that the Sonim business is sold to a strategic partner whereby customary overhead costs of a public company would no longer be applicable. For these reasons and for the reasons described above, actual results likely will differ, and may differ materially, from those contained in the carveout projections.

The management projections were prepared by, and are the responsibility of, Sonim’s management for internal use and use by B. Riley. The carveout projections were prepared by, and are the responsibility of, Sonim’s management, but such projections were not relied upon by the Sonim Board or B. Riley and were provided to AJP Holdings and certain other potential strategic partners. The management projections were (i) used by B. Riley in its financial analyses undertaken in connection with rendering its opinion to the Board, (ii) not prepared for purposes of public disclosure and (iii) not prepared on a basis designed to comply with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC (including those regarding forward-looking statements and the use of non-GAAP measures) or GAAP. Moss Adams LLP, Sonim’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the management projections or the carveout projections contained in this proxy statement and, accordingly, Moss Adams LLP does not express an opinion or any other form of assurance with respect thereto. Further, the management projections and the carveout projections include non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Although the management projections and carveout projections presented below are presented with numerical specificity, they are estimates of future performance and not historical facts. The management projections and the carveout projections were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. Realization of such assumptions is inherently uncertain and may be beyond the control of Sonim. Important factors that may affect actual results and cause the management projections or the carveout projections not to be achieved include, but are not limited to, risks and uncertainties relating to Sonim’s business (including, without limitation, risks relating to competition; customer risks; scale; market and product diversification; breadth of solution offerings; technology risks; innovation demands of customers; organic growth opportunities; inorganic opportunities; and industry consolidation and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17. In the view of Sonim’s management, the management projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Sonim’s management of the future financial performance of Sonim and other matters covered thereby. In the view of Sonim’s management, the carveout projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Sonim’s management of the future financial performance of Sonim and other matters covered thereby, taking into account that the Sonim business was sold in a carve-out transaction and was no longer subject to customary overhead costs of a public company. In addition, the assumptions underlying the management projections and the carveout projections are subject to change and have not been revised since their preparation to reflect any changes in Sonim’s business, industry performance, the legal or regulatory environment, general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated as the management projections and the carveout projections were prepared. Neither Sonim nor AJP Holding undertakes any obligation, except as required by law, to update or otherwise revise the management projections or the carveout projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in Sonim’s business, industry performance, the legal or regulatory environment, or general business or economic conditions. There can be no assurance that the management projections or the carveout projections will be realized or that Sonim’s future financial results will not materially vary from the management projections or the carveout projections.

Management Projections

The following is a summary of the management projections prepared by Sonim’s management and provided to the Board and B. Riley.

($ in millions, except percentages)	Year Ending December 31,
	2022E	2023E	2024E
Revenue	$61.9	$93.3	$111.4
% Growth	13.4%	50.7%	19.5%
Adjusted EBITDA(1)	(14.2)	2.4	6.6
% Margin	(23.0%)	2.6%	5.9%
Less: Depreciation & Amortization	—	—	—

Adjusted EBIT(2)	(14.2)	2.4	6.6
% Margin	(23.0%)	2.6%	5.9%
Less: Taxes (3)	—	(0.1)	(0.4)

NOPAT(4)	(14.2)	2.3	6.2
Plus: Depreciation & Amortization	—	—	—
Less: Working Capital Cash Adjustments (5)	(1.6)	(0.2)	(0.8)
Less: Δ in Net Working Capital	(3.7)	(5.7)	(3.2)
Less: Capital Expenditures	(0.1)	(0.2)	(0.2)

Unlevered Free Cash Flow(6)	($19.6)	($3.8)	$2.0

(1)	“Adjusted EBITDA” is a non-GAAP financial measure and is calculated as earnings before interest, taxes, depreciation and amortization. No further adjustments were made to such calculation.
(2)

“Adjusted EBIT” is a non-GAAP financial measure calculated by starting with Adjusted EBITDA and subtracting depreciation and amortization, of which there were none. No further adjustments were made to such calculation.

(3)	Taxes includes net operating losses limited to 80% of taxable income under the Tax Cuts and Jobs Act.
(4)	“NOPAT” is a non-GAAP financial measure calculated by starting with Adjusted EBIT and deducting taxes.
(5)	Working capital cash adjustments include accrued expense cash outflows for: XP5 and XP3 non-recurring engineering, minimum order obligations, accrued vacation payout and severance payments.
(6)

“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with NOPAT and adding back depreciation and amortization, adjusting for working capital cash adjustments and changes in net working capital (which, in this case, were deductions) and deducting for capital expenditures.

Carveout Projections

The following is a summary of the carveout projections prepared by Sonim’s management and provided to the Board and B. Riley, each of which did not rely on such projections in connection with its consideration of the subscription agreement and the transactions contemplated thereby, and was provided to AJP Holdings and certain other potential strategic partners.

($ in millions, except percentages)	Year Ending December 31,
	2022E	2023E	2024E
Total Revenue	$63.6	$88.8	$108.4
Total Costs of Sales	$43.5	$58.7	$72.8
Gross Margin	$20.1	$30.1	$35.6
% Gross Margin	32.0%	34%	33%
Less: R&D	$0.7	$0.7	$0.7
Less: Third Party Engineer	$10.3	$5.4	$2.4

($ in millions, except percentages)	Year Ending December 31,
	2022E	2023E	2024E
Less Sales and Marketing(1)	$7.2	$7.2	$7.2
Less: G&A(2)	$0.1	$0.1	$0.1

Total Operating Expenses	$18.3	$13.4	$10.3
Operating Profit (Loss)(3)	$1.8	$16.7	$25.3

(1)	Sales and marketing expense was assumed to be $7.2 million per year.
(2)	G&A expense was assumed to be approximately $100,000 per year.
(3)	“Operating Profit (Loss)” is calculated by starting with Gross Margin and subtracting Total Operating Expenses.

Opinion of B. Riley Securities, Inc.

On April 13, 2022, B. Riley rendered to the Board its oral opinion (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion dated April 13, 2022), to the effect that, as of April 13, 2022, and based upon and subject to the qualifications, limitations, assumptions and other matters considered by B. Riley in connection with the preparation of the opinion, the Aggregate Consideration to be received by the Company in exchange for the Purchased Shares in the transaction pursuant to the Subscription Agreement was fair from a financial point of view to the Company.

B. Riley’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Company of the Aggregate Consideration to be received by the Company in exchange for the Purchased Shares in the transaction pursuant to the Subscription Agreement and did not address any other aspect or implication of the transaction, the Subscription Agreement or any other agreement or understanding entered into in connection with the transaction or otherwise. The summary of B. Riley’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by B. Riley in preparing its opinion. However, neither B. Riley’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to the Board, the Company, any security holder of the Company or any other person as to how to act or vote on any matter relating to the transaction or otherwise.

For purposes of B. Riley’s opinion, the Company advised B. Riley and directed B. Riley to assume (i) the Company’s consolidated financial statements as of and for the year ended December 31, 2021, were prepared on the assumption that the Company would continue as a going concern, (ii) the Company was experiencing significant liquidity issues, (iii) the Company had not obtained, and did not expect to obtain, alternative financing on terms more favorable to the Company from a financial point of view, and (iv) in the absence of the transaction, or alternative financing for which the Company had not arranged and did not believe it could arrange to obtain on terms more favorable to the Company at the time, the Company’s ability to function as a going-concern would likely be severely impaired.

In arriving at its opinion, B. Riley, among other things:

•	Reviewed the financial terms of a draft, dated April 13, 2022, of the Subscription Agreement;

•	Reviewed certain publicly available business and financial information related to the Company;

•

Reviewed certain other information relating to the Company concerning its business, financial condition and operations made available to B. Riley by the Company, including (a) forecasts with respect to the future financial performance of the Company prepared by the management of the

Company relating to the Company in the absence of the transaction (the “Status Quo Projections”) and (b) solely for informational purposes, forecasts with respect to the future financial performance of the Company prepared by the management of the Purchaser relating to the Company giving effect to the transaction and the business strategy contemplated thereby (the “Financing Plan Projections”);

•	Held discussions with members of senior management of the Company and the Purchaser concerning the transaction and the business, financial condition, and strategic objectives of the Company;

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which B. Riley deemed relevant;

•	Reviewed the publicly available financial terms of certain business combinations that B. Riley deemed relevant; and

•	Performed such other financial studies, analyses and investigations, and considered such other matters, as B. Riley deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, at the Company’s direction, B. Riley relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all other information provided to B. Riley or otherwise discussed with or reviewed by B. Riley. Company management advised B. Riley and, at the Company’s direction, B. Riley assumed that the Status Quo Projections were reasonably prepared in good faith and represented Company management’s best currently available estimates and judgments with respect to the future financial performance of the Company in the absence of the transaction. In addition, at the Company’s direction, B. Riley assumed that the Financing Plan Projections were reasonably prepared in good faith and represented Purchaser management’s best currently available estimates and judgments with respect to the future financial performance of the Company giving effect to the transaction and the business strategy contemplated thereby. B. Riley assumed no responsibility for and expressed no view or opinion as to the Status Quo Projections, the Financing Plan Projections or the respective assumptions on which they were based. At the Company’s direction, B. Riley used and relied upon the Status Quo Projections for purposes of its analyses and opinion and assumed that the Status Quo Projections provided a reasonable basis upon which to evaluate the Company and the proposed transaction. B. Riley also assumed that there had been no changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements and other information, financial or otherwise, made available to B. Riley that would be material to its analyses or opinion, and that there was no information or any facts or developments that would make any of the information reviewed by B. Riley inaccurate, incomplete or misleading.

B. Riley was not asked to, and did not, undertake an independent verification of any information provided to or reviewed by it, nor was B. Riley furnished with any such verification, and B. Riley did not assume any responsibility or liability for the accuracy or completeness such information. B. Riley did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor did B. Riley evaluate the solvency of the Company under any state or federal laws. B. Riley did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which the Company was a party or may have been subject, including, without limitation, the ongoing investigation of the Company by the SEC, and B. Riley’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters, including, without limitation, the additional shares of common stock that may become issuable to Purchaser in connection therewith.

B. Riley also assumed, with the Company’s consent, that (i) in the course of obtaining any regulatory or third party consents or approvals in connection with the transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the transaction, (ii) the representations and warranties made by the parties in the Subscription Agreement were accurate and complete in all respects; (iii) each party to the Subscription Agreement would perform all of its covenants and obligations thereunder; and (iv) the transaction would be consummated in accordance with the terms of the Subscription Agreement, without waiver, modification or amendment of any term, condition or provision thereof. B. Riley also assumed that the Subscription Agreement, when executed by the parties thereto, would conform to the draft reviewed by B. Riley in all respects material to its analyses and opinion. B. Riley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessments of the Company and its legal, tax and regulatory advisors with respect to such matters. Without limitation to the foregoing, with the Company’s consent, B. Riley did not evaluate the impact, if any, of the transaction on the Company’s ability to utilize its net operating loss carryforwards to reduce future tax liabilities.

B. Riley’s opinion was limited to the fairness, from a financial point of view, to the Company of the Aggregate Consideration to be received by the Company for the Purchased Shares in the transaction pursuant to the Subscription Agreement, and B. Riley expressed no view or opinion as to the fairness of the transaction to the holders of any class of securities, creditors or other constituencies of the Company. B. Riley’s opinion did not address any other aspect or implication of the transaction, the Subscription Agreement, or any other agreement or understanding entered into in connection with the transaction or otherwise. B. Riley also expressed no view or opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Aggregate Consideration or otherwise. B. Riley expressed no view or opinion as to the prices or range of prices at which Company common stock may trade at any time. Furthermore, B. Riley did not express any opinion as to the impact of the transaction on the solvency or viability of the Company or the Purchaser, or the ability of the Company or the Purchaser to pay its obligations when they become due.

B. Riley’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to B. Riley, as of the date of its opinion. Although subsequent developments may affect its opinion, B. Riley does not have any obligation to update, revise or reaffirm its opinion. As the Company was aware, the credit, financial and stock markets were experiencing significant volatility, and B. Riley expressed no view or opinion as to any potential effects of such volatility on the Company or the proposed transaction.

B. Riley’s opinion was for the information of the Board (in its capacity as such) in connection with its consideration of the proposed transaction. B. Riley’s opinion does not constitute a recommendation to the Board, the Company, any security holder of the Company or any other person as to how to act or vote on any matter relating to the transaction or otherwise including, without limitation, whether or not to participate in any offering of securities by the Company. B. Riley’s opinion did not address the relative merits of the transaction as compared to alternative transactions or strategies that might have been available to the Company or any other party to the transaction, nor did it address the underlying business decision of the Board, the Company or any other party to effect the transaction.

In preparing its opinion to the Board, B. Riley performed a variety of analyses, including those described below. The summary of B. Riley’s analyses is not a complete description of the analyses underlying B. Riley’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither B. Riley’s opinion nor its underlying analyses is readily susceptible to summary description. B. Riley arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching B. Riley’s overall conclusion with respect to fairness, B. Riley did not make separate or quantifiable judgments regarding individual analyses. Accordingly, B. Riley believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying B. Riley’s analyses and opinion.

In performing its analyses, B. Riley considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in B. Riley’s analyses for comparative purposes is identical to the Company or the proposed transaction and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Status Quo Projections and the implied value reference ranges indicated by B. Riley’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, B. Riley’s analyses are inherently subject to substantial uncertainty.

B. Riley’s opinion was only one of many factors considered by the Board in evaluating the proposed transaction. Neither B. Riley’s opinion nor its analyses were determinative of the Aggregate Consideration or of the views of the Board or management with respect to the transaction or the Aggregate Consideration. The type and amount of Aggregate Consideration payable in the transaction were determined through negotiation between the Company and Purchaser, and the decision to enter into the Subscription Agreement was solely that of the Board.

Material Financial Analyses

The following is a summary of the material financial analyses performed by B. Riley in connection with the preparation of its opinion and reviewed with the Board on April 13, 2022. The order of the analyses does not represent relative importance or weight given to those analyses by B. Riley. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis could create a misleading or incomplete view of B. Riley’s analyses.

For purposes of its analyses, B. Riley reviewed a number of financial metrics, including:

•

Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents

•	EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

•	Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization and adjustments for non-recurring items for a specified time period.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the Company’s common stock and the common stock of the selected companies listed below as of April 13, 2022, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration in the announced transaction and other publicly available information at the time of the announcement. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Status Quo Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. B. Riley reviewed certain financial data for selected companies with publicly traded equity securities that B. Riley deemed relevant. The financial data reviewed included enterprise value as a multiple of revenue for the year ending December 31, 2021, or “2021 Revenue,” and enterprise value as a multiple of estimated revenue for the year ending December 31, 2022, or “2022E Revenue.”

The selected companies and corresponding multiples were:

	Enterprise Value / 2021 Revenue	Enterprise Value / 2022E Revenue
Xiaomi Corporation	0.6x	0.5x
Kyocera Corporation	1.2x	1.2x
Lenovo Group Limited	0.2x	0.2x
BK Technologies Corporation	0.7x	NA
Socket Mobile, Inc.	1.3x	NA
Siyata Mobile Inc.	2.4x	1.0x
Sonim Technologies, Inc.	0.1x	0.1x

“NA” refers to not available.

Taking into account the results of the selected companies analysis, B. Riley applied selected multiple ranges of 0.2x to 1.3x to the Company’s 2021 revenue and 0.1x to 1.3x to the Company’s estimated 2022E revenue. The selected companies analysis indicated implied aggregate equity value reference ranges for the Purchased Shares of $10.0 million to $41.1 million, based on 2021 revenue, and $7.5 million to $46.0 million, based on estimated 2022E revenue, in each case as compared to the Aggregate Consideration of $17.5 million in the transaction pursuant to the Subscription Agreement.

Selected Transactions Analysis. B. Riley reviewed certain financial terms of certain transactions involving target companies that B. Riley deemed relevant. The financial data reviewed included enterprise value as a multiple of revenue for the last twelve months available prior to the date of announcement, or “LTM Revenue.”

The selected transactions and corresponding multiples were:

Date Announced	Target	Acquiror	Enterprise Value/ LTM Revenue
7/22/2021	BK Technologies Corporation	Metrolina Capital	0.9x
8/14/2018	Xplore Technologies Corp.	Zebra Technologies Corporation	1.0x
5/30/2018	WinMate Inc.	Onyx Healthcare Inc.	1.5x
1/10/2018	Point Mobile Co., Ltd.	Consortium of Investors	0.9x

Taking into account the results of the selected transactions analysis, B. Riley applied a selected multiple range of 0.9x to 1.5x to the Company’s revenue for the last twelve months. The selected transactions analysis indicated an implied aggregate equity value reference range for the Purchased Shares of $29.7 million to $46.7 million, as compared to the Aggregate Consideration of $17.5 million in the transaction pursuant to the Subscription Agreement.

Discounted Cash Flow Analysis. B. Riley performed a discounted cash flow analysis of the Company based on the Status Quo Projections provided by the Company management. B. Riley applied ranges of terminal value multiples of 0.2x to 1.0x to the Company’s estimated 2024E revenue and 6.0x to 10.0x to the Company’s estimated 2024E adjusted EBITDA and, in each case, discount rates ranging from 30.0% to 40.0%. The discounted cash flow analysis indicated implied aggregate equity value reference ranges for the Purchased Shares of $0.6 million to $22.1 million, based on multiples of estimated 2024E revenue, and $3.8 million to $11.3 million, based on multiples of estimated 2024E adjusted EBITDA, in each case as compared to the Aggregate Consideration of $17.5 million in the transaction pursuant to the Subscription Agreement.

Additional Information

Illustrative Discount Paid Analysis. B. Riley performed a discount paid analysis of the Purchased Shares using the stock price discounts/premiums paid in 134 PIPE transactions involving U.S. public company issuers over the last seven years prior to April 13, 2022, including 115 small-cap transactions involving public companies with market caps of less than $500 million. B. Riley calculated the median discounts paid for the purchased shares relative to the issuer company’s single-day closing share price for the date one day prior to the announcement of the transaction. The median discount was (8.2%) for all transactions and (7.4%) for the small cap company transactions, in each case as compared to a premium of 20.0%, based on the price per share in the transaction of $0.84 and the Company’s closing price of $0.70 on April 13, 2022.

Taking into account the results of the illustrative discount paid analysis, B. Riley applied the median discounts indicated for all transactions and the small cap company transactions to the Company’s closing trading price of $0.70 on April 13, 2022. The discount paid analysis indicated illustrative aggregate equity reference values for the Purchased Shares of $13.4 million, based on the median discount for all transactions, and $13.5 million, based on the median discount for the small cap company transactions, in each case as compared to the Aggregate Consideration of $17.5 million in the transaction pursuant to the Subscription Agreement.

Other Matters

B. Riley acted as financial advisor to the Board in connection with the transaction and will receive a fee of $1,225,000 for such services, all of which is payable upon the consummation of the transaction. B. Riley also became entitled to a fee of $250,000 upon rendering its opinion, which is not contingent upon the conclusion set forth in its opinion or the successful completion of the transaction. In addition, the Company has agreed to indemnify B. Riley and certain related parties for certain liabilities arising out of or related to its engagement and to reimburse B. Riley for certain expenses incurred in connection with its engagement. The Board engaged B. Riley based on B. Riley’s knowledge of the Company and its industry, as well as its extensive experience working with the Company and its management. B. Riley is regularly engaged to render financial opinions in connection with transactions, acquisitions, divestitures, leveraged buyouts, and for other purposes.

B. Riley is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, B. Riley and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Purchaser and their respective affiliates. During the last two years B. Riley held significant positions in equity and debt securities of the Company until August 2021, and a senior executive of its affiliates B. Riley Financial and B. Riley Principal Investments served as a member of the Board until February 2022. In addition, B. Riley and its affiliates have in the past provided, and are currently providing, investment banking and other financial services to the Company and certain of its affiliates, for which B. Riley and its affiliates have received, or would expect to receive, compensation, including, during the past two years having acted as the Company’s sales agent in connection with its “at-the-market offering” programs for which B. Riley received aggregate compensation of approximately $1,000,000. B. Riley and its affiliates may in the future provide investment banking and other financial services to the Company, the Purchaser and their respective affiliates, for which B. Riley and its affiliates would expect to receive compensation. B. Riley has adopted policies and procedures designed to preserve the independence of its research and credit analysts whose views may differ from those of the members of the team of investment banking professionals advising the Company.

Financing of the Transaction

AJP Holding will be using cash on hand to purchase the common stock of the Company in the transaction.

Closing of the Transaction

Assuming timely satisfaction of the closing conditions, including the approval by our stockholders of the Transaction Proposal, we currently expect the closing of the transaction to occur in the second half of calendar year 2022. See the section entitled “The Subscription Agreement—Closing of the Transaction” beginning on page 52.

Interests of Certain Persons in the Transaction

In considering the recommendation of the Board that you vote to approve the issuance contemplated by the subscription agreement, you should be aware that aside from their interests as Company stockholders, the Company’s directors and executive officers may have interests in the transaction that may be different from, in conflict with or in addition to those of the Company stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Subscription Agreement and the transaction and in recommending to the Company stockholders that the Subscription Agreement be adopted. For more information, see the sections entitled “The Transaction—Background of the Transaction” beginning on page 22 and “The Transaction—Reasons for the Transaction; Recommendation of the Board” beginning on page 38.

Interests of the Company’s directors and executive officers include, but are not limited to, the following:

•	effective as of the first closing, all of the directors (other than Messrs. Howe and Mulica) are to resign from the Board;

•

pursuant to the Company’s compensation policy for members of the Board who are not employed by the Company or any of its subsidiaries (“non-employee directors”), awards of restricted stock units (“RSUs”) granted by the Company to non-employee directors that are outstanding immediately prior to the second closing will become fully vested upon the second closing. Assuming the second closing occurred on May 6, 2022, the total number of outstanding RSUs held by the non-employee directors that would have accelerated upon the second closing would be 204,197. These accelerated RSUs would have an aggregate value of $144,980 (based on a value for the Company’s common stock of $0.71 per share, which was the average closing market price of the stock over the first five business days after the first public announcement of the transaction on April 14, 2022). The non-employee directors are not receiving any other compensation in connection with the Subscription Agreement or, in the case of directors other than Messrs. Howe and Mulica, the termination of their service on the Board at the first closing;

•

Mr. Peter Liu, the former Executive VP for Global Operations and Engineering was appointed the Company’s Chief Executive Officer of the Company, effective concurrently with the execution of the Subscription Agreement;

•

Mr. Robert Tirva’s employment with the Company will terminate on, and subject to, the first closing and upon such termination, Mr. Tirva will be entitled to receive the following severance benefits: cash severance of $1,000,000 (payable in installments over 20 months), accelerated vesting of his then-outstanding and unvested equity-based awards granted by the Company, and, subject to his providing consulting services to the Company for three months after his termination date, reimbursement for his COBRA health insurance premiums for up to 18 months following his termination; and

•	the Company’s directors and officers will be entitled to certain ongoing indemnification and advancement rights as well as coverage under directors’ and officers’ liability policies.

Indemnification and Insurance

Pursuant to the terms of the Subscription Agreement, the Company’s directors and officers will be entitled to certain ongoing indemnification and advancement rights as well as coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Subscription Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 67 for a description of such ongoing indemnification, advancement and coverage obligations of the Company.

THE SUBSCRIPTION AGREEMENT

This section describes the material terms of the Subscription Agreement. The description of the Subscription Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Subscription Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Subscription Agreement that is important to you. We encourage you to read the Subscription Agreement carefully and in its entirety.

Explanatory Note Regarding the Subscription Agreement

The Subscription Agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Subscription Agreement. The representations, warranties and covenants made in the Subscription Agreement by the Company and the Purchaser were made solely to the parties to, and solely for the purposes of, the Subscription Agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company and the Purchaser in connection with negotiating the terms of the Subscription Agreement. The Company’s stockholders and other investors are not third-party beneficiaries under the Subscription Agreement. In particular, in your review of the representations and warranties contained in the Subscription Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the principal purposes of establishing the circumstances in which a party to the Subscription Agreement may have the right not to consummate the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Subscription Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and, in some cases, were qualified by matters set forth on the disclosure letter delivered to Purchaser in connection with the Subscription Agreement (which we refer to as the “disclosure letter”), which disclosures are not reflected in the Subscription Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Subscription Agreement.

Directors and Officers

Concurrent with the first closing, all of the current directors of the Company (other than Messrs. Howe and Mulica (whom we refer to as the “Continuing Directors”)) will resign and the Purchaser shall be entitled to designate such number of directors on the Board as will give the Purchaser, subject to compliance with applicable laws, representation on the Board equal to that number of directors, rounded down to the next whole number, that is the product of (i) the total number of directors on the Board (after giving effect to the directors elected pursuant to this sentence, and after giving effect to any resignations from the Board prior to or concurrent with the first closing) multiplied by (ii) the percentage that (A) such number of initial shares bears to (B) the total number of shares of common stock outstanding as of the first closing (after giving effect to the issuance of the initial shares).

Closing of the Transaction

The Subscription Agreement provides that the closing of the transaction will take place in two (2) tranches (which we refer to as the “first closing” and “second closing,” respectively). The first closing will take place as soon as possible, but in any event no later than the second business day following the date on which the last of the conditions to the first closing (described in the section entitled “The Subscription Agreement—Conditions to the Transaction” beginning on page 64) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the first closing, but subject to the satisfaction or waiver of those conditions on the first closing date), or such other time and date as may be mutually agreed in writing by the Company and Purchaser. The second closing is to occur on August 1, 2022, or such other time and place as the Continuing Directors and the Purchaser may agree in writing; provided, that if the first closing shall not have occurred by August 1, 2022, the second closing shall take place no later than the fifth business day following the date of the first closing.

Assuming timely satisfaction or waiver of the closing conditions, including the approval by our stockholders of the Transaction Proposal, we currently expect the closing of the transaction to occur in the second half of calendar year 2022. However, the parties cannot predict the exact timing of completion of the transaction or whether the transaction will be completed at an earlier or later time, as agreed by the parties, or at all.

Representations and Warranties

Representations and Warranties of the Company

We made customary representations and warranties in the Subscription Agreement that are subject, in many cases, to exceptions and qualifications contained in the Subscription Agreement, in the disclosure letter or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, existence, good standing and authority to carry on our and their businesses as currently conducted;

•

our corporate power and authority related to the Subscription Agreement, including as it relates to our entry into and performance of our obligations contemplated by the Subscription Agreement; the required vote of our stockholders to adopt the Subscription Agreement and to consummate the transactions contemplated thereby; and our Board’s recommendation that the Subscription Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company’s stockholders and recommendation to adopt the Subscription Agreement by the stockholders;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the transaction and the Subscription Agreement;

•	our capitalization and the absence of any voting agreements by us (except with respect to the voting agreement entered into with respect to this transaction) with respect to our securities;

•	our subsidiaries’ capitalization;

•	the offer and sale of the purchased shares pursuant to the Subscription Agreement will be exempt from registration requirements under the Securities Act of 1933, as amended;

•

our SEC filings since January 1, 2019, the absence of material misstatements or omissions in such filings and documents and compliance of such filings with legal requirements; any material or unresolved written comments from the SEC; compliance with Sarbanes-Oxley Act; and disclosure controls;

•	our financial statements and compliance with GAAP;

•	the absence of certain legal proceedings;

•

our and our subsidiaries’ compliance with applicable laws and the absence of written notices from governmental authorities alleging any such violations, and the absence of any orders from governmental authorities, including all permits and licenses required to conduct our business;

•	certain tax matters relating to the Company and its subsidiaries, including the filing of all tax returns required to be filed;

•	certain ERISA matters;

•	certain environmental matters relating to the Company and its subsidiaries;

•	certain matters relating to registration rights;

•	certain matters relating to the Investment Company Act of 1940, as amended;

•	compliance by us with the listing and corporate governance requirements of Nasdaq;

•	the absence of any undisclosed broker’s or finder’s fees except for those owed to B. Riley;

•

the compliance of the Company, since January 1, 2022, and its subsidiaries with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption and anti-bribery laws;

•	the compliance of the Company with applicable trade laws, and applicable export laws and certain economic sanction regimes for the past five (5) years;

•	certain matters with respect to affiliate transactions;

•	the maintenance of sufficient and customary insurance;

•	certain matters with respect to the intellectual property of the Company; and

•	certain matters with respect to customers of the Company.

The representations and warranties in the Subscription Agreement of the Company will not survive the consummation of the transaction.

Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means a material adverse effect upon the financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

•	any change, development, occurrence or event affecting the industry in which the Company and its subsidiaries operate;

•

any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world;

•

political conditions, including the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, political action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war;

•

any conditions resulting from the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic (including COVID-19) or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity;

•	changes in any law, rule, regulation or GAAP;

•	any action taken or omitted to be taken by or at the written request or with the written consent of the Purchaser;

•	any announcement of the Subscription Agreement or the contemplated transactions;

•

changes in the market price or trading volume of common stock or any other equity, equity-related or debt securities of the Company or its affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

•

any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

•	any effect arising out of or resulting from any claims or proceedings made by any of the Company’s stockholders arising out of or related to the Subscription Agreement;

provided, that any of the matters described in the first three matters listed above, will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred to the extent that such matter disproportionately and adversely affects the Company and its subsidiaries, taken as a whole, as compared with other companies operating in the industry in which the Company and its subsidiaries operate.

Representations and Warranties of Purchaser

The Subscription Agreement also contains customary representations and warranties made by Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Subscription Agreement. The representations and warranties of Purchaser relate to, among other things:

•	its due organization, existence, good standing and authority to carry on its business as presently conducted;

•

its corporate power and authority related to the Subscription Agreement, including its power to enter into the Subscription Agreement, perform their obligations under, and consummate the transactions contemplated by the Subscription Agreement and the enforceability of the Subscription Agreement against it;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the subscription agreements and transactions contemplated thereby;

•

availability of funds as of the date of the Subscription Agreement to pay the first purchase price at the first closing and that the Purchaser will have as of the second closing sufficient immediately available funds to pay the second purchase price at the second closing;

•

certain representations with respect to the Purchaser’s status as an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and the private placement of the purchased shares;

•	its lack of prior ownership of the Company common stock;

•	the absence of any undisclosed broker’s or finder’s fees

•	certain ERISA matters; and

•	its status as a wholly-owned and controlled entity of U.S. citizens and that it is not a “foreign person,” “foreign national,” “foreign government” or “foreign entity.”

The representations and warranties in the Subscription Agreement of the Company will not survive the consummation of the transaction.

Conduct of Our Business Pending the Transaction

Under the Subscription Agreement, between the date of the Subscription Agreement and the earlier of the first closing or the termination of the Subscription Agreement in accordance with its terms, except as required by applicable law or governmental authority or with the prior written consent of the Purchaser, the Company shall and shall cause each of its subsidiaries to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present directors, officers and any employee of the Company or any of its subsidiaries whose annual base compensation is $200,000 or more (which we refer to as a “key employee”) and (iii) preserve its relationships with its material customers, lenders, suppliers and others having material business relationships with it. Additionally, except as expressly permitted or required by the Subscription Agreement, as required by applicable law or with the prior written consent of the Purchaser, between the date of the Subscription Agreement and the earlier of the second closing or the termination of the Subscription Agreement in accordance with its terms, as applicable, the Company shall not nor shall it permit any of its subsidiaries to:

•

(i) amend the certificate of incorporation or bylaws of the Company or (ii) amend, other than immaterial changes in respect of wholly-owned subsidiaries, the comparable organizational documents of any subsidiary of the Company;

•

(i) split, combine or reclassify any shares of its capital stock, (ii) authorize, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company or any securities of any subsidiary of the Company, other than (A) the acquisition or withholding by the Company of shares of common stock in connection with the surrender of shares of common stock by holders of Company stock options in order to pay the exercise price thereof, (B) the acquisition or withholding of shares of common stock to satisfy tax obligations with respect to awards granted pursuant to the stock plans, (C) the acquisition by the Company of any restricted shares in connection with the forfeiture of such awards and (D) as required by any stock plan as in effect on the date of the Subscription Agreement;

•

(i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of, any securities of the Company or any securities of any subsidiary of the Company, other than the issuance of (A) any shares of common stock upon the exercise of Company stock options or any options or purchase rights under the Company’s 2019 ESPP (as defined herein) or settlement of Company RSUs, in each case, that are outstanding on the date of the Subscription Agreement and in each case in accordance with their terms on the date of the Subscription Agreement, (B) awards of Company RSUs to consultants under the stock plans and awards of Company RSUs under the stock plans to any newly hired or promoted employees or to employees for retention purposes, in each case, in the ordinary course of business consistent with past practice or (C) any securities of any subsidiary of the Company to the Company or any other wholly-owned subsidiary of the Company; or (ii) amend any term of any securities of the Company or any securities of any subsidiary of the Company ;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its subsidiaries (other than the dissolution of any inactive subsidiary of the Company and reorganizations solely among subsidiaries of the Company) or consummate any of the foregoing;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any equity interest or securities in, or any material amount of other assets, properties, interests or businesses of, any person, or enter into any new line of business that is material to the Company and its subsidiaries, taken as a whole;

•

sell, lease, exclusively license, exchange, swap, abandon, allow to lapse or cancel any intellectual property owned by the Company (other than the natural expiration thereof or, with respect to allowing intellectual property owned by the Company to become abandoned, lapsed or cancelled, in connection with the Company’s exercise of its reasonable business judgment); or sell, lease, exchange, swap or otherwise transfer or dispose of any of the Company’s or its subsidiaries’ material assets, securities, properties, interests or businesses, other than (i) pursuant to existing Contract in effect prior to the date of the Subscription Agreement, or (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

•

(i) repurchase, prepay, redeem, defease, assume, endorse, guarantee, incur or otherwise become liable for or modify the terms of any indebtedness for borrowed money or sell or issue any debt securities or other rights to acquire any debt securities (directly, contingently or otherwise), or (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the Company or any of its wholly-owned subsidiaries in the ordinary course of business and advances of expenses to employees in the ordinary course of business);

•

except as required by the terms of any employee benefit plan of the Company as in effect on the date of the Subscription Agreement: (i) grant any severance, retention or termination pay to, or enter into or amend any employment, severance, retention, termination, change in control or severance agreement with, any current or former key employee, (ii) hire any new employee who would constitute a key employee, other than in the ordinary course of business consistent with past practice in order to replace a key employee whose employment terminates (so long as the applicable replacement key employee receives compensation and benefit terms that are no more favorable to the new key employee than compensation and benefits held by the key employee that is being replaced), (iii) grant to any current or former director or key employee of the Company or any of its subsidiaries any material increase in compensation, target bonus or benefits, in addition to those pursuant to arrangements in effect on the date hereof, other than in the ordinary course of business, (iv) establish, adopt, enter into or materially amend or modify any employee benefit plan of the Company (other than entering into offer letters that contemplate “at will” employment that is terminable without payment or notice or, where required by applicable law, employment agreements consistent with the Company’s practices in the applicable jurisdiction, or cash bonus or cash incentive plans for performance periods not exceeding one (1) year in the ordinary course of business consistent with past practice to replace such plans covering performance periods that end prior to the second closing), (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors employees or other service providers, other than in the ordinary course of business consistent with past practice, (vi) establish, enter into, adopt or amend any works council, collective bargaining or similar labor-related agreement, except as required by applicable law, (vii) announce, implement or effect any material reduction in labor force, lay-off, early retirement program or other effort concerning termination of employment of employees of the Company or any of its subsidiaries (other than routine employee terminations in the ordinary course of business) or (viii) terminate any key employee other than for cause;

•

make any change in any financial accounting principles, methods or practices (including any tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or tax accounting purposes, in each case except for any such change required by GAAP or applicable law, including Regulation S-X under the Securities Exchange Act of 1934, as amended;

•

make, change or revoke any material tax election (other than in the ordinary course of business consistent with past practice), change any annual tax accounting period, adopt or change any method of material tax accounting, amend, refile or otherwise revise any previously filed tax returns, enter into any closing agreement, settle or compromise any tax claim or assessment, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, enter into any tax indemnity or similar agreements or arrangements (other than customary commercial agreements not primarily related to taxes), undertake any restructuring or engage in any transaction that may transfer the ownership of any intellectual property;

•	discharge, pay, settle or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors, or (iii) any litigation, arbitration, proceeding or dispute that relates to the contemplated transactions;

•

enter into, as a tenant or subtenant, any lease of real property, under which the rent to be charged exceeds two hundred fifty thousand ($250,000) for any twelve (12)-month period, other than ordinary course of business extensions and renewals of leases existing as of the date hereof with a term of no more than one (1) calendar year;

•

except in the ordinary course of business consistent with past practice and except as provided in an annual operating plan as approved by the Board, make any new capital expenditure or expenditures, or commit to do so;

•

terminate, cancel, amend or modify any insurance coverage policy maintained by the Company or any of its subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business;

•

except in the ordinary course of business consistent with past practice, (i) enter into any contract that would, if entered into prior to the date hereof, be a material contract that was required to be filed or furnished by the Company as exhibits to the SEC documents to which the Company is a party or the property or assets of the Company is subject (which we refer to as “material contracts”) (ii) materially modify, materially amend or terminate any material contract or (iii) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its subsidiaries under any material contract;

•	enter into or adopt any “poison pill” or similar stockholder rights plan that would prevent or preclude the contemplated transactions; or

•	agree, authorize or commit to do any of the foregoing

No Solicitation of Acquisition Proposals; Board Recommendation Changes

No Solicitation or Negotiation

Except as permitted by the terms of the Subscription Agreement described below, from and after the date of the Subscription Agreement until the earlier of the first closing or the termination of the Subscription Agreement in accordance with its terms, the Company has agreed that neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries authorize or knowingly permit any of the directors of the Company, the officers or employees of the Company, or any investment bankers, attorneys, accountants or other advisors or other representatives retained by the Company or its subsidiaries (collectively, we refer to such persons as “the Company representatives”) to, directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, proposal or offer that constitutes, or would reasonably be expected to result in, an acquisition proposal (as defined below);

•

enter into, continue or participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its subsidiaries to, any third party in connection with an acquisition proposal;

•

approve, recommend, publicly declare advisable or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, joint venture agreement or other similar agreement relating to an acquisition proposal (other than an acceptable confidentiality agreement); or

•	agree to or propose publicly to do any of the foregoing.

The Subscription Agreement defines the term “acquisition proposal” to mean, other than the transactions contemplated by the Subscription Agreement, any written or oral offer, or proposal of any third party or “group”

(as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to a transaction or series of related transactions involving: (i) any acquisition or purchase (including through any lease, exchange, exclusive license, transfer or disposition, in each case, other than in the ordinary course of business), direct or indirect, of assets equal to 20% or more of the consolidated assets or businesses of the Company and its subsidiaries, taken as a whole, or to which 20% or more of the consolidated revenues or earnings of the Company and its subsidiaries, taken as a whole, are attributable, or 20% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party or group beneficially owning 20% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction (A) involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company and its subsidiaries, taken as a whole, are attributable or (B) pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction would, as a result of such transaction, hold less than 80% of the equity interests in the surviving entity of such transaction.

No Solicitation Exceptions

Notwithstanding the foregoing, any time after the date of the Subscription Agreement and prior to the Company stockholders’ adoption of the Subscription Agreement, the Company, directly or indirectly through the Company representatives, may (i) engage in negotiations or discussions with a third party and its representatives and actual or potential sources of financing (including making any counterproposal) and (ii) furnish to such persons non-public information relating to the Company or any of its subsidiaries pursuant to an acceptable confidentiality agreement, but only in the event all of the following occur:

•

the Company, any subsidiary of the Company or a Company representatives receives a written acquisition proposal from such third party that did not result from a breach of the Company’s non-solicitation obligations and that the Board determines in good faith: (i) to be bona fide, (ii) after consultation with its financial advisor and outside legal counsel, constitutes, or would reasonably be expected to result in, a superior proposal, or (iii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company’s directors under applicable law; and

•

prior to or substantially concurrently with the time any non-public information relating to the Company is made available to such third party, the Company makes available to Purchaser any such information that is made available to the third party that was not previously made available to Purchaser.

The Subscription Agreement defines the term “superior proposal” to mean a bona fide, written acquisition proposal (with all percentages included in the definition of “acquisition proposal” changed to 50%) made after the date of the Subscription Agreement that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such acquisition proposal (including any termination or break-up fees and conditions to consummation), the person making such acquisition proposal, the likelihood and timing of consummation of such acquisition proposal and all financial, legal, regulatory and other aspects of such acquisition proposal, is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Subscription Agreement.

The Company agrees to promptly (but in no event later than twenty-four (24) hours) notify Purchaser orally and in writing of its receipt of any acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an acquisition proposal or any inquiry or request for nonpublic information relating to the Company or any of its subsidiaries by any person who has made, or has expressly indicated that such person is contemplating making, any acquisition proposal. The notice provided to Purchaser must identify the third party making, and the material terms and conditions of (or the nature of), any such acquisition proposal, inquiry or request and must include a copy of any written acquisition proposal (or summary of the terms of any oral acquisition proposal) and a copy of all written materials provided by such Person with respect to such acquisition proposal. Further, the Company has agreed to keep Purchaser reasonably informed promptly (but in no event later than twenty-four (24) hours) after any material changes in status or material terms of any acquisition proposal and shall provide to Parent promptly (but in no event later than twenty-four (24) hours) after receipt thereof of copies of proposed transaction agreements or proposal letters sent or provided to the Company or any of its subsidiaries that describe any material terms or conditions of any acquisition proposal. The Company has also agreed to keep Purchaser reasonably informed as to the nature of any information requested of the Company with respect thereto. Upon the request of Purchaser, the Company must apprise Purchaser of the status of any such acquisition proposal, inquiry or request.

If an acquisition proposal is publicly announced (other than by Purchaser, its subsidiaries or any of their respective affiliates or representatives), the Company has agreed to publicly reaffirm the Board recommendation within ten (10) business days after receipt of a written request by Purchaser to provide such reaffirmation, unless an adverse recommendation change (as defined below) is permitted under the terms of the Subscription Agreement, except that the Company is not obligated to publicly reaffirm such recommendation on more than one occasion with respect to each such publicly announced acquisition proposal by any third party or on more than one occasion with respect to each publicly announced material modification thereto.

Adverse Recommendation Change

The Subscription Agreement provides that (subject to certain exceptions described below) the Board will not (i) fail to make, withdraw or modify in a manner adverse to Purchaser (or publicly propose to withdraw, modify or qualify in any manner adverse to Purchaser) the Board recommendation, (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable the adoption of, an acquisition proposal or (iii) fail to include in this proxy statement the Board recommendation (any of the foregoing, we refer to as an “adverse recommendation change”).

Adverse Recommendation Change Exceptions

Notwithstanding the foregoing, the Board, at any time before the Company stockholders adopt the Subscription Agreement, may make an adverse recommendation change (or terminate the Subscription Agreement as described in the section entitled “The Subscription Agreement—Termination” starting on page 65) in response to an acquisition proposal, only so long as (i) such acquisition proposal was not the result of a breach of the non-solicitation obligations of the Company described above and such acquisition proposal is not withdrawn, and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of the Subscription Agreement that may be offered in writing by Purchaser in accordance with the Subscription Agreement, (A) that such acquisition proposal constitutes a superior proposal, and (B) that the failure to make an adverse recommendation change would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

In addition, the Board may not effect an adverse recommendation change (or terminate the Subscription Agreement as described in the section entitled “The Subscription Agreement—Termination” starting on page 65) unless:

•

the Company notifies Purchaser in writing (which we refer to as a “change notice”) at least three (3) business days (which we refer to as the “negotiation period”) before the making of any adverse recommendation change or the Board’s determination that such acquisition proposal constitutes a superior proposal and of its intention to make an adverse recommendation change, with the most current version of all proposed agreements under which such superior proposal is proposed to be consummated and all other material terms and conditions in respect of such acquisition proposal and the identity of the third party making such superior proposal attached to the change notice;

•	during the negotiation period, the Company was available to negotiate in good faith with Purchaser (if requested by Purchaser) any proposal by Purchaser to amend the terms and conditions of the

Subscription Agreement such that the acquisition proposal would no longer constitute a superior proposal (provided that the Company delivered a new change notice and entered into a new two (2) business day negotiation period for any amendment, supplement or modification to any acquisition proposal); and

•

at the end of the negotiation period (and any subsequent negotiation periods with respect to an amended, supplemented or modified acquisition proposal), the Board, after considering in good faith any revisions to the terms of the Subscription Agreement offered in writing by Purchaser pursuant to the Subscription Agreement, determined in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal remained a superior proposal.

Further, the Board may make an adverse recommendation change if (i) an intervening event (as defined below) has occurred, (ii) the Board determines in good faith and after taking into account any revisions to the terms of the Subscription Agreement that may be offered in writing by Purchaser in accordance with the Subscription Agreement, after consultation with outside legal counsel and its financial advisors, that the failure to make an adverse recommendation change would reasonably be expected to result in a breach of its fiduciary duties under applicable law and (iii) prior to making the adverse recommendation change, the Company (A) provided Purchaser at least two (2) business days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board to take such action (provided that the Company delivered a new notice and entered into a new two (2) business day period for any material change in the facts or circumstances relating to an intervening event) and (B) during such period, if requested by Purchaser, engaged in good faith negotiations with Purchaser to amend the Subscription Agreement in such a manner that obviates the need for such adverse recommendation change.

The Subscription Agreement defines “intervening event” to mean a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Board after the date of the Subscription Agreement that (w) affects the business, assets or operations of Company and its subsidiaries, (x) was not known by, or if known, the effect of which was not reasonably foreseeable by, the Board (assuming consultations with appropriate officers and representatives of the Company) on the date of the Subscription Agreement, (y) becomes known to the Board prior to receipt of the company stockholder approval and (z) did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or refrained from taken) pursuant to the Subscription Agreement; provided, however, that in no event shall any of the following, alone or in combination, constitute an intervening event: (1) the receipt, existence of or terms of an acquisition proposal, (2) changes in the trading price or trading volume of the Company common stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account the extent otherwise permitted by the definition of “intervening event”); or (3) meeting or exceeding any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or exceeding the Company’s internal or external budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to the Company meeting or exceeding such estimates, projections, budgets, plans or forecasts may be taken into account to the extent otherwise permitted by the definition of “intervening event”).

Stockholders Meeting

The Company has agreed to cause the special meeting to be duly called and held as soon as reasonably practicable following clearance of this proxy statement by the SEC for the purpose of voting on the Transaction Proposal by the Company’s stockholders. The Company’s Board has agreed to, subject to the provisions of the Subscription Agreement discussed above under “The Subscription Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 58), recommend that the Company stockholders adopt the Subscription Agreement, to use its reasonable best efforts to obtain stockholder approval of the Transaction Proposal and to otherwise comply with all legal requirements applicable to the special meeting.

Filings; Other Actions

The Company and Purchaser have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Subscription Agreement as promptly as practicable, including:

•

preparing and filing as promptly as practicable after the date of the Subscription Agreement with any governmental authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable;

•

obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any governmental authority that are necessary to consummate the transactions contemplated by the Subscription Agreement; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Subscription Agreement.

Employment and Severance Agreements

In connection with the Company’s entry into the Subscription Agreement, the Board appointed Peter Liu, who had been serving as the Company’s Executive VP for Global Operations, as Chief Executive Officer of the Company. However, if the Subscription Agreement is terminated prior to the first closing, Mr. Liu’s title will change back to Executive VP for Global Operations. Mr. Liu did not receive any additional compensation as a result of his appointment as Chief Executive Officer or the transactions contemplated by the Subscription Agreement. Mr. Liu and the Company have entered into an offer letter, dated July 31, 2013 and as amended on February 1, 2016, that provides Mr. Liu with an initial annual base salary of $253,000. His current annual base salary is $265,650. Mr. Liu is also eligible for an annual bonus, with his current target bonus opportunity being 50% of his base salary. Mr. Liu is also eligible to participate in the employee benefit plans generally available to the Company’s employees. The offer letter also provides that if Mr. Liu’s employment with the Company is terminated by the Company without cause or by Mr. Liu for good reason, in any such case prior to a change in control or more than thirteen (13) months after a change in control, or due to Mr. Liu’s death or permanent disability, Mr. Liu will receive six (6) months of continued base salary. If Mr. Liu’s employment with the Company is terminated by the Company without cause, or if he terminates his employment with the Company for good reason, in either case at any time within thirteen (13) months after a change in control, Mr. Liu will receive six (6) months of continued base salary and accelerated vesting of any then-outstanding options or stock awards granted by the Company to him that would have vested had Mr. Liu remained employed for two (2) years following the date of such termination. The severance benefits described above would, if triggered, be conditioned on Mr. Liu providing the Company with a release of claims in a form acceptable to the Company. For these purposes, “cause,” “good reason” and “change in control” are defined in the offer letter. Mr. Liu’s offer letter was amended on April 13, 2022 solely to provide for his appointment as Chief Executive Officer and to confirm that he would not be entitled to resign for “good reason” under his offer letter if the Subscription Agreement terminated and his appointment as Chief Executive Officer were rescinded as described above.

On April 13, 2022, the Compensation Committee of the Board approved a letter agreement with Robert Tirva, the Company’s President, Chief Financial Officer and Chief Operating Officer (the “Tirva Letter Agreement”). The agreement provides that Mr. Tirva’s employment with the Company will terminate on, and subject to, the first closing and that upon such termination, Mr. Tirva would be entitled to receive the following severance benefits: cash severance of $1,000,000 (payable in installments over twenty (20) months), accelerated vesting of his then-outstanding and unvested equity-based awards granted by the Company and, subject to his providing consulting services to the Company for three (3) months after his termination date, reimbursement for his COBRA health insurance premiums for up to eighteen (18) months following his termination. Mr. Tirva’s right to receive these benefits is conditioned on his providing the Company with a release of claims in a form acceptable to the Company and continued compliance with his obligations under his proprietary information agreement with the Company (including the non-competition and non-solicitation provisions thereof). If the first closing occurs, the severance benefits provided in the Tirva Letter Agreement will supersede the severance benefits provided in Mr. Tirva’s existing employment agreement with the Company. If the first closing does not occur, the Tirva Letter Agreement will terminate, and the severance provisions in Mr. Tirva’s employment agreement will apply in accordance with their terms.

Golden Parachute Compensation

The following table sets forth the estimated amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each of our named executive officers could receive in connection with the transactions contemplated by the Subscription Agreement. The named executive officers are not entitled to receive any other payments or benefits solely as a result of such transactions or any other transaction that constitutes a change in control of the Company. The amounts in the table assume, where applicable, that the named executive officer’s employment is terminated in circumstances that would trigger the right to receive severance benefits under the agreements described above (a “qualifying termination”), and that such a qualifying termination of the executive’s employment occurred on May 6, 2022. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. As a result, the actual amounts received by a named executive officer may differ in material respects from the amounts set forth below.

Name	Cash Severance ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total
Robert Tirva	1,000,000	56,494	40,122	—	1,096,616
President, Chief Financial Officer and Chief Operating Officer
Thomas W. Wilkinson(5)	—	—	—	—	—
Former Chief Executive Officer

(1)

The amount reported in this column represents the potential cash severance payments that would be made to Mr. Tirva assuming a qualifying termination of his employment upon the first closing as provided in the Tirva Letter Agreement, such amount to be paid in 20 monthly installments following his termination.

(2)

The amount reported in this column reflects the value of Mr. Tirva’s equity awards granted by the Company that were outstanding as of May 6, 2022 and that would vest assuming a qualifying termination of his employment upon the first closing as provided in the Tirva Letter Agreement. These amounts were calculated based on the number of shares subject to the portion of the award that would accelerate and a value for the Company’s common stock of $0.71 per share, which was the average closing market price of the stock over the first five business days following the first public announcement of the transaction on April 14, 2022 (and, in the case of options and similar awards, less the exercise price for the shares subject to the accelerated portion of the option).

(3)

The amount reported in this column represents the estimated cost to provide the health and welfare benefits described above (including reimbursement of COBRA premiums for the applicable period) to Mr. Tirva assuming a qualifying termination of his employment upon the first closing and his provision of consulting services for three months after his termination, each as provided in the Tirva Letter Agreement.

(4)	None of the named executive officers is entitled to a “gross-up” payment for any excise taxes that may be due by reason of Sections 280G and 4999 of the U.S. Internal Revenue Code.
(5)	Mr. Wilkinson resigned as the Company’s Chief Executive Officer on May 31, 2021.

Other Covenants and Agreements

The Subscription Agreement contains certain other covenants and agreements, including covenants relating to:

•

with respect to the Company, access to certain information during the period prior to the first closing, and reasonable access during normal business hours to employees, offices, properties, books and records, including arranging meetings and facilitating access for Purchaser and its representatives with customers and suppliers of the company and its subsidiaries;

•

each party’s agreement to use commercially reasonable efforts not to take or omit to take any action that impedes, interferes with, hinders or delays in any material respect, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay in any material respect, the consummation of the transaction contemplated by the Subscription Agreement on a timely basis;

•	cooperation between the Company and Purchaser in the preparation of this proxy statement;

•	cooperation between the Company and Purchaser in connection with press releases and other public announcements with respect to the transactions contemplated by the Subscription Agreement;

•

notification by each party in response to certain events, including, among others, (i) any notice or other communication from any person alleging that the consent of such person is required in connection with the transactions contemplated by the Subscription Agreement; (ii) any notice or other communication from any governmental authority in connection with the transactions contemplated by the Subscription Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge, threatened against the Company or any of its subsidiaries or Purchaser or any of its subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by the Subscription Agreement; and (iv) any representation or warranty made in the Subscription Agreement becoming untrue or inaccurate and such inaccuracy would cause the applicable party to fail to satisfy any condition to closing of the transaction related to performance of covenants and agreements or accuracy of representations and warranties;

•	with respect to the Company and Purchaser entering into a registration rights agreement at or prior to the first closing; and

•

with respect to the obligation of the Company to issue additional shares of Company common stock to Purchaser for certain reasonable and documented out of pocket expenses relating to the current investigation of the Company by the SEC that cannot be recovered under the Company’s insurance policy.

Conditions to the Transaction

The respective obligations of the Company and the Purchaser to consummate the transaction are subject to the satisfaction at or prior to the first closing of the following conditions:

•

the affirmative vote in favor of the Transaction Proposal by the holders of a majority of the votes cast by the stockholders present in person or by proxy at the special meeting and entitled to vote thereon, provided a quorum is present; and

•

no temporary restraining order, decree, ruling, injunction or judgment, preliminary or permanent injunction or other judgment issued by any governmental authority of competent jurisdiction will be in effect enjoining, restraining or otherwise prohibiting the consummation of the transaction, and no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or declared applicable to the transaction any applicable law that is in effect, which has the effect of enjoining, restraining or otherwise prohibiting the consummation of the transaction.

The obligations of Purchaser to consummate the transaction are subject to the satisfaction at or prior to the first closing of the following conditions:

•	The Company must have performed or complied with, in all material respects, all of its obligations under the Subscription Agreement required to be performed by it at or prior to the first closing;

•

the representations and warranties of the Company regarding organization and power of the Company, authorization to enter into the transaction and use of a broker must be true in all material respects;

•	the representations and warranties of the Company regarding its capitalization must be true and correct in all but de minimis respects;

•

the Company’s other representations and warranties set forth in the Subscription Agreement must be true and correct, except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company;

•	the Company shall have performed or complied with, in all material respects, all covenants and agreements required to be performed by it at or prior to the first closing;

•	the Company shall have obtained the resignation of all of its current directors (other than the continuing directors); and

•	Mr. Robert Tirva and each director of the Company shall have executed and delivered to the Company a voting agreement and voted his/her shares for each of the proposals on this proxy statement.

The Company’s obligation to consummate the transaction is subject to the satisfaction at or prior to the first closing of the following conditions:

•	the Purchaser must have performed, in all material respects, all of its obligations under the Subscription Agreement required to be performed by it at or prior to the first closing;

•

the representations and warranties of the Purchaser regarding organization and power of the Company, authorization to enter into the transaction and sufficiency of funds to complete the transaction must be true in all material respects;

•	the representations and warranties of the Purchaser regarding its foreign control status must be true and correct in all but de minimis respects;

•

the Purchaser’s other representations and warranties set forth in the Subscription Agreement must be true and correct, except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company;

•	the Purchaser shall have paid, or cause to be paid, the first purchase price for the initial shares in full at the first closing; and

•	the Purchaser shall have executed and delivered to the Company a voting agreement and such voting agreement shall be in full force and effect.

Termination

The Company and Purchaser may, by mutual written agreement, terminate the Subscription Agreement and abandon the transactions contemplated thereby at any time prior to the first closing.

The Subscription Agreement may also be terminated and the transactions contemplated thereby abandoned at any time prior to the first closing, as follows:

•	by either the Company or Purchaser if:

•	the first closing has not been consummated on or before the date that is six (6) months after the date of the Subscription Agreement (which we refer to as the “end date”);

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the transaction has become final and non-appealable, so long as the breach of the terminating party in any material respect is not the primary cause of such governmental restraint; or

•	stockholder approval of the Transaction Proposal is not obtained at the special meeting (after giving effect to any adjournment or postponement of the special meeting);

•	by Purchaser (with certain limitations as set forth in the Subscription Agreement), if:

•

prior to obtaining stockholder approval of the Transaction Proposal, (i) the Board makes an adverse recommendation change, or (ii) the Company or its representatives willfully and materially violate section 4.1(a) of the Subscription Agreement; or

•

there is any inaccuracy of any representation or warranty made by the Company in the Subscription Agreement or any breach, violation or failure to perform any covenant or agreement on the part of the Company set forth in the Subscription Agreement and such inaccuracy, breach, violation or failure, if continuing at the first closing, would cause the Company to fail to satisfy the applicable condition to closing of the first closing related to performance of covenants and agreements or accuracy of representations and warranties and that inaccuracy or breach is incapable of being cured by the end date;

•	by the Company (with certain limitations as set forth in the Subscription Agreement), if:

•

there is any inaccuracy of any representation or warranty made by Purchaser in the Subscription Agreement or any breach, violation or failure to perform any covenant or agreement on the part of the Purchaser set forth in the Subscription Agreement and such inaccuracy or breach would cause Purchaser to fail to satisfy the applicable condition to closing of the transaction related to performance of covenants and agreements or accuracy of representations and warranties and that inaccuracy or breach is incapable of being cured by the end date (collectively, we refer to such termination trigger as a “the Company terminating breach”); or

•

if the Board authorizes the Company, pursuant to, and in compliance with the applicable terms of the Subscription Agreement, to enter into a definitive agreement concerning a superior proposal; so long as the Company pays a termination fee of $750,000 to Purchaser and reimburses Purchaser for up to $350,000 in reasonable, documented and out-of-pocket expenses incurred by the Purchaser in connection with the Subscription Agreement, including but not limited to reasonable, documented and out-of-pocket legal and advisory fees paid in connection therewith, substantially concurrently with (and as a condition to) such termination (which we refer to as the “superior proposal termination event”).

Termination Fee & Reimbursement Obligation

In certain circumstances, the Company may be required to pay AJP Holding a termination fee of $750,000 (which we refer to as the “termination fee”) if the Subscription Agreement is terminated, as well as reimburse AJP Holding for certain reasonable, documented, out-of-pocket expenses up to $350,000 (which we refer to as the “reimbursement obligation”).

The termination fee and reimbursement obligation would be payable in the following circumstances:

•

Purchaser terminates the Subscription Agreement pursuant to an adverse recommendation change termination event or the Company or its representatives willfully and materially violate the non-solicit obligations of the Company , in which case the Company must pay Purchaser the termination fee and the reimbursement obligation within two (2) business days after such termination; or

•

The Company terminates the Subscription Agreement pursuant to a superior proposal termination event, in which case the Company must pay Purchaser the termination fee substantially concurrently with (and as a condition to) such termination.

The reimbursement obligation would be payable in the following circumstances:

•

Either party terminates the Subscription Agreement due to failure to obtain stockholder approval of the Transaction Proposal, in which case the Company must pay the reimbursement obligations to the Purchaser within two (2) business days after such termination.

Directors’ and Officers’ Indemnification and Insurance

The obligations of the Company and its subsidiaries under their respective organizational documents and all agreements in respect of all rights to indemnification, exculpation of liability and advancement of expenses, in effect as of the date of the Subscription Agreement between the Company or any of its subsidiaries and any of their respective present or former directors, officers, employees or agents (which we refer to as the “indemnified persons”) shall survive the transactions contemplated by the Subscription Agreement and may not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any indemnified person.

For six (6) years after the first closing, Company and each of its subsidiaries shall, and the Purchaser shall, if applicable, vote its shares of common stock to cause the Company and each of its Subsidiaries to cause the organizational documents of the Company and its subsidiaries to contain provisions no less favorable with respect to elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses than are presently set forth in the organizational documents of the Company and its subsidiaries.

Additionally, for six (6) years after the first closing, the Company shall, and the Purchaser shall, if applicable, vote its shares of common stock to cause the Company to indemnify and hold harmless all indemnified persons to the fullest extent permitted by the DGCL in the event of any threatened or actual claim, suit, action, proceeding or investigation, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such indemnified person is or was a director, officer, employee or agent of the Company, its subsidiaries or any of their respective predecessors prior to the first closing or (ii) the Subscription Agreement or any of the transactions contemplated thereby, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses) in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by applicable law. The Company shall not settle or consent to the entry of a judgment in any threatened or actual claim for which indemnification could be sought by an indemnified person under the Subscription Agreement, unless such settlement or consent includes an unconditional release of such indemnified person from all liability arising out of such claim or such indemnified person otherwise consents in writing to such settlement or consent. The Company will cooperate with an indemnified person in the defense of any matter for which such indemnified person could seek indemnification under the Subscription Agreement.

Prior to the first closing, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, we refer to such insurance as the “D&O insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the first closing with respect to any claim related to any period of time at or prior to the first closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that in no event will the Company be obligated to pay annual premiums for insurance in excess of $1,100,000.

The indemnified persons have the right to enforce the provisions of the Subscription Agreement relating to their indemnification. Such provisions may not be terminated, amended or otherwise modified in such a manner as to adversely affect any indemnified person without the prior written consent of such person. In addition, the Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided in the Subscription Agreement.

If the Company (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision must be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth above relating to the indemnified person.

Use of Proceeds

The Company shall use the net proceeds from the transaction for working capital, capital expenditure and other general corporate purposes, including but not limited to, the implementation of the plans to enhance and optimize the Company’s business pursuant to the strategy developed by Mr. Liu as the Chief Executive Officer.

Expenses

Except as otherwise provided in the Subscription Agreement, all costs and expenses incurred in connection with the Subscription Agreement will be paid by the party incurring such cost or expense.

Specific Performance

The Company and Purchaser have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their obligations under the Subscription Agreement in accordance with its specified terms or otherwise breach such provisions. The Company and Purchaser have further agreed each party is entitled to an injunction or injunctions, specific performance or any other equitable relief to prevent breaches of the Subscription Agreement and to enforce specifically the terms and provisions of the Subscription Agreement without proof of damages. If, prior to the end date, any party brings any suit, action or proceeding to prevent breaches of the Subscription Agreement and to enforce specifically the terms and provisions thereof, the end date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) business days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

Amendments

The Subscription Agreement may be amended, modified or waived by a writing signed by both parties. However, from and after the first closing, the approval of the continuing directors shall be required for the Company to (i) amend, modify or terminate the Subscription Agreement, (ii) exercise or waive any right of the Company under the Subscription Agreement or (iii) extend the time for performance of any obligation of the Purchaser under the Subscription Agreement. The Subscription Agreement may not be modified or amended from and after the second closing and the Company cannot waive any provision in the Subscription Agreement from and after the second closing.

Governing Law

The Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

No Appraisal Rights

Under the DGCL, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to this proposal and we will not independently provide our stockholders with any such rights.

Required Vote

The affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or by proxy at the special meeting and entitled to vote thereon will be required to approve the Transaction Proposal. A copy of the Subscription Agreement is attached hereto as Annex A.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED TO EFFECT A REVERSE STOCK SPLIT

Background

The Board has approved a proposed amendment to the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) that would effect a reverse stock split whereby a number of outstanding shares of our common stock between and including two (2) and fifteen (15), such number consisting only of whole shares, will be combined into one share of our common stock, or the Reverse Stock Split. The amendment corresponding to this proposal is attached hereto as Annex C. This Proposal 2 is not contingent on the outcome of Proposal 1.

Under the proposed amendment, any whole number of outstanding shares between and including two (2) and fifteen (15) shares would be combined, converted and changed into one share of common stock. The Board believes that stockholder approval of the range of potential exchange ratios (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of the Reverse Stock Split and, therefore, is in the best interests of the Company and its stockholders. If the stockholders approve this proposal, the Board would effect the Reverse Stock Split only upon the Board’s determination that such Reverse Stock Split would be in the best interests of the Company and its stockholders at that time.

The effectiveness of this amendment or the abandonment of this amendment will be determined by the Board in its discretion. To effect the Reverse Stock Split, the Board would set the timing for such a split and select the specific ratio from the range of ratios described in this Proposal 2. No further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split.

The Board has recommended that this proposed amendment be presented to the Company’s stockholders for approval.

Upon receiving stockholder approval of the proposed amendment, the Board will have the sole discretion to elect pursuant to Section 242(c) of the Delaware General Corporation Law (the “DGCL”) as it determines to be in the best interests of the Company and its stockholders, whether to effect a Reverse Stock Split and, if so, the number of shares of our common stock between and including two (2) and fifteen (15) that will be combined into one share of our common stock, at any time before the first anniversary of the special meeting. If the proposal is approved by stockholders, and the Board determines to implement a Reverse Stock Split, we would communicate to the public the specific ratio the Board selects.

If the Board determines to effect a Reverse Stock Split by filing the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, the Certificate of Incorporation would be amended accordingly. The text of the form of amendment to the Certificate of Incorporation, which would be filed with the Secretary of State of the State of Delaware to effect the Reverse Stock Split reflected therein, is set forth in Annex C to this Proxy Statement. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable to effect one of the Reverse Stock Split, if any.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding common stock immediately following the Reverse Stock Split as such stockholder held immediately prior to such Reverse Stock Split. The par value of the common stock would remain unchanged at $0.0001 per share. The amendment would not change the number of authorized shares of common stock. Accordingly, the Reverse Stock Split selected, if any, will have the effect of creating additional unreserved shares of our authorized common stock. These additional shares may be used by us for various purposes in the future without further stockholder approval, including, among other things:

•	raising capital to fund our development of our next generation of products or otherwise;

•	establishing strategic relationships with other companies;

•	providing equity incentives to our employees, officers or directors; and

•	expanding our business through the acquisition of other businesses or products.

You should keep in mind that the implementation of a Reverse Stock Split does not have an effect on the actual or intrinsic value of the Company’s business or your proportional ownership in the Company. You should also consider that in many cases, the market price of a company’s shares declines after events similar to the Reverse Stock Split.

Reasons for the Reverse Stock Split

Our common stock is listed on the Nasdaq Capital Market (which we refer to as “Nasdaq”) under the symbol “SONM.” Nasdaq has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One criteria for continued listing is that we maintain a closing bid price that is greater than or equal to $1.00 per share.

We announced on February 18, 2022 that we had received a letter dated February 16, 2022 from the Listing Qualifications Department of the Nasdaq Stock Market (the “Staff”) notifying the Company that, for thirty (30) consecutive business days, the bid price for the Company’s common stock had closed below $1.00 per share, which is the minimum closing price required to maintain continued listing on The Nasdaq Stock Market pursuant to the Nasdaq Listing Rules, or the “Minimum Bid Requirement”. In accordance with the Nasdaq Listing Rules, the Company has one hundred and eighty (180) calendar days to regain compliance with the Minimum Bid Requirement. To regain compliance with the Minimum Bid Requirement, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten (10) consecutive business days during this one hundred and eighty (180)-day compliance period, which expires on August 15, 2022, unless the Staff exercises its discretion to extend this period pursuant to the Nasdaq Listing Rules. If we do not regain compliance with the Minimum Bid Requirement by August 15, 2022 but meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the Minimum Bid Requirement, and provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary, we may be granted an additional one hundred and eighty (180) calendar day compliance period. If we fail to regain compliance during the grace period, our common stock could be subject to delisting.

Our Board believes that the continued listing of our common stock on Nasdaq is in the best interests of our stockholders. If our common stock was delisted from Nasdaq, trading, if any, in our securities may then continue to be conducted in the over-the-counter market on the OTC bulletin board, OTC Markets or in the “pink sheets.” In this case, we could face significant material adverse consequences, including:

•	the issuance of our securities may require compliance with the individual securities laws or “blue sky” laws of several states, which may be time consuming and costly;

•	limited availability of market quotations for our securities;

•

the determination that our common stock is a “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	more limited amount of news and analyst coverage for us;

•	decreased ability to issue additional securities or obtain additional financing in the future; and

•	decreased ability of our security holders to sell their securities in certain states.

The purpose of the Reverse Stock Split is to increase the market price of our common stock. The Board intends to implement a Reverse Stock Split with a specific conversion ratio only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock and improve the likelihood that we will be allowed to maintain our listing on Nasdaq. If the trading price of our common stock increases without implementing one of the Reverse Stock Split exchange ratios, the Board may exercise its discretion not to implement any of the Reverse Stock Split exchange ratios.

Further, the Board also believes that the increased market price of our common stock expected as a result of implementing a Reverse Stock Split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of these policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private” transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Discretion to Implement the Reverse Stock Split

If the Reverse Stock Split is approved by the Company’s stockholders at the special meeting, the actual Reverse Stock Split will be effected, if at all, only upon a subsequent determination by the Board that a Reverse Stock Split (with a reverse split ratio determined by the Board as described above) is in the best interests of the Company and its stockholders at the time. Such determination will be based upon many factors, including existing and expected marketability and liquidity of the common stock, prevailing market conditions and the likely effect on the market price of the common stock. Notwithstanding approval of the Reverse Stock Split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect the Reverse Stock Split prior to the one (1)-year anniversary of the special meeting, as permitted under Section 242(c) of the DGCL. If the Board fails to implement the Reverse Stock Split prior to the one (1)-year anniversary of the special meeting, stockholder approval would again be required prior to implementing any Reverse Stock Split.

Discretionary Authority of the Board to Abandon Reverse Stock Split

The Board reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the certificate of amendment, even if the Reverse Stock Split has been authorized by our stockholders. By voting in favor of the Reverse Stock Split, you are expressly authorizing our Board to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

Criteria to be Used for Decision to Effect a Reverse Stock Split

If the stockholders approve the Reverse Stock Split, the Board will be authorized to proceed with any of the alternative Reverse Stock Split exchange ratios that it selects in its sole discretion. In determining whether to proceed with one of the Reverse Stock Split exchange ratios, the Board expects to consider a number of factors, including market conditions, existing and expected trading prices of our common stock, the Nasdaq listing requirements, our additional funding requirements and the amount of our authorized but unissued common stock.

Effects of the Reverse Stock Split

After the Effective Time (as defined below) of the Reverse Stock Split, each stockholder will own a reduced number of shares of common stock. This would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership in the Company, except to the extent that the Reverse Stock Split results in a stockholder owning a fractional share as described below. The number of stockholders of record would not be affected by the Reverse Stock Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split.

Proportionate voting rights and other rights of the holders of common stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of common stock after the Reverse Stock Split.

The Reverse Stock Split would reduce the number of shares of common stock available for issuance under our 2019 Equity Incentive Plan, or the “2019 Plan” and our 2019 Employee Stock Purchase Plan, or the “2019 ESPP”, in proportion to the reverse split ratio of the Reverse Stock Split. As of March 31, 2022, the number of shares of common stock authorized for issuance but unissued under the 2019 Plan is 1,086,701, and the number of shares of common stock authorized for issuance but unissued under the 2019 ESPP is 58,337.

As of March 31, 2021, the Company has outstanding stock options to purchase approximately 92,643 shares of common stock, 323,949 shares of common stock subject to outstanding restricted stock units and warrants to purchase 2 shares of common stock, all of which were granted under the 2019 Plan and various other prior plans and non-plan agreements. Under the terms of each of the various plans and agreements governing the Company’s outstanding options, warrants and preferred stock, the Reverse Stock Split will effect a reduction in the number of shares of the Company’s common stock issuable upon the exercise of such options, warrants and preferred stock conversion, in proportion to the reverse split ratio of the Reverse Stock Split. The Reverse Stock Split will effect a proportionate increase in the exercise prices of the Company’s outstanding stock options and warrants. In connection with the Reverse Stock Split, the number of shares of the Company’s common stock issuable upon the exercise of outstanding options and warrants or conversion of outstanding preferred stock will be rounded down to the nearest whole share, and no cash payment will be made in respect of such rounding.

Similarly, under the terms of the 2019 Plan and the agreements governing the Company’s outstanding restricted stock units, the Reverse Stock Split will effect a reduction in the number of shares of the Company’s common stock issuable upon the vesting of such restricted stock units in proportion to the reverse split ratio of the Reverse Stock Split. In connection with the Reverse Stock Split, the number of shares of the Company’s common stock issuable upon the vesting of outstanding restricted stock units will be rounded down to the nearest whole share, and no cash payment will be made in respect of such rounding.

The following table contains approximate information relating to the common stock under three specific ratios within the range, based on share information as of March 31, 2022:

	Number of Shares of Common Stock Before Reverse Stock Split	Estimated Number of Shares of Common Stock After the Reverse Stock Split
		2:1	6:1	15:1
Issued and outstanding (1)(2)	19,269,338	9,634,669	3,211,556	1,284,622
Reserved for future issuance pursuant to 2019 Plan and 2019 ESPP (3)	1,145,038	572,518	190,838	76,335
Reserved for future issuance pursuant to outstanding options, RSUs, and warrants	416,594	208,297	64,432	27,772

(1)	The shares presented do not reflect the additional 20,833,333 shares that would be issued and outstanding upon approval of Proposal 1.

(2)	The shares presented are an estimate as we do not know the number of fractional shares that will be required to be paid out in cash following the Reverse Stock Split.
(3)	Share reserve for 2019 Plan does not include additional shares that would be available for future issuance.

No fractional shares of common stock will be issued in connection with any of the proposed Reverse Stock Split exchange ratios. Holders of a common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as described below.

The common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of the common stock under the Exchange Act. After the Reverse Stock Split, provided that the Company continues to meet the minimum bid price and other listing requirements, the common stock would continue to be reported on the Nasdaq Capital Market under the symbol “SONM”.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

If the Reverse Stock Split is implemented, some stockholders may consequently own less than one hundred (100) shares of common stock. A purchase or sale of less than one hundred (100) shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred (100) shares following the Reverse Stock Split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

The effect of the Reverse Stock Split upon the market prices for the common stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, there is no assurance that the price per share of the common stock after the Reverse Stock Split will be two (2) to fifteen (15) times, as applicable, the price per share of the common stock immediately prior to the Reverse Stock Split. Furthermore, there can be no assurance that the market price of the common stock immediately after the proposed Reverse Stock Split will be maintained for any period of time. Even if an increased share price can be maintained, the Reverse Stock Split may not achieve the other desired results which have been outlined above. Moreover, because some investors may view a Reverse Stock Split negatively, there can be no assurance that approval of the Reverse Stock Split will not adversely impact the market price of the common stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

In addition, although we believe the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long-term investors or that the liquidity of our common stock will increase since there would be a reduced number of shares outstanding after the Reverse Stock Split. The increase in the number of shares of authorized but unissued and unreserved common stock may have an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate of Incorporation or the Bylaws of the Company.

The increased number of available authorized but unissued shares as a result of the Reverse Stock Split would give the Company’s management more flexibility to resist or impede a third-party takeover bid that provides an above-market premium that is favored by a majority of the independent stockholders. Any such anti-takeover effect of the Reverse Stock Split would be in addition to existing anti-takeover provisions of the Certificate of Incorporation and Bylaws.

Effective Time

If the proposed Reverse Stock Split is approved at the special meeting and the Board elects to proceed with one of the Reverse Stock Split in one of the approved ratios, the Reverse Stock Split would become effective as of the filing (which we refer to as the “Effective Time”) of the applicable Certificate of Amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, at the Effective Time, all shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of common stock in accordance with the Reverse Stock Split ratio determined by the Board among the choices set forth in this Proposal 2.

Cash Payment In Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the Reverse Stock Split, the Company shall pay cash equal to such fraction multiplied by the average closing sale price of shares of common stock for the ten (10) trading days immediately prior to the Effective Time (calculated on a post- reverse split basis) or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, as officially reported on the Nasdaq. Upon stockholder approval of this proposal, if the Board elects to implement the Reverse Stock Split at a reverse split ratio ranging between and including 2:1 to 15:1, stockholders owning less than two (2) to fifteen (15) shares, as applicable, of common stock prior to the Reverse Stock Split would be eliminated. However, even if the Board selects the maximum Reverse Stock Split ratio of 15:1, the Company does not expect that cashing out fractional stockholders would substantially reduce the number of stockholders of record.

Exchange of Stock Certificates

As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. American Stock Transfer & Trust Company, our transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO THE EXCHANGE AGENT FOLLOWING RECEIPT OF TRANSMITTAL FORMS IN ORDER TO AVOID HAVING SHARES POSSIBLY BECOMING SUBJECT TO ESCHEAT LAWS. Stockholders whose shares are held in book-entry form or by their stockbroker do not need to submit old share certificates for exchange. These stockholders’ book-entry records or brokerage accounts will automatically reflect the new quantity of shares based on the selected Reverse Stock Split ratio. As soon as practicable after the Effective Time, our transfer agent will send to such stockholders or their brokers a transmittal letter along with a statement of ownership indicating the number of post-Reverse Stock Split shares of common stock held. As of the Effective Time, each certificate or other share ownership record representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

No Appraisal Rights

Under the DGCL, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Certain Material Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders

The following is a summary of certain material federal income tax considerations of the proposed Reverse Stock Split to certain U.S. Holders (as defined below) of our common stock but does not purport to be a complete analysis of all potential tax effects. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder and administrative rulings, court decisions and other legal authorities related thereto, each as in effect as of the date of this proposal and all of which are subject to change or differing interpretations. Any such change or differing interpretation, which may or may not be retroactive, could alter the tax consequences to the stockholders described herein. This discussion is included for general informational purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder. It addresses only stockholders who hold the pre-Reverse Stock Split shares and post-Reverse Stock Split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, real estate investment trusts, regulated investment companies, stockholders who hold their pre-Reverse Stock Split shares through individual retirement or other tax-deferred accounts, stockholders who are not U.S. Holders (as defined below), stockholders who have a functional currency other than the U.S. dollar, partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (or persons holding pre-Reverse Stock Split shares through such entities), stockholders who hold the pre-Reverse Stock Split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-Reverse Stock Split shares as qualified small business stock within the meaning of Section 1202 of the Code or Section 1244 stock for purposes of Section 1244 of the Code, stockholders who acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code, stockholders who are subject to the alternative minimum tax or Medicare contribution tax provisions of the Code or stockholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this summary does not address any tax consequences other than certain U.S. federal income tax consequences of the Reverse Stock Split, including the tax consequences of the Reverse Stock Split under state, local or non-U.S. tax laws, or under estate, gift, excise or other non-income tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Reverse Stock Split (whether or not any such transactions are consummated in connection with the Reverse Stock Split) including, without limitation, the tax consequences to holders of options, warrants or similar rights to acquire our common stock. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split. There can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. Each stockholder is advised to consult his, her or its tax advisor as to the federal income tax consequences of the Reverse Stock Split in such stockholder’s situation.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes, and the remainder of this discussion assumes the Reverse Stock Split so qualifies. The federal income tax consequences of the Reverse Stock Split will vary depending on whether a stockholder receives solely a reduced number of shares in the Reverse Stock Split or receives cash for fractional shares. A stockholder who solely receives a reduced number of shares generally will not recognize gain or loss in the Reverse Stock Split. A stockholder who receives cash for fractional shares generally should recognize gain (but not loss) equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received for such fractional shares. Such gain will be a capital gain and will be short-term if the pre-Reverse Stock Split shares were held for one (1) year or less and long-term if held more than one (1) year at the time of the Reverse Stock Split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged. U.S. Holders should consult their tax advisors as to application of the foregoing rules where shares of common stock were acquired at different times or at different prices.

No gain or loss will be recognized by the Company as a result of the Reverse Stock Split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Required Vote

The affirmative vote of the holders of a majority of the shares of the common stock outstanding will be required to approve the Reverse Stock Split Proposal and the corresponding amendment to the Certificate of Incorporation to effect the Reverse Stock Split. A copy of the proposed amendment to the Certificate of Incorporation is attached hereto as Annex C.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED TO INCLUDE A MAJORITY OF THE MINORITY VOTE

FOR TAKE PRIVATE TRANSACTIONS BY AJP HOLDING

Background

The Board has approved a proposed amendment to the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”). Such amendment would include a provision requiring that any transaction entered into with AJP Holding or an affiliate of AJP Holding that would result in the common stock of the Company no longer being listed on a nationally recognized securities exchange shall require the approval by a majority of the holders of common stock of the Company that are unaffiliated with AJP Holding prior to the closing of such transaction. The amendment corresponding to this proposal is attached hereto as Annex C.

The Board has recommended that this proposed amendment be presented to the Company’s stockholders for approval.

Purpose and Effect of Amendment

The principal purpose and effect of the Charter Restriction Proposal is to provide protection to the minority shareholders of the Company if the Transaction Proposal is approved. If the Transaction Proposal is approved, AJP Holding will own a majority of the Company, approximately 52%. By including the proposed provision as described above in the Company’s charter, it would provide the minority investors with a vote on any transaction with AJP that would result in the Company no longer being listed on a nationally recognized securities exchange and likely all minority holders of the Company being bought out. If the Charter Restriction Proposal is not approved then AJP Holding could approve such a transaction by the fact that it owns the majority of the common stock outstanding of the Company.

Required Vote

The affirmative vote of the holders of a majority of the shares of the common stock outstanding will be required to approve the Charter Restriction Proposal and the corresponding amendment to the Certificate of Incorporation. A copy of the proposed amendment to the Certificate of Incorporation is attached hereto as Annex C.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4: VOTE ON ADJOURNMENT

If at the special meeting there are not sufficient votes to approve the Transaction Proposal and adopt the Subscription Agreement, we intend to move to vote on this Adjournment Proposal. We do not intend to move to a vote on this Adjournment Proposal if the Transaction Proposal is approved by the requisite number of shares of the Company common stock at the special meeting.

In this Adjournment Proposal, the Company’s stockholders are being asked to approve a proposal that will give the Board authority to adjourn the special meeting to a later date or time, if necessary, to solicit additional proxies in favor of the Transaction Proposal if there are insufficient votes at the time of the special meeting to approve the Transaction Proposal. If the stockholders approve this Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of this Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Transaction Proposal to defeat that proposal, we could adjourn the special meeting without a vote on the Transaction Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Transaction Proposal.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the special meeting, irrespective of whether the quorum is present, will be required to adjourn the special meeting to solicit additional proxies in favor of the Transaction Proposal, if necessary or appropriate.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4 IF THERE ARE INSUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE THE TRANSACTION PROPOSAL.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “SONM.”

The closing price of our common stock on Nasdaq on April 12, 2022, the last trading day prior to the public announcement of the execution of the Subscription Agreement, was $0.66 per share. On May 20, 2022, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on Nasdaq was $0.51 per share. In addition, the transaction consideration represents a discount of approximately 29% and 25% to the thirty (30)-day and ninety (90)-day, respectively, volume weighted average price per share of our common stock prior to the public announcement of the execution of the Subscription Agreement. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

We have never declared or paid a cash dividend on our common stock and we intend to retain all available funds and any future earnings to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 29, 2022 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 19,269,338 shares of our common stock outstanding as of April 29, 2022. In accordance with SEC rules, we have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within sixty (60) days of April 29, 2022 and shares of our common stock underlying RSUs that are currently releasable or releasable within sixty (60) days of April 29 to be outstanding and to be beneficially owned by the person holding the common stock options or RSUs for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sonim Technologies, Inc., 6500 River Place Blvd., Building 7, Suite 250, Austin, TX 78730. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers		%
Robert Tirva (1)	318,875	1.65%
Peter Liu (2)	109,603	*
Tom Wilkinson	0	*
John Kneuer (3)	7,144	*
Alan Howe (4)	8,266	*
Susan G. Swenson (5)	6,700	*
Mike Mulica (6)	6,626	*
All executive officers and directors as a group (7 persons)	457,184	2.37%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Consists of 259,809 shares held directly by Robert Tirva, in addition to 47,445 shares subject to RSUs and 11,621 shares issuable upon the exercise of outstanding options held by Robert Tirva exercisable within 60 days of April 26, 2022.

(2)

Consists of 99,336 shares held directly by Peter Liu, 2,038 shares subject to RSUs vesting and exercisable within 60 days of April 26, 2022 and 8,229 shares issuable upon the exercise of outstanding options held by Peter Liu exercisable within 60 days of April 26, 2022.

(3)	Consists of 4,014 shares held directly by John Kneuer and 3,100 shares subject to RSUs vesting and exercisable within 60 days of April 26, 2022.
(4)

Consists of 4,933, shares held directly by Alan Howe and 3,100 shares subject to RSUs vesting and exercisable within 60 days of April 26, 2022 and 233 shares issuable upon the exercise of outstanding options that are fully vested.

(5)	Consists of 3,600 shares held directly by Susan Swenson and 3,100 shares subject to RSUs vesting and exercisable within 60 days of April 26, 2022.
(6)	Consists of 6,626 shares subject to RSUs held by Mike Mulica exercisable within 60 days of April 26, 2022.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of that site is www.sec.gov.

You can also review the Company’s SEC filings on its web site at www.sonimtech.com. Through links on the “Investors” portion of our website, we make available free of charge our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this proxy statement, other than documents that we file with the SEC that are specifically incorporated by reference into this proxy statement.

OTHER INFORMATION

Submission of Stockholder Proposals for the 2022 Annual Meeting of Stockholders

Our amended and restated bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at 6500 River Place Blvd., Building 7, Suite 250, Austin, TX 78730. To be timely for the 2022 Annual Meeting of Stockholders, a stockholder’s notice must be received by our Secretary at our principal executive offices between June 28, 2022 and July 28, 2022; provided that if the date of that annual meeting of stockholders is earlier than September 26, 2022, or later than November 25, 2022, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Secretary must also set forth the information required by our amended and restated bylaws. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the 2022 Annual Meeting of Stockholders must be received by us not later than May 26, 2022 in order to be considered for inclusion in our proxy materials for that meeting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below (other than, in each case, the portions that are deemed to have been furnished and not filed in accordance with SEC rules):

•

our Annual Report on Form 10-K, for the fiscal year ended December 31, 2021, filed with the SEC on March 21, 2022, as amended by Amendment No.  1 on Form 10-K/A filed with the SEC on May 2, 2022 and our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2022, filed with the SEC on May 10, 2022;

•	our Current Report on Form 8-K, filed with the SEC on April 14, 2022; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 9, 2019, and any amendment or report filed with the SEC for the purpose of updating the description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated therein) on or after the date of this statement and through the date on which the special meeting is held (including any adjournments or postponements thereof). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will provide, free of charge, to each person, including any beneficial owner, to whom a proxy statement is delivered a copy of any or all of the documents incorporated by reference into this proxy statement (including any exhibits that are specifically incorporated by reference in those documents). Any such request can be made by writing or telephoning us at the following address and telephone number:

SONIM TECHNOLOGIES, INC.

6500 River Place Blvd.

Building 7, Suite 250

Austin, TX 78730

ANNEX A

SUBSCRIPTION AGREEMENT

This Subscription Agreement dated as of April 13, 2022 (this “Agreement”) is by and between Sonim Technologies, Inc., a Delaware corporation (the “Company”), and AJP Holding Company, LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, the aggregate of 20,833,333 of the Company’s common stock, par value $0.001 per share (the “Common Stock”) comprising of the Initial Shares (as defined below) and the Remaining Shares (as defined below) (collectively, the “Purchased Shares”), on the terms and subject to the conditions hereinafter set forth (the “Purchase and Sale”).

In consideration of the premises and the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1 Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the First Closing, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser 14,880,952 shares of Common Stock (the “Initial Shares”), free and clear of any liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement) for an aggregate purchase price of twelve million five hundred thousand dollars ($12,500,000) (the “First Purchase Price”), provided that up to 952,381 shares of Common Stock shall be issued to a person or entity designated by the Purchaser subject to such person or entity executing, concurrent with the receipt of such shares of Common Stock, a Purchaser Voting Agreement (subject to adjustments required to such Purchaser Voting Agreement to reflect such person or entity being the signatory thereto instead of Purchaser). On the terms and subject to the occurrence of the First Closing, at the Second Closing, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser 5,952,381 shares of Common Stock (the “Remaining Shares”), free and clear of any liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement) for an aggregate purchase price of five million dollars ($5,000,000) (the “Second Purchase Price”). The number of shares Common Stock comprising the Purchaser Shares is subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.

Section 1.2 First Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the issuance, sale, and purchase of the Initial Shares (the “First Closing”) shall take place remotely via the exchange of final documents and signature pages, no later than the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII, or such other time and place as the Company and the Purchaser may agree in writing. The date on which the First Closing is to occur is herein referred to as the “First Closing Date.” At the First Closing, upon receipt by the Company of payment of the full First Purchase Price, which shall be paid at the First Closing by the Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Initial Shares in the name of the Purchaser by book-entry on the books and records of the Company. At the First Closing, the Purchaser shall deliver to the Company a duly executed, valid, accurate, and properly completed Internal Revenue Service

Form W-9 certifying that the Purchaser is a U.S. person and that the Purchaser is not subject to backup withholding.

Section 1.3 Second Closing. On the terms and subject to the occurrence of the First Closing only, the closing of the issuance, sale, and purchase of the Remaining Shares (the “Second Closing”) shall take place on August 1, 2022, or such other time and place as the Continuing Directors and the Purchaser may agree in writing; provided, that if the First Closing shall not have occurred by August 1, 2022, the Second Closing shall take place no later than the fifth Business Day following the First Closing Date. The date on which the Second Closing is to occur is herein referred to as the “Second Closing Date.” At the Second Closing, upon receipt by the Company of payment of the full Second Purchase Price, which shall be paid at the Second Closing by the Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Continuing Directors, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Remaining Shares in the name of the Purchaser by book-entry on the books and records of the Company. At the Second Closing, the Purchaser shall deliver to the Company a duly executed, valid, accurate, and properly completed Internal Revenue Service Form W-9 certifying that the Purchaser is a U.S. person and that the Purchaser is not subject to backup withholding.

Section 1.4 Purchaser Director Nominees. Management. Concurrent with the consummation of the First Closing, (i) all the members of the Board of Directors other than the Continuing Directors shall resign and (ii) the Purchaser shall be entitled to designate such number of directors on the Board of Directors as will give the Purchaser, subject to compliance with applicable Laws, representation on the Board of Directors equal to that number of directors, rounded down to the next whole number, which is the product of (i) the total number of directors on the Board of Directors (after giving effect to the directors elected pursuant to this sentence, and after giving effect to any resignations from the Board of Directors prior to or concurrent with the First Closing) multiplied by (ii) the percentage that (A) such number of Initial Shares bears to (B) the total number of shares of Common Stock outstanding as of the First Closing (after giving effect to the issuance of the Initial Shares) (such directors, the “Purchaser Designees”). The Company shall, at such time, cause the Purchaser Designees to be so elected or appointed. Promptly following the election or appointment of the Purchaser Designees, the Company, subject to the terms and provisions of this Agreement and the Nasdaq Listing Rules, shall also cause the Purchaser Designees selected by the Purchaser, to constitute the number of members, rounded down to the next whole number, on (i) each committee of the Board of Directors and (ii) each board of directors (or similar body) of each Subsidiary of the Company identified by the Purchaser (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors. In connection with the foregoing, the Company shall promptly take all action necessary to accomplish the foregoing set forth in this Section 1.4, including by increasing the size of the Board of Directors; provided however, that nothing herein shall amend or modify the rights with respect to the Continuing Directors.

Section 1.5 Continuing Directors. Notwithstanding anything herein to the contrary, until the Director End Time, the Board of Directors shall have at least two (2) directors (the “Continuing Directors”) who are either (i) Michael Mulica and Alan Howe or (ii) if a Continuing Director ceases to be a director (including by reason of removal, resignation, death or disability), the subsequently appointed Continuing Director shall be an independent director and such appointment shall be approved by the remaining Continuing Director, if and as applicable. No Continuing Director shall be removed from the Board of Directors without cause prior to the Director End Time. Following the First Closing and until the Director End Time, the affirmative vote of the Continuing Directors shall be required to (x) amend, modify, enforce, or terminate this Agreement and/or the Voting Agreement on behalf of the Company, (y) exercise or waive any of the Company’s rights or remedies hereunder or under the Voting Agreement, or (z) extend the time for performance of the Purchaser’s obligations hereunder or under the Voting Agreement.

Section 1.6 Appointment of Chief Executive Officer. Strategic Enhancement of Business. As of the date hereof, the Company shall appoint the Appointed Chief Executive Officer. Subject to compliance with applicable Law and the fiduciary duties of the Board of Directors, the Company shall in good faith commence the enhancement and optimization of the Company’s business pursuant to the strategy developed by the Appointed Chief Executive Officer (the “Integration Plans”). The Company shall issue a press release and file a Current Report on Form 8-K in connection with the appointment of the Appointed Chief Executive Officer and disclose a summary of the anticipated enhancement and optimization of the Company’s business model in the manner mutually agreeable by the Company and the Purchaser. The terms of the employment agreement between the Company and the Appointed Chief Executive Officer shall be negotiated in good faith by the Company and the Appointed Chief Executive Officer prior to the First Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, except (a) as set forth in the SEC Documents (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings) and (b) as set forth on Exhibit B (the “Disclosure Letter”) (all such exceptions disclosed in the Disclosure Letter being numbered to correspond to the applicable Section of this Article II, provided, however, that any such exception shall be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure):

Section 2.1 Organization and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, partnership, or other entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company, partnership or other entity power and authority to own or lease its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership, or other entity in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Authorization. The execution, delivery, and performance by the Company of this Agreement and the Registration Rights Agreement and the consummation by the Company of the transactions contemplated hereby and thereby (collectively, with the Purchase and Sale, but excluding the Reverse Stock Split Proposal and the Charter Amendment Approval, the “Contemplated Transactions”) are within the Company’s corporate powers and, except for the Company Stockholder Approval, have been duly and validly authorized by all necessary corporate action on the part of the Company. The affirmative vote by the holders of a majority of the shares of Common Stock cast thereon in favor of the adoption of this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Contemplated Transactions (the “Company Stockholder Approval”). Assuming due authorization, execution, and delivery by the Purchaser, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). At a meeting duly called and held, the Board of Directors has (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the Company’s stockholders, (ii) adopted and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved, subject to Section 4.1, to recommend adoption of this Agreement by the stockholders of the Company (such recommendation in the preceding clause (iii), the “Company Board Recommendation”).

Section 2.3 Government Approvals. No consent, approval, or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery, and performance by the Company of this Agreement and the Registration Rights Agreement, or in connection with the issuance of the Purchased Shares, except for (a) those which have already been made or granted; (b) the filing of a Form D (including any “Blue Sky” filing, if required) and Current Report on Form 8-K with the SEC; or (c) filings with applicable state securities commissions.

Section 2.4 Authorized and Outstanding Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of April 11, 2022, (i) 19,269,338 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 91,809 shares of Common Stock were subject to outstanding stock options to purchase shares of Common Stock (“Company Stock Options”) and (iv) 320,762 shares of Common Stock were subject to outstanding restricted stock unit awards (“Company RSUs”).

(b) All of the issued and outstanding shares of Common Stock of the Company are, and, when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable and free of pre-emptive rights. When issued in accordance with the terms hereof, the Purchased Shares will be free and clear of all liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement or the Registration Rights Agreement).

(c) Except as otherwise expressly described in this Agreement, as of the date hereof there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except for the Voting Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

Section 2.5 Subsidiaries. The Company’s Subsidiaries consist of all the entities listed on Exhibit 21.1 to the Company’s Form 10-K for the year ended December 31, 2021. Except as described in the SEC Documents, the Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of each of the Company’s Subsidiaries (collectively, the “Company Subsidiary Securities”) has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. Except as described in the SEC Documents, there are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

Section 2.6 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.5 (Investment Representations), the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

Section 2.7 SEC Documents; Financial Information; Sarbanes-Oxley Act.

(a) Since January 1, 2019, the Company has filed with or furnished to the SEC all SEC Documents on a timely basis.

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC pursuant to the Securities Act or the Exchange Act.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each SEC Document filed pursuant to the Exchange Act complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in such Financial Statements or the notes thereto). The Company and its Subsidiaries do not have any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including the notes thereto), (ii) incurred in the ordinary course of business since December 31, 2021, (iii) incurred in connection with the transactions contemplated hereby or (iv) that would not have, individually or in the aggregate, a Material Adverse Effect.

(e) Each SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) As of the date hereof, (i) there are no material outstanding or unresolved written comments from the SEC with respect to the SEC Documents and (ii) to the knowledge of the Company, none of the SEC Documents is subject to ongoing SEC review.

(g) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in compliance with Rule 13a-15 under the Exchange Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in the Company’s internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(h) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure.

Section 2.8 Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Contemplated Transactions (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act. The representations and warranties contained in this Section 2.8 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Purchaser or any of its Representatives specifically for use or incorporation by reference therein.

Section 2.9 Litigation. There is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of the business, operations, properties, or assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling, or decision of any court, commission, board, or other government agency that is expressly applicable to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.10 Compliance with Laws; Permits. The Company and its Subsidiaries are in compliance with all applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits and licenses of governmental authorities that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11 Taxes. The Company and each of its Subsidiaries has filed all Tax Returns required to be filed within the applicable periods for such filings (with due regard to any extension) and has timely paid all Taxes required to be paid, except for any such failures to file or pay that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code.

Section 2.12 Employee Matters. Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents, and each such ERISA Document is in compliance with all applicable requirements of ERISA. No labor dispute with the employees of the Company or any of its Subsidiaries exists, or to the knowledge of the Company, is imminent, in either case which dispute would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.13 Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Requirements of Environmental Law and required Environmental Permits, except, in each case, where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received within the past three (3) years any written notice from any governmental authority of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit in connection with their respective properties, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.14 Registration Rights. Except as provided in this Agreement or the Registration Rights Agreement or disclosed in the SEC Documents, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

Section 2.15 Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 2.16 Nasdaq. As of the date hereof, the Company’s Common Stock is listed on The Nasdaq Stock Market, LLC (“Nasdaq”), and except for a deficiency letter (the “Notice”) described in the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2022, no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the Nasdaq. The Company is in compliance with applicable continued listing requirements of Nasdaq except for the minimum bid requirement described in the Notice (“Minimum Bid Requirement”). The Company has not been informed that it is ineligible for an additional one hundred eighty (180) calendar day compliance period as described in the Notice and is not aware of any facts or circumstances that would cause the Company to lose such eligibility.

Section 2.17 No Brokers or Finders. No Person has or will have, as a result of the Contemplated Transactions, any right, interest or claim against or upon the Company, any of its Subsidiaries or the Purchaser for any commission, fee, or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries, other than B. Riley Securities, Inc. whose fees are the sole responsibility of the Company.

Section 2.18 Illegal Payments; FCPA Violations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2022, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, employee, agent, representative or consultant acting on behalf of the Company or any of its Subsidiaries (and only in their capacities as such) has, in connection with the business of the Company: (a) unlawfully offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including money, loans, gifts, travel, or entertainment, to any Government Official with the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity in violation of his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of such Governmental Authority, except, with respect to the foregoing clauses (i) through (iv), as permitted under the U.S. Foreign Corrupt Practices Act or other applicable Law; (b) made any illegal contribution to any political party or candidate; (c) made, offered or promised to pay any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to any person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any purpose; or (e) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti-corruption or anti-bribery law.

Section 2.19 Economic Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is not, and within the past five (5) years has not been, in contravention of any sanction, and has not engaged in any conduct sanctionable, under U.S. economic sanctions Laws, including applicable Laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, as amended, the Comprehensive Iran Sanctions, Accountability and Divestment Act, as amended, the Iran Threat Reduction and Syria Human Rights Act, as amended, the Iran Freedom and Counter-Proliferation Act of 2012, as amended, and any executive order issued pursuant to any of the foregoing.

Section 2.20 Transactions with Affiliates. Except as disclosed in the SEC Documents, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of Company Stock Options, Company RSUs, and/or warrants to purchase shares of Common Stock, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case that would require disclosure in an SEC filing made by the Company (if such filing were being made on the date hereof) pursuant to Item 404 of Regulation S-K under the Exchange Act.

Section 2.21 Insurance Coverage. The Company and its Subsidiaries maintain in full force and effect insurance coverage from a reputable insurer that is customary for similarly situated companies for the business being conducted and properties owned or leased by the Company and its Subsidiaries, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for similarly situated companies to insure. As of the date hereof, approximately $[*******] of the $[*******] retention under the Company’s directors’ and officers’ insurance policy has been exhausted with respect to the SEC Matter.

Section 2.22 Intellectual Property. The Company owns or possesses sufficient rights to use all Intellectual Property which is necessary to conduct its businesses as currently conducted, except where the failure to own or possess such sufficient rights would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. The Company has not received, since January 1, 2022, any written notice of, and has no actual knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, either individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect. For the purposes of this agreement, “Intellectual Property” means all of the following: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing; and (e) proprietary computer software (including but not limited to data, data bases and documentation).

Section 2.23 Customer Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received, since January 1, 2022, any written notice that any of its customers has ceased, or intends to cease using its goods or services, or to otherwise terminate or reduce its relationship with the Company.

Section 2.24 No Additional Representations. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Contemplated Transactions. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants, and agreements expressly set forth in this Agreement, nor will anything in this Agreement operate to limit any claim by any Purchaser or any of its respective Affiliates for actual and intentional fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that:

Section 3.1 Organization and Power. The Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite limited partnership or other entity power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2 Authorization, Etc. The execution, delivery, and performance by the Purchaser of this Agreement and the Registration Rights Agreement and the consummation by the Purchaser of the Contemplated Transactions do not and will not: (a) violate or result in the breach of any provision of the certificate of formation (or similar organizational document) of the Purchaser; or (b) with the exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement and the Registration Rights Agreement: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Purchaser or any material contract to which the Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.3 Government Approvals. No consent, approval, license or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Purchaser in connection with the execution, delivery, and performance by the Purchaser of this Agreement and the Registration Rights Agreement, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report the Purchaser’s ownership of the Purchased Shares; or (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4 Sufficient Funds. The Purchaser has as of the date hereof, and will have as of the First Closing, sufficient immediately available funds to pay the First Purchase Price pursuant to Article I at the First Closing. The Purchaser has as of the date hereof, and will have as of the Second Closing sufficient immediately available funds to pay the Second Purchase Price pursuant to Article I at the Second Closing.

Section 3.5 Investment Representations.

(a) The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser was not organized solely for the purpose of acquiring the Purchased Shares and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(b) The Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that the Contemplated Transactions have not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement and the Registration Rights Agreement. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities, including that such securities may be resold without registration under the Securities Act only in certain limited circumstances.

(c) The Purchaser is purchasing the Purchased Shares for its own beneficial account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws. The Purchaser acknowledges and agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

(d) By reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the Contemplated Transactions.

(e) The Company has provided to the Purchaser all documents and information that the Purchaser has requested relating to an investment in the Company. The Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares. The Purchaser is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. The Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and the Purchaser has determined that the acquisition of the Purchased Shares is a suitable investment for the Purchaser. The Purchaser acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Purchased Shares and that it has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares. In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations or other information (other than the representations and warranties of the Company set forth in Article II).

Section 3.6 No Prior Ownership. Prior to the First Closing, the Purchaser does not have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of the Company’s Common Stock.

Section 3.7 No Brokers or Finders. No Person has or will have, as a result of the Contemplated Transactions, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act by the Purchaser.

Section 3.8 ERISA. The Purchaser does not hold, and no part of the funds used by the Purchaser to acquire any Purchased Shares constitutes, “plan assets” (within the meaning of the ERISA Regulations). The Purchaser is not (a) an “employee benefit plan” that is subject to Part 4 of Title I of ERISA, (b) a “plan” to which Section 4975 of the Code applies or (c) an entity whose underlying assets could be deemed to include “plan assets” by reason of an employee benefit plan’s or a plan’s investment in such entity.

Section 3.9 Foreign Control. The Purchaser is wholly-owned and controlled by U.S. citizens and is not a “foreign person” as that term is defined in the DPA. For the avoidance of doubt, the Purchaser is neither a “foreign national,” “foreign government” or “foreign entity,” nor an entity over which “control” is exercised or exercisable, directly or indirectly, by any “foreign national,” “foreign government” or “foreign entity,” as those terms are defined in the DPA. The Purchaser has not entered into any agreement or arrangement, formal or informal, directly or indirectly, with any “foreign person” pursuant to which the “foreign person” could acquire “control” of the Purchaser, as those terms are defined in the DPA.

Section 3.10 No Additional Representations. The Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article II, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, or (b) without limiting the representations and warranties made by the Company in Article II, any information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Contemplated Transactions. The Purchaser acknowledges and agrees with the representations and warranties set forth in Section 2.24. To the fullest extent permitted by applicable Law, without limiting the representations and warranties contained in Article II, neither the Company nor any of its Subsidiaries shall have any liability to any Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries to Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Contemplated Transactions.

ARTICLE IV

COVENANTS OF THE COMPANY

Section 4.1 Acquisition Proposals.

(a) Subject to Section 4.1(b), Section 4.1(c), Section 4.1(d), Section 4.1(e) and Section 4.1(f), from and after the date of this Agreement until the earlier of the First Closing or the termination of this Agreement in accordance with its terms, (i) neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of the directors of the Company, the officers or employees of the Company, or any investment bankers, attorneys, accountants or other advisors or other Representatives retained by the Company or its Subsidiaries (collectively, “Company Representatives”) to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, proposal or offer which constitutes, or would reasonably be expect to result in, an Acquisition Proposal, (B) enter into, continue or participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its Subsidiaries to, any Third Party in connection with an Acquisition Proposal, (C) approve, recommend, publicly declare advisable or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, joint venture agreement or other similar agreement relating to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with this Section 4.1), or (D) agree to or propose publicly to do any of the foregoing, and (ii) the Board of Directors shall not (x) fail to make, withdraw or modify in a manner adverse to the Purchaser (or publicly propose to withdraw, modify or qualify in any manner adverse to the Purchaser) the Company Board Recommendation, (y) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of, an Acquisition Proposal, or (z) fail to include in the Proxy Statement the Company Board Recommendation (any of the foregoing in this clause (ii), an “Adverse Recommendation Change;” provided, that, for the avoidance of doubt, but subject to compliance by the Company with the terms of this Section 4.1, none of (1) the determination by the Board of Directors in accordance with Section 4.1(f) that an Acquisition Proposal constitutes a Superior Proposal, (2) the disclosure by the Company of such determination in accordance with Section 4.1(f), or (3) the delivery by the Company of the notice required by Section 4.1(e) shall constitute an Adverse Recommendation Change).

(b) Notwithstanding anything contained in this Agreement to the contrary, if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, any Subsidiary of the Company or any of the Company Representatives receives a written Acquisition Proposal from any Third Party that did not result from a breach of Section 4.1(a) and that the Board of Directors determines in good faith

(I) to be bona fide, (II) after consultation with its financial advisor and outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Proposal or (III) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company’s directors under applicable Law, then the Company, directly or indirectly through the Company Representatives, may (i) engage in negotiations or discussions with such Third Party and its Representatives and actual or potential sources of financing (including, as a part thereof, making any counterproposal), and (ii) furnish to such Third Party or its Representatives and actual or potential sources of financing non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to or substantially concurrently with the time it is made available to such Third Party, the Company shall make available to the Purchaser any non-public information relating to the Company or its Subsidiaries that is made available to such Third Party and that was not previously made available to the Purchaser.

(c) Notwithstanding anything contained in this Agreement to the contrary at any time prior to obtaining the Company Stockholder Approval, if (A) an Intervening Event has occurred, and (B) the Board of Directors determines in good faith and after taking into account any revisions to the terms of this Agreement that may be offered in writing by Purchaser in accordance with this Section 4.1(c), after consultation with outside legal counsel and its financial advisors, that the failure to make an Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, then the Board of Directors may make an Adverse Recommendation Change; provided, that, if the Company is making an Adverse Recommendation Change in response to any Intervening Event (other than an Acquisition Proposal, which shall be governed by Section 4.1(f)), then the Board of Directors of the Company shall not make such Adverse Recommendation Change unless the Company has (i) provided to the Purchaser at least three (3) Business Days’ prior written notice (it being understood and agreed that any material change in facts or circumstances relating to an Intervening Event shall require a new notice and a new three (3) Business Day period) that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board of Directors to take such action and (ii) during such three (3) Business Day period, if requested by the Purchaser, engaged in good faith negotiations with the Purchaser to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change.

(d) In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be an Adverse Recommendation Change if the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable Law; provided further that in no event shall the Board of Directors be permitted to make any Adverse Recommendation Change except in accordance with Section 4.1(c) or Section 4.1(f) hereunder, as applicable.

(e) The Company shall notify the Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who has made, or has expressly indicated that such Person is contemplating making, any Acquisition Proposal. Any such notice shall identify the Third Party making, and the material terms and conditions of (or the nature of), any such Acquisition Proposal, inquiry, or request and shall attach a copy of any written Acquisition Proposal (or summary of the terms of any oral Acquisition Proposal) and a copy of all written materials provided by such Person with respect to such Acquisition Proposal. The Company shall keep the Purchaser reasonably informed promptly (but in no event later than 24 hours) after any material changes in status or material terms of any Acquisition Proposal and shall provide to the Purchaser promptly (but in no event later than 24 hours) after receipt thereof of copies of proposed transaction agreements or proposal letters sent or provided to the Company or any of its Subsidiaries that describe any material terms or conditions of any Acquisition Proposal, and keep the Purchaser reasonably informed as to the nature of any information requested of the Company with respect thereto. Upon request of the Purchaser, the Company shall apprise the Purchaser of the status of any such Acquisition Proposal, inquiry, or request. If an Acquisition Proposal shall have been publicly announced (other than by the Purchaser, its Subsidiaries, or any of their respective Affiliates or Representatives), the Company shall publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request by the Purchaser to provide such reaffirmation, unless an Adverse Recommendation Change is permitted by Section 4.1(b); provided, however, that in no event shall the Company be obligated to publicly reaffirm the Company Board Recommendation on more than one occasion with respect to each such publicly announced Acquisition Proposal by any Third Party or on more than one occasion with respect to each publicly announced material modification thereto.

(f) Notwithstanding anything in this Agreement to the contrary, the Board of Directors may make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 8.1(d)(i)), only so long as (i) such Acquisition Proposal was not the result of a breach of this Section 4.1(a) and such Acquisition Proposal is not withdrawn, (ii) the Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of this Agreement that may be offered in writing by the Purchaser in accordance with this Section 4.1(f), (A) that such Acquisition Proposal constitutes a Superior Proposal, and (B) that the failure to take make an Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, (iii) the Company (A) notifies the Purchaser in writing (a “Change Notice”) at least three (3) Business Days before the making of any Adverse Recommendation Change of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of all proposed agreements under which such Superior Proposal is proposed to be consummated and all other material terms and conditions in respect of such Acquisition Proposal and the identity of the Third Party making such Superior Proposal, (B) during the three (3) Business Day period beginning on the date of receipt (or deemed receipt in accordance with Section 9.6) of the Change Notice by the Purchaser, is available to negotiate in good faith with the Purchaser (if requested by the Purchaser) any proposal by the Purchaser to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal (provided that any amendment, supplement or modification to any Acquisition Proposal shall require the Company to deliver to the Purchaser a new Change Notice and a new negotiation period, except that the new negotiation period under this Section 4.1(f) with respect to any revised Acquisition Proposal shall be two (2) Business Days, instead of three (3) Business Days), and (iv) the Board of Directors (A) shall have considered in good faith any revisions to the terms of this Agreement offered in writing by the Purchaser pursuant to this Section 4.1(f), and (B) shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal.

Section 4.2 Access to Information.

(a) From the date hereof until the earlier of the First Closing and the termination of this Agreement in accordance with its terms and subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of its Subsidiaries to, (i) give to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the employees, offices, properties, books and records of such party, (ii) furnish reasonably promptly to the Purchaser, its counsel, financial advisors, auditors, and other authorized representatives all information (financial or otherwise) as such Persons may reasonably request concerning the Company’s and its Subsidiaries’ business, properties and personnel, and (iii) instruct its employees, counsel, financial advisors, auditors, and other authorized representatives to reasonably cooperate with the Purchaser in its investigation. Any investigation pursuant to this Section 4.2 shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company, and shall not include the collection or analysis of any environmental samples.

(b) The Purchaser will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 4.2 and Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 4.3 Restrictive Legends.

(a) Each certificate representing the Purchased Shares (unless otherwise permitted by the provisions of Section 4.3(b)) shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT.

AS LONG AS THE HOLDER OF THESE SECURITIES IS AN AFFILIATE OF THE ISSUER, THESE SECURITIES MAY NOT BE SOLD, OR OFFERED FOR SALE, IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SALE OF THESE SECURITIES UNDER THE SECURITIES ACT, OR THE SALE OTHERWISE BEING EXEMPT FROM REGISTRATION UNDER SUCH ACT. THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) Prior to any proposed Transfer of any Purchased Shares, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Purchaser shall give written notice to the Company of the Purchaser’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied by either (i) an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer of the Purchased Shares may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company. Upon delivery thereof that is reasonably satisfactory to the Company, the Purchaser shall be entitled to Transfer such Purchased Shares in accordance with the terms of the notice delivered by the Purchaser to the Company. Notwithstanding the foregoing, in the event the Purchaser shall give the Company a representation letter containing such representations as the Company shall reasonably request, the Company will not require such legal opinion or such other evidence in any transaction in which the Purchaser distributes the Purchased Shares solely to its majority owned subsidiaries or Affiliates for no consideration.

Section 4.4 Conduct of Business Covenant. Except for matters set forth in Section 4.4 of the Disclosure Letter, as expressly permitted or required by this Agreement including Section 7.2 of this Agreement, as required by applicable Law or Governmental Authority or with the prior written consent (which may include an electronic transmission) of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the earlier of the First Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present directors, officers, and Key Employees, and (iii) preserve its relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 4.4 of the Disclosure Letter, as expressly permitted or required by this Agreement, as required by applicable Law or with the prior written consent (which may include an electronic transmission) of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, as applicable, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) (i) amend the certificate of incorporation or bylaws of the Company or (ii) amend, other than immaterial changes in respect of wholly-owned Subsidiaries, the comparable organizational documents of any Subsidiary of the Company;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) authorize, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition or withholding by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the acquisition or withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Stock Plans, (C) the acquisition by the Company of any restricted shares in connection with the forfeiture of such awards and (D) as required by any Stock Plan as in effect on the date of this Agreement;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Common Stock upon the exercise of Company Stock Options or any options or purchase rights under the Company ESPP or settlement of Company RSUs, in each case, that are outstanding on the date of this Agreement and in each case in accordance with their terms on the date of this Agreement, (B) awards of Company RSUs to consultants under the Stock Plans and awards of Company RSUs under the Stock Plans to any newly hired or promoted employees or to employees for retention purposes, in each case, in the ordinary course of business consistent with past practice or (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company; or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company and reorganizations solely among Subsidiaries of the Company) or consummate any of the foregoing;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any equity interest or securities in, or any material amount of other assets, properties, interests or businesses of, any Person, or enter into any new line of business that is material to the Company and its Subsidiaries, taken as a whole;

(f) sell, lease, exclusively license, exchange, swap, abandon, allow to lapse or cancel any Intellectual Property owned by the Company (other than the natural expiration thereof or, with respect to allowing Intellectual Property owned by the Company to become abandoned, lapsed, or cancelled, in connection with the Company’s exercise of its reasonable business judgment); or sell, lease, exchange, swap, or otherwise transfer or dispose of any of the Company’s or its Subsidiaries’ material assets, securities, properties, interests or businesses, other than (i) pursuant to existing Contract in effect prior to the date of this Agreement, or (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

(g) (i) repurchase, prepay, redeem, defease, assume, endorse, guarantee, incur or otherwise become liable for or modify the terms of any indebtedness for borrowed money or sell or issue any debt securities or other rights to acquire any debt securities (directly, contingently or otherwise), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any of its wholly-owned Subsidiaries in the ordinary course of business and advances of expenses to employees in the ordinary course of business);

(h) except as required by the terms of any Company Employee Plan as in effect on the date of this Agreement: (i) grant any severance, retention or termination pay to, or enter into or amend any employment, severance, retention, termination, change in control or severance agreement with, any current or former Key Employee, (ii) hire any new employee who would constitute a Key Employee, other than in the ordinary course of business consistent with past practice in order to replace a Key Employee whose employment terminates (so long as the applicable replacement Key Employee receives compensation and benefit terms that are no more favorable to the new Key Employee than compensation and benefits held by the Key Employee that is being replaced), (iii) grant to any current or former director or Key Employee of the Company or any of its Subsidiaries any material increase in compensation, target bonus or benefits, in addition to those pursuant to arrangements in effect on the date hereof, other than in the ordinary course of business, (iv) establish, adopt, enter into or materially amend or modify any Company Employee Plan (other than entering into offer letters that contemplate “at will” employment that is terminable without payment or notice or, where required by applicable Law, employment agreements consistent with the Company’s practices in the applicable jurisdiction, or cash bonus or cash incentive plans for performance periods not exceeding one (1) year in the ordinary course of business consistent with past practice to replace such plans covering performance periods that end prior to the Second Closing), (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors employees or other service providers, other than in the ordinary course of business consistent with past practice, (vi) establish, enter into, adopt or amend any works council, collective bargaining or similar labor-related agreement, except as required by applicable Law, (vii) announce, implement or effect any material reduction in labor force, lay-off, early retirement program or other effort concerning termination of employment of employees of the Company or any of its Subsidiaries (other than routine employee terminations in the ordinary course of business), or (viii) terminate any Key Employee other than for cause;

(i) make any change in any financial accounting principles, methods or practices (including any Tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or Tax accounting purposes, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act;

(j) make, change or revoke any material Tax election (other than in the ordinary course of business consistent with past practice), change any annual Tax accounting period, adopt or change any method of material Tax accounting, amend, refile or otherwise revise any previously filed Tax Returns, enter into any closing agreement, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax indemnity or similar agreements or arrangements (other than customary commercial agreements not primarily related to Taxes), undertake any restructuring or engage in any transaction that may transfer the ownership of any Intellectual Property;

(k) discharge, pay, settle or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors, or (iii) any litigation, arbitration, proceeding or dispute that relates to the Contemplated Transactions;

(l) enter into, as a tenant or subtenant, any lease of real property, under which the rent to be charged exceeds two hundred fifty thousand ($250,000) for any twelve (12)-month period, other than ordinary course of business extensions and renewals of leases existing as of the date hereof with a term of no more than one (1) calendar year;

(m) except in the ordinary course of business consistent with the past practice and except as provided in an annual operating plan as approved by the Board of Directors of the Company, make any new capital expenditure or expenditures, or commit to do so;

(n) terminate, cancel, amend or modify any insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business;

(o) except in the ordinary course of business consistent with past practice, (i) enter into any Contract that would, if entered into prior to the date hereof, be a material Contract that was required to be filed or furnished by the Company as exhibits to the SEC Documents to which the Company is a party or the property or assets of the Company is subject (collectively, the “Material Contracts”, (ii) materially modify, materially amend or terminate any Material Contract or (iii) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under any Material Contract;

(p) enter into or adopt any “poison pill” or similar stockholder rights plan that would prevent or preclude the Contemplated Transactions;

(q) agree, authorize or commit to do any of the foregoing

Section 4.5 Proxy Statement.

(a) As soon as reasonably practicable (and in no event later than forty (40) days after the date hereof), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide the Purchaser and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Purchaser and its counsel. Subject to Section 4.1, the Proxy Statement shall include (and shall not subsequently withdraw or modify) the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following clearance of the Proxy Statement by the SEC. The Purchaser shall furnish to the Company all information concerning the Purchaser as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company and the Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by applicable Law. The Company shall (i) as promptly as practicable after receipt thereof, provide the Purchaser and its counsel with copies of any written comments, and advise the Purchaser and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide the Purchaser and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (iii) consider in good faith any comments reasonably proposed by the Purchaser and its counsel.

(b) In addition to the proposals required to effect the Contemplated Transactions, the Proxy Statement shall include (i) a proposal to approve a reverse stock split of the issued and outstanding shares of Common Stock of the Company (the “Reverse Stock Split Proposal”), such split to combine a number of outstanding shares of Common Stock at a ratio of between 1-for-2 and 1-for-15, such number consisting of only whole shares, into one (1) share of Common Stock, provided that such reverse stock split, if approved by the stockholders of the Company (such approval, the “Reverse Stock Split Approval”), shall be subject to the discretion of the Board of Directors and may be effected within one (1) year of obtaining such Reverse Stock Split Approval and would require an amendment to the Certificate of Incorporation in the form attached hereto as Exhibit C; and (ii) a proposal to approve an amendment to the Certificate of Incorporation in the form attached hereto as Exhibit D (such approval, the “Charter Amendment Approval”). Neither the Reverse Stock Split Approval nor the Charter Amendment Approval shall be deemed as a condition to any obligation of the Purchaser under this Agreement.

Section 4.6 Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC for the purpose of obtaining the Company Stockholder Approval. As soon as reasonably practicable following the establishment of the record date for the Company Stockholder Meeting and clearance of the Proxy Statement by the SEC, the Company shall cause the definitive Proxy Statement to be mailed to the stockholders of Company entitled to vote at the Company Stockholder Meeting. Notwithstanding the first sentence of this Section 4.6, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with the Purchaser, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or there are insufficient shares of Common Stock voting in favor to obtain Company Stockholder Approval. The Board of Directors of the Company shall (A) subject to Section 4.1, include the Company Board Recommendation in the Proxy Statement, (B) subject to Section 4.1, use its reasonable best efforts to obtain the Company Stockholder Approval, and (C) otherwise comply with all legal requirements applicable to such meeting.

Section 4.7 Use of Proceeds. The Company shall use the net proceeds from the Purchase and Sale for working capital, capital expenditure and other general corporate purposes, including but not limited to, the implementation of the Integration Plans.

ARTICLE V

COVENANTS OF THE PURCHASER

Section 5.1 Conduct of the Purchaser. From and after the date hereof and prior to the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, the Purchaser shall use its commercially reasonable efforts not to, and shall use its commercially reasonable efforts to cause each of its Subsidiaries not to, take or omit to take any action that impedes, interferes with, hinders or delays in any material respect, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay in any material respect, the consummation by the Purchaser of the Contemplated Transactions on a timely basis.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and the Purchaser shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Contemplated Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the Contemplated Transactions and (iii) executing and delivering any additional instruments necessary to consummate the Contemplated Transactions.

Section 6.2 Public Announcements. From and after the date of this Agreement, until such time as this Agreement has been terminated in accordance with its terms, or an Adverse Recommendation Change has occurred in accordance with Section 4.1, the Purchaser and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Contemplated Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case each party hereto shall endeavor, on a basis reasonable under the circumstances, to provide a reasonable opportunity to the other party to review and comment on such press release, communication, other public statement or matters to be covered on such conference call in advance and shall consider in good faith all reasonable comments of such other party), shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, this Section 6.2 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) that is consistent with prior disclosure and does not contain any information relating to the Contemplated Transaction that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors or limited partners.

Section 6.3 Further Assurances. At and after the First Closing, each of the Purchaser and the Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Contemplated Transactions.

Section 6.4 Notices of Certain Events. Each of the Company and the Purchaser shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the Contemplated Transactions;

(b) any notice or other communication from any Governmental Authority in connection with Contemplated Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or the Purchaser and any of its Subsidiaries, as the case may be, that relate to the consummation of the Contemplated Transactions; and

(d) any representation or warranty made in this Agreement becoming untrue or inaccurate such that the conditions set forth in Article VII would not be satisfied or of any failure to comply with any covenant to be complied with under this Agreement such that the conditions in Article VII would not be satisfied.

The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VII.

Section 6.5 Cooperation Covenant. Prior to the First Closing, the Company shall use commercially reasonable efforts to provide to the Purchaser, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide all cooperation reasonably requested by the Purchaser to assist and cooperate with the Purchaser in connection with the Integration Plans. The Purchaser shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with this Section 6.5 to the extent arising or resulting from the Appointed Chief Executive Officer’s or Purchaser’s gross negligence or willful misconduct. During the period from the date of this Agreement until the earlier of (x) the First Closing, (y) the termination of this Agreement in accordance with its terms or (z) such time, if any, as the Company reasonably determines that any such meetings would have a detrimental effect on the Company’s business, the Company shall use commercially reasonable efforts to assist the Purchaser, upon the reasonable request of the Purchaser, in arranging meetings and facilitating access for Purchaser and its Representatives with customers and suppliers of the Company and its Subsidiaries; provided that the Company shall be present at all times during any such meetings or conversations.

Section 6.6 Indemnification and Insurance. From and following the First Closing, the Purchaser shall cause the Company, and the Company hereby agrees, to do the following:

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the First Closing and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the First Closing becomes, or has been at any time prior to the date of this Agreement, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the Certificate of Incorporation, the Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement, or other agreements containing any indemnification provisions, including any employment agreements, between such Indemnified Person and the Company or any of its Subsidiaries shall survive the First Closing and the Company shall not take any actions to amend, repeal or otherwise modify them in any manner that would adversely affect any right thereunder of any such Indemnified Person, unless otherwise required by Law. For six (6) years after the First Closing, the Company and each of its Subsidiaries shall, and the Purchaser shall, if applicable, vote its shares of Common Stock to cause the Company and each of its Subsidiaries to, cause to be maintained in effect provisions in the Certificate of Incorporation and Bylaws and the governing documents of each of its Subsidiaries (or in such documents of any successor to the business of the Company or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Certificate of Incorporation and Bylaws and the governing documents of each of its Subsidiaries in existence on the date of this Agreement. From and after the First Closing, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall continue in full force and effect in accordance with its terms.

(b) For six (6) years after the First Closing, the Company shall, and the Purchaser shall, if applicable, vote its shares of Common Stock to cause the Company to, indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Delaware Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors prior to the First Closing, or (ii) this Agreement or any of the Contemplated Transactions, whether in any case such Claim is made before, on or after the First Closing, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law and an undertaking from such Person prior to the advancement of any such amounts that such Indemnified Person shall reimburse the Company any funds to which a court of competent jurisdiction has determined, by a final, nonappealable order or judgment, such Indemnified Person is not entitled), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. The Company shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. The Company shall reasonably cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c) Prior to the First Closing, the Company shall obtain and fully pay the premiums for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the First Closing with respect to any claim related to any period of time at or prior to the First Closing (including claims with respect to this Agreement and the Contemplated Transactions and other actions contemplated hereby) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the First Closing; provided that in no event shall the Company be required to pay aggregate premiums for D&O Insurance under this Section 6.6(c) in excess of $1,100,000, it being understood that if the aggregate premiums of such insurance coverage exceed such amount, the Company shall be entitled to provide as much coverage as may be obtained for such $1,100,000 amount.

(d) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 6.6 (including this Section 6.6(d)).

(e) The rights of each Indemnified Person under this Section 6.6 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Contemplated Transactions and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of the Purchaser and the Company under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f) The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.6; provided that each Indemnified Person shall, prior to the advancement of any such expenses, be required to provide a written undertaking to the Company that such Indemnified Person shall reimburse the Company any funds to which a court of competent jurisdiction has determined by a final, nonappealable order or judgment such Indemnified Person is not entitled hereunder.

(g) The Company shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall, prior to the receipt of any such advancements, undertake to reimburse the Company for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order or judgment, that such Person is not entitled to indemnification.

Section 6.7 No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Closing. Prior to the First Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.8 Registration Rights Agreement. At or prior to the First Closing, each of the Purchaser and the Company shall execute and deliver to the other party the Registration Rights Agreement.

Section 6.9 SEC Matter Issuances. From the First Closing until the Director End Time, in the event that during a fiscal quarter the Company incurs reasonable and documented out-of-pocket expenses related to the SEC Matter that are not reimbursable under the Company’s insurance policy or otherwise excluded from such insurance policy covering the Company and its Subsidiaries in connection with the SEC Matter (the “SEC Quarterly Expenses”), then the Purchaser shall be entitled to receive the number of shares of Common Stock (the “SEC Contingency Compensation”) equal to a quotient (A) the numerator of which is equal to the SEC Quarterly Expenses, and (B) the denominator of which is equal to the volume-weighted average price of one (1) share of Common Stock for the trading period during the fiscal quarter for which the SEC Quarterly Expenses are payable. No fractional shares shall be issued by the Company as the number of shares of the SEC Contingency Compensation shall be rounded down to the nearest whole number. The SEC Contingency Compensation shall be issued no later than the due date of the Company’s periodic report for the fiscal quarter for which such SEC Quarterly Expenses are payable.

ARTICLE VII

CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Contemplated Transactions to be consummated at the First Closing are subject to the satisfaction, on or prior to the First Closing Date, of each of the following conditions precedent:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with Nasdaq Listing Rule 5635(b).

(b) No Restraints. No temporary restraining order, decree, ruling, injunction or judgment, preliminary or permanent injunction or other judgment issued by any Governmental Authority of competent jurisdiction shall be in effect enjoining, restraining, or otherwise prohibiting the consummation of the Purchase and Sale and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or declared applicable to the consummation of the Purchase and Sale any applicable Law that is in effect, which has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions (collectively, “Restraints”).

Section 7.2 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Contemplated Transactions to be consummated at the First Closing are subject to the satisfaction, on or prior to the First Closing Date, of each of the following conditions precedent:

(a) Performance. The Company shall have performed and complied in all material respects with all of its obligations under this Agreement required to be performed by it or complied with at or prior to the First Closing (or any such failure to perform or comply shall have been cured).

(b) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 2.1, Section 2.2 and Section 2.17 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true in all material respects as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

(ii) the representations and warranties of the Company set forth in Section 2.4(a) (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the First Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); and

(iii) the other representations and warranties of the Company contained in Article II (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (iii) only, only such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect.

(c) Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the First Closing.

(d) Resignation of Directors. At or prior to the First Closing, Company shall have obtained the resignation of all current directors; provided, however, that in no event shall the Continuing Directors be required to resign; provided, further, that nothing in this Agreement shall prevent the resignation of all of the current directors, other than the Continuing Directors.

(e) Voting Agreement. Each officer and director of the Company shall have executed and delivered to the Company an Insiders Voting Agreement, in the form attached hereto as Exhibit E (the “Insiders Voting Agreement”) and voted his or her shares for each of the proposals of the Proxy Statement.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction, on or prior to the First Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties.

(i) The representations and warranties of the Purchaser contained in Section 3.1, Section 3.2 and Section 3.4 shall be true in all material respects at and as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

(ii) The representations and warranties of the Purchaser contained in Section 3.9 shall be true in all respects at and as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); and

(iii) the other representations and warranties of the Purchaser contained in Article III (disregarding all materiality and material adverse effect qualifications contained therein) shall be true at and as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (ii) only, only such exceptions as would not have, individually or in the aggregate, a material adverse effect.

(b) Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser at or prior to the First Closing.

(c) Consideration for the Initial Shares. The Purchaser shall have paid the First Purchase Price for the Initial Shares in full at the First Closing by wire transfer of immediately available funds to an account designated in writing by the Company, provided that the Purchaser may cause to have paid up to $800,000 at the First Closing.

(d) Voting Agreement. The Purchaser shall have executed and delivered to the Company a Voting Agreement, in the form attached hereto as Exhibit F (the “Purchaser Voting Agreement”), and the Purchaser Voting Agreement shall be in full force and effect as of the First Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Purchase and Sale may be abandoned at any time prior to the First Closing (notwithstanding any Company Stockholder Approval):

(a) by mutual written agreement of the Company and the Purchaser;

(b) by either the Company or the Purchaser, if:

(i) the First Closing has not been consummated on or before the date that is six (6) months after the date hereof (as such date may be extended pursuant to Section 9.12, the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement in any material respect is the primary cause of the failure of the First Closing to be consummated by the End Date;

(ii) if any Restraint shall be in effect permanently restraining, enjoining or otherwise permanently prohibiting the consummation of the Purchase and Sale on substantially the terms contemplated by this Agreement, and such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement in any material respect is the primary cause of such Restraint;

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by the Purchaser:

(i) prior to obtaining the Company Stockholder Approval, if (A) the Board of Directors of the Company or any duly authorized committee thereof shall have effected an Adverse Recommendation Change or (B) the Company or the Company Representatives willfully and materially violated Section 4.1(a) of this Agreement; or

(ii) if there is any inaccuracy of any representation or warranty made by the Company in this Agreement or any breach, violation or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which inaccuracy, breach, violation or failure, either individually or in the aggregate, if continuing at the First Closing (A) would cause the condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (B) is incapable of being cured by the End Date (a “Company Terminating Breach”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall not be available to the Purchaser if a Purchaser Terminating Breach shall have occurred and be continuing at the time the Purchaser delivers notice of its election to terminate this Agreement pursuant to this Section 8.1(c)(ii); or

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, pursuant to, and in compliance with, Section 4.1(f), to enter into a definitive agreement concerning a Superior Proposal; provided that the Company pays the Company Termination Fee and the Reimbursement Obligations payable pursuant to Section 8.2(b)(ii); or

(ii) there is any inaccuracy of any representation or warranty made by the Purchaser in this Agreement or any breach, violation or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement which inaccuracy, breach, violation or failure, either individually or in the aggregate, if continuing at the First Closing (A) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (B) is incapable of being cured by the End Date (a “Purchaser Terminating Breach”); provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall not be available to the Company if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 8.1(d)(ii).

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided that (i) the provisions of Section 6.5 as they relate to the Purchaser’s indemnification, hold harmless and reimbursement obligations, this Section 8.2, Article IX and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 8.1 and (ii) neither the Company nor the Purchaser shall be relieved or released from any liabilities or damages arising out of fraud or its willful and material breach of any provision of this Agreement.

(b) Company Termination Fee and Expense Reimbursement.

(i) If this Agreement is terminated by the Purchaser pursuant to Section 8.1(c)(i), then the Company shall pay amounts equal to (A) seven hundred fifty thousand dollars ($750,000) (the “Company Termination Fee”) and (B) up to three hundred fifty thousand dollars ($350,000) as reimbursement of reasonable, documented and out-of-pocket expenses incurred by the Purchaser in connection with this Agreement, including but not limited to reasonable, documented and out-of-pocket legal and advisory fees paid in connection therewith (the “Reimbursement Obligations”) to the Purchaser in immediately available funds within two (2) Business Days after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then the Company shall pay the Company Termination Fee and the Reimbursement Obligations to the Purchaser in immediately available funds substantially concurrently with (and as a condition to) such termination.

(iii) If this Agreement is terminated by either party pursuant to Section 8.1(b)(iii) of this Agreement, then the Company shall pay the Reimbursement Obligations to the Purchaser in immediately available funds within two (2) Business Days after such termination.

(iv) In no event shall the Company be required to pay the Company Termination Fee or the Reimbursement Obligations on more than one occasion. The Purchaser agrees that, upon any termination of this Agreement under circumstances where the Company Termination Fee or the Reimbursement Obligations are payable by the Company pursuant to this Section 8.2(b) and such fees or reimbursement obligations are paid in full, except in the case of fraud or a willful and material breach of the Company’s representations, warranties, covenants or agreements set forth in this Agreement prior to termination of this Agreement, the Purchaser shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and the Purchaser shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the Contemplated Transactions.

(v) Each of the Company and the Purchaser acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the Contemplated Transactions and that, without these agreements, the other party would not enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. The representations, warranties, covenants and agreements of the Company contained in this Agreement shall not survive, and shall terminate automatically as of, the First Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the First Closing, on the part of the Company or any of its Representatives; provided that this Section 9.1 shall not limit any covenant or agreement by the Company that by its terms contemplates performance after the First Closing, including the Company’s obligations to consummate the Second Closing in accordance with this Agreement.

Section 9.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format), e-mail, facsimile, or other means of electronic transmission and such means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

Section 9.3 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

(b) Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in of Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of Delaware, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c) Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d) Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such Person.

(e) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.4 Entire Agreement; No Third Party Beneficiary. This Agreement, the Purchaser Voting Agreement, the Insiders Voting Agreement and the Registration Rights Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. Except for the rights of an Indemnified Person under Section 6.6 and for the Continuing Directors under this Agreement, this Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 9.5 Expenses. Except as otherwise expressly provided by this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including accounting and legal fees shall be paid by the party incurring such expenses.

Section 9.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, when properly transmitted; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company prior to the First Closing, to:

Sonim Technologies, Inc.

6500 River Place Boulevard, Bldg. 7, S#250

Austin, TX, 78730

Attention: Mr. Robert Tirva

E-mail: b.tirva@sonimtech.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: Brophy Christensen; Noah Kornblith

E-mail: bchristensen@omm.com; nkornblith@omm.com

If to the Purchaser or the Company following the First Closing, to:

AJP Holding Company, LLC

[********]

[********]

Attention: [********]

E-mail: [********]

with a copy (which shall not constitute notice) to:

Venable LLP

Rockefeller Center, 1270 Avenue of the Americas, 25th Floor

New York, NY 10020

Attention: William N. Haddad, Kirill Y. Nikonov, Arif Soto

E-mail: wnhaddad@venable.com, kynikonov@venable.com, asoto@venable.com

Section 9.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 9.8 Headings. The Section, Article, and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 9.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Notwithstanding anything in this Agreement to the contrary, from and after the First Closing, the approval of the Continuing Directors shall be required for the Company to (a) amend, modify or terminate this Agreement or the Voting Agreement, (ii) exercise or waive any right of the Company under this Agreement or the Voting Agreement, or (iii) extend the time for performance of any obligation of the Purchaser under this Agreement or the Voting Agreement. This Agreement may not be modified or amended from and after the Second Closing and the Company cannot waive any provision in this Agreement from and after the Second Closing.

Section 9.10 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 9.11 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 9.12 Specific Performance. The parties hereto agree that irreparable damage could occur and that a party will not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 9.3(b), to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

Section 9.13 Non-Recourse. Unless expressly agreed to otherwise by the parties to this Agreement, in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Contemplated Transactions, may only be brought against the Persons expressly named as parties of this Agreement (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such party. No (i) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any party or any of their respective successors and permitted assigns or (ii) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any of the Persons set forth in the foregoing clause (i) or any of their respective successors and permitted assigns (unless, for the avoidance of doubt, such Person is a party), shall have any liability or other obligation for any obligation of any party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Contemplated Transactions; provided, however, that nothing in this Section 9.13 shall limit any liability or other obligation of the parties for breaches of the terms and conditions of this Agreement.

(The next page is the signature page)

The parties have caused this Subscription Agreement to be executed as of the date first written above.

SONIM TECHNOLOGIES, INC.

By:	/s/ Robert Tirva
Name: Robert Tirva Title: President, Chief Financial Officer and Chief Operating Officer

AJP Holding Company, LLC

By:	/s/ Jeffrey Wang
Name: Jeffrey Wang Title: Managing Member

EXHIBIT A

DEFINED TERMS

The following capitalized terms have the meanings indicated:

“Appointed Chief Executive Officer” means Peter Liu or, if he ceases to be the Chief Executive Officer (including by reason of death or disability), the person subsequently designated by the Purchaser (and reasonably acceptable to the Company).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

“Acquisition Proposal” means, other than the Contemplated Transactions, any written or oral offer, or proposal of any Third Party or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to a transaction or series of related transactions involving: (i) any acquisition or purchase (including through any lease, exchange, exclusive license, transfer or disposition, in each case, other than in the ordinary course of business), direct or indirect, of assets equal to 20% or more of the consolidated assets or businesses of the Company and its Subsidiaries, taken as a whole, or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable, or 20% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party or group beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction (A) involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable or (B) pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction would, as a result of such transaction, hold less than 80% of the equity interests in the surviving entity of such transaction.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Law” means any federal, state, local or foreign statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Bylaws” means the Bylaws of the Company, amended and restated, on May 20, 2009, as the same may be further amended, supplemented or restated.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be further amended, supplemented or restated.

“Company 2019 Incentive Plan” means the Sonim Technologies, Inc. 2019 Equity Incentive Plan, as amended.

“Company ESPP” means the Sonim Technologies, Inc. 2019 Employee Stock Purchase Plan, as amended.

“Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and each other employment, severance or similar Contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health, medical or welfare benefits, perquisites, employee assistance program, disability or sick leave benefits, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability, other than any plan, policy, program or arrangement (i) mandated by applicable Law and maintained solely by a Governmental Authority or (ii) sponsored or maintained by a professional employer organization.

“Company Stock Plans” means the Company 2019 Incentive Plan and the Company ESPP.

“Confidentiality Agreement” means the One-Way Non-Disclosure Agreement between Teleepoch LLC and the Company, dated November 1, 2021.

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, or other legally binding agreement, commitment or undertaking, in each case, whether written or oral.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Director End Time” means final resolution or settlement of the SEC Matter.

“DGCL” means the General Corporation Law of the State of Delaware (as amended from time to time).

“DPA” means Section 721 of the Defense Production Act, as amended, 50 U.S.C. § 4565, and all interim or final rules and regulations issued and effective thereunder.

“Environmental Permit” means any permit, license, approval or other authorization under any applicable Law, rule or regulations of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Documents” means all material “employment benefit plans” as defined in Section 3(3) of ERISA that are maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees and with respect to which the Company or its Subsidiaries have any liability.

“ERISA Regulations” means the regulations promulgated by the Department of Labor in 29 C.F.R. § 2510.3-101, and any amendments or successor regulations thereto, as modified by Section 3(42) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality.

“Government Official” means any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials of the governments of the United States, the several states thereof, any local subdivision of any of them or any agency, department or unit of any of the foregoing.

“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” by any applicable Law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including petroleum and any fraction thereof, and any radioactive materials and waste.

“Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know-how, databases, business methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans and customer lists and other proprietary information; (iii) all copyrights, whether registered or unregistered, and registrations and applications for registration thereof, including in computer software, throughout the world, mask works, whether registered or unregistered, and any registrations and applications for registration thereof; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, trade dress, brand names, corporation names, logos, common law trademarks and service marks, domain names, URLs, and trademark and service mark, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications therefor throughout the world; and (vi) and any governmental grant for the protection of inventions or industrial designs.

“Intervening Event” means a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Board of Directors after the date of this Agreement that (w) affects the business, assets or operations of Company and its Subsidiaries, (x) was not known by, or if known, the effect of which was not reasonably foreseeable by, the Board of Directors (assuming consultations with appropriate officers and Representatives of the Company) on the date of this Agreement, (y) becomes known to the Board of Directors prior to receipt of the Company Stockholder Approval, and (z) did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or refrained from taken) pursuant to this Agreement; provided, however, that in no event shall any of the following, alone or in combination, constitute an Intervening Event: (1) the receipt, existence of or terms of an Acquisition Proposal, (2) changes in the trading price or trading volume of the Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account the extent otherwise permitted by the definition of “Intervening Event”); or (3) meeting or exceeding any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or exceeding the Company’s internal or external budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to the Company meeting or exceeding such estimates, projections, budgets, plans or forecasts may be taken into account to the extent otherwise permitted by the definition of “Intervening Event”).

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“Key Employee” means an employee of the Company or any of its Subsidiaries whose annual base compensation is $200,000 or more.

“Material Adverse Effect” means a material adverse effect upon the financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change, development, occurrence or event affecting the industry in which the Company and its Subsidiaries operate; (b) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world; (c) political conditions, including the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, political action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (d) any conditions resulting from the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic (including COVID-19) or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity; (e) changes in any law, rule, regulation or GAAP; (f) any action taken or omitted to be taken by or at the written request or with the written consent of the Purchaser; (g) any announcement of this Agreement or the Contemplated Transactions; (h) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (i) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (j) any effect arising out of or resulting from any claims or proceedings made by any of the Company’s stockholders arising out of or related to this Agreement; provided, that any of the matters described in clauses (a), (b) or (c), will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred to the extent that such matter disproportionately and adversely affects the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the industry in which the Company and its Subsidiaries operate.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Registration Rights Agreement” means the Registration Rights Agreement between the Company and the Purchaser in the form attached hereto as Exhibit G.

“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors and direct or indirect members or partners or Affiliates of the foregoing.

“Requirements of Environmental Law” means all requirements imposed by any law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any governmental authority which relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, gaseous or liquid waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; or (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC pursuant to the Securities Act or the Exchange Act by the Company since January 1, 2019 (collectively, together with any exhibits and schedules thereto and other information incorporated therein.

“SEC Matter” means the formal investigation relating to the Company by the SEC of which the Company was notified of such formal investigation in August 2020, and all other matters, investigations, claims, actions, proceedings, circumstances, effects and actions relating or ancillary thereto, arising therefrom or in connection therewith.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” changed to 50%) made after the date of this Agreement that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation), the Person making such Acquisition Proposal, the likelihood and timing of consummation of such Acquisition Proposal and all financial, legal, regulatory, and other aspects of such Acquisition Proposal, is more favorable to the Company or to the Company’s stockholders than the Contemplated Transactions.

“Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Purchaser or any of its Affiliates.

“Transfer” means any direct or indirect (a) sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or (b) grant of any option, warrant or other right to purchase or the entry into any hedge, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock. The term “Transferred” shall have a correlative meaning.

Terms not otherwise defined in this Exhibit A, but defined elsewhere in the Agreement, shall have the meaning set forth where defined in the Agreement.

EXHIBIT B

COMPANY DISCLOSURE LETTER

(See attached).

EXHIBIT C

FORM OF REVERSE STOCK SPLIT APPROVAL

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SONIM TECHNOLOGIES, INC.

The undersigned, Robert Tirva, hereby certifies that:

1. He is the President, Chief Financial Officer and Chief Operating Officer of Sonim Technologies, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by resolution of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “Sonim Technologies, Inc.” The Corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 14, 2019.

3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by the stockholders of the Corporation at a special meeting of the Corporation duly called and held upon notice in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

4. Article IV, Section A of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000. 100,000,000 shares shall be Common Stock of the par value of $0.001 per share and 5,000,000 shares shall be Preferred Stock of the par value of $0.001 per share

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each [___] shares of Common Stock, par value $0.001 per share, issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Company. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Company’s Common Stock as reported on The Nasdaq Stock Market LLC on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company is filed with the Secretary of State of the State of Delaware.”

****

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed this                  day of                 , 2022.

SONIM TECHNOLOGIES, INC.
By:
Name:	Robert Tirva
Title:	President, Chief Financial Officer and Chief Operating Officer

EXHIBIT D

FORM OF CHARTER AMENDMENT APPROVAL

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SONIM TECHNOLOGIES, INC.

The undersigned, Robert Tirva, hereby certifies that:

1. He is the President, Chief Financial Officer and Chief Operating Officer of Sonim Technologies, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by resolution of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “Sonim Technologies, Inc.” The Corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 14, 2019.

3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by the stockholders of the Corporation at a special meeting of the Corporation duly called and held upon notice in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

4. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to include an additional section identified as Article IV, Section D which shall read as follows:

D. Any transaction entered into with AJP Holding Company, LLC (“AJP”) or an affiliate of AJP that would result in the Common Stock of the Corporation no longer being listed on a nationally recognized securities exchange shall require the approval by a majority of the holders of Common Stock of the Corporation that are unaffiliated with AJP prior to the closing of such transaction.

****

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed this                  day of                 , 2022.

SONIM TECHNOLOGIES, INC.
By:
Name:	Robert Tirva
Title:	President, Chief Financial Officer and Chief Operating Officer

EXHIBIT E

FORM OF INSIDERS VOTING AGREEMENT

(See attached).

EXHIBIT F

FORM OF PURCHASER VOTING AGREEMENT

(See attached).

EXHIBIT G

FORM OF REGISTRATION RIGHTS AGREEMENT

(See attached).

ANNEX B

[LETTERHEAD OF B. RILEY SECURITIES, INC.]

April 13, 2022

Sonim Technologies, Inc.

6836 Bee Cave Road

Building 1, Suite 279

Austin, TX 78746

Attention: Board of Directors

Dear Members of the Board of Directors:

We understand that Sonim Technologies, Inc. (the “Company”) plans to enter into a Subscription Agreement (the “Agreement”) by and between the Company and AJP Holding Company, LLC (the “Purchaser”), pursuant to which, among other things, the Company will issue and sell to the Purchaser in two closings (together, the “Transaction”) 20,833,333 shares in the aggregate (the “Purchased Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in exchange for aggregate consideration of $17,500,000 in cash (the “Aggregate Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion (this “Opinion”) with respect to the fairness, from a financial point of view, to the Company of the Aggregate Consideration to be received by the Company in exchange for the Purchased Shares in the Transaction pursuant to the Agreement. For purposes of this Opinion, you have advised us and directed us to assume (i) the Company’s consolidated financial statements as of and for the year ended December 31, 2021, were prepared on the assumption that the Company would continue as a going concern, (ii) the Company is experiencing significant liquidity issues, (iii) the Company has not obtained, and does not expect to obtain, alternative financing on terms more favorable to the Company from a financial point of view, and (iv) in the absence of the Transaction or alternative financing for which the Company has not arranged and does not believe it could arrange to obtain on terms more favorable to the Company at this time, the Company’s ability to function as a going-concern will likely be severely impaired.

In arriving at this Opinion, we have, among other things:

•	Reviewed the financial terms of a draft, dated April 13, 2022, of the Agreement;

•	Reviewed certain publicly available business and financial information related to the Company;

•

Reviewed certain other information relating to the Company concerning its business, financial condition and operations made available to us by the Company, including (a) forecasts with respect to the future financial performance of the Company prepared by the management of the Company relating to the Company in the absence of the Transaction (the “Status Quo Projections”) and (b) solely for informational purposes, forecasts with respect to the future financial performance of the Company prepared by the management of the Purchaser relating to the Company giving effect to the Transaction and the business strategy contemplated thereby (the “Financing Plan Projections”);

•	Held discussions with members of senior management of the Company and the Purchaser concerning the Transaction and the business, financial condition, and strategic objectives of the Company;

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed relevant;

•	Reviewed the publicly available financial terms of certain business combinations that we deemed relevant; and

•	Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this Opinion.

In preparing this Opinion, at your direction, we have relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all other information provided to us or otherwise discussed with or reviewed by us. Company management has advised us and, at your direction, we have assumed that the Status Quo Projections have been reasonably prepared in good faith and represent Company management’s best currently available estimates and judgments with respect to the future financial performance of the Company in the absence of the Transaction. In addition, at your direction, we have assumed that the Financing Plan Projections have been reasonably prepared in good faith and represent Purchaser management’s best currently available estimates and judgments with respect to the future financial performance of the Company giving effect to the Transaction and the business strategy contemplated thereby. We have assumed no responsibility for and express no view or opinion as to the Status Quo Projections, the Financing Plan Projections or the respective assumptions on which they are based. At your direction, we have used and relied upon the Status Quo Projections for purposes of our analyses and this Opinion and assumed that the Status Quo Projections provide a reasonable basis upon which to evaluate the Company and the proposed Transaction. We have also assumed that there have been no changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements and other information, financial or otherwise, made available to us that would be material to our analyses or this Opinion, and that there is no information or any facts or developments that would make any of the information reviewed by us inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we evaluated the solvency of the Company under any state or federal laws. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject, including, without limitation, the ongoing investigation of the Company by the U.S. Securities and Exchange Commission, and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters, including, without limitation, the additional shares of Common Stock that may become issuable to Purchaser in connection therewith.

We also have assumed, with your consent, that (i) in the course of obtaining any regulatory or third party consents or approvals in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction, (ii) the representations and warranties made by the parties in the Agreement are accurate and complete in all respects; (iii) each party to the Agreement will perform all of its covenants and obligations thereunder; and (iv) the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or provision thereof. We have also assumed that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this Opinion. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessments of the Company and its legal, tax and regulatory advisors with respect to such matters. Without limitation to the foregoing, with your consent, we have not evaluated the impact, if any, of the Transaction on the Company’s ability to utilize its net operating loss carryforwards to reduce future tax liabilities.

This Opinion is limited to the fairness, from a financial point of view, to the Company of the Aggregate Consideration to be received by the Company for the Purchased Shares in the Transaction pursuant to the Agreement, and we express no view or opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company. This Opinion does not address any other aspect or implication of the Transaction, the Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We also express no view or opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Aggregate Consideration or otherwise. We express no view or opinion as to the prices or range of prices at which Company Common Stock may trade at any time. Furthermore, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the Purchaser, or the ability of the Company or the Purchaser to pay its obligations when they become due.

This Opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. As you are aware, the credit, financial and stock markets have experienced significant volatility, and we express no view or opinion as to any potential effects of such volatility on the Company or the proposed Transaction.

We have acted as financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Transaction and will receive a fee for such services, a significant portion of which is payable upon the consummation of the Transaction. We will also receive a fee for rendering this Opinion, which is not contingent upon the conclusion set forth in this Opinion or the successful completion of the Transaction. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.

We are a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Purchaser and their respective affiliates. During the last two years we held significant positions in equity and debt securities of the Company, until August 2021 and a senior executive of our affiliates B. Riley Financial and B. Riley Principal Investments served as a member of the Board until February 2022. In addition, we and our affiliates have in the past provided, and are currently providing, investment banking and other financial services to the Company and certain of its affiliates, for which we and our affiliates have received, or would expect to receive, compensation, including, during the past two years having acted as the Company’s sales agent in connection with its “at-the-market offering” programs. We and our affiliates may in the future provide investment banking and other financial services to the Company, the Purchaser and their respective affiliates, for which we and our affiliates would expect to receive compensation. We have adopted policies and procedures designed to preserve the independence of our research and credit analysts whose views may differ from those of the members of the team of investment banking professionals that are advising the Company.

This Opinion is for the information of the Board (in its capacity as such) in connection with its consideration of the proposed Transaction. This Opinion does not constitute a recommendation to the Board, the Company, any security holder of the Company or any other person as to how to act or vote on any matter relating to the Transaction or otherwise including, without limitation, whether or not to participate in any offering of securities by the Company. This Opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company or any other party to the Transaction, nor does it address the underlying business decision of the Board, the Company or any other party to effect the Transaction. The issuance of this Opinion was approved by an authorized internal committee of B. Riley Securities, Inc.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be received by the Company for the Purchased Shares in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

Very truly yours,

/s/ B. Riley Securities, Inc.

B. Riley Securities, Inc.

ANNEX C-1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SONIM TECHNOLOGIES, INC.

The undersigned, Robert Tirva, hereby certifies that:

1. He is the President, Chief Financial Officer and Chief Operating Officer of Sonim Technologies, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by resolution of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “Sonim Technologies, Inc.” The Corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 14, 2019.

3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by the stockholders of the Corporation at a special meeting of the Corporation duly called and held upon notice in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

4. Article IV, Section A of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000. 100,000,000 shares shall be Common Stock of the par value of $0.001 per share and 5,000,000 shares shall be Preferred Stock of the par value of $0.001 per share

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each [    ] shares of Common Stock, par value $0.001 per share, issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Company. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Company’s Common Stock as reported on The Nasdaq Stock Market LLC on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company is filed with the Secretary of State of the State of Delaware.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed this                  day of                 , 2022.

SONIM TECHNOLOGIES, INC.

By:
Name:	Robert Tirva
Title:	President, Chief Financial Officer and Chief Operating Officer

ANNEX C-2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SONIM TECHNOLOGIES, INC.

The undersigned, Robert Tirva, hereby certifies that:

1. He is the President, Chief Financial Officer and Chief Operating Officer of Sonim Technologies, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by resolution of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “Sonim Technologies, Inc.” The Corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 14, 2019.

3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by the stockholders of the Corporation at a special meeting of the Corporation duly called and held upon notice in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

4. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to include an additional section identified as Article IV, Section D which shall read as follows:

D. Any transaction entered into with AJP Holding Company, LLC (“AJP”) or an affiliate of AJP that would result in the Common Stock of the Corporation no longer being listed on a nationally recognized securities exchange shall require the approval by a majority of the holders of Common Stock of the Corporation that are unaffiliated with AJP prior to the closing of such transaction.

****

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed this                  day of                 , 2022.

SONIM TECHNOLOGIES, INC.

By:
Name:	Robert Tirva
Title:	President, Chief Financial Officer and Chief Operating Officer

SONIM TECHNOLIGIES, INC 6500 RIVER PLACE BLVD BUILDING 7, SUITE 250 AUSTIN TX 78730 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D60790-P62159 KEEP THIS PORTION FOR YOUR RECORDS    DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SONIM TECHNOLIGIES, INC The Board of Directors recommends you vote FOR the following proposal: 1. To approve the transactions contemplated by the Subscription Agreement. For Against Abstain ☐ ☐ ☐    The Board of Directors recommends you vote FOR the following proposal: 2. To adopt the Amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock. For Against Abstain ☐ ☐ ☐ The Board of Directors recommends you vote FOR the following proposal: 3. To adopt the Amendment to the Company’s Certificate of Incorporation, as amended, to include a restriction on certain transactions with the Purchaser or its affiliates. For Against Abstain ☐ ☐ ☐ The Board of Directors recommends you vote FOR the following proposal: 4. To vote on adjournment if there are insufficient votes at the Special Meeting to approve the Transaction Proposal. NOTE: In his or her discretion, the proxy is authorized to vote on such other matters as many come before the meeting and any adjournment(s) or postponement(s) thereof. NOTE: This proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appear(s) hereon, and returned in the enclosed envelope. For Against Abstain ☐ ☐ ☐ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.    Signature (PLEASE SIGN WITHIN BOX) Date    Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SONIM TECHNOLOGIES, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON June 28, 2022 The undersigned stockholder of Sonim Technologies, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated May 23, 2022, and hereby appoints Robert Tirva as proxy for the undersigned, with full power of substitution and revocation, to represent the undersigned at the 2022 Special Meeting of Stockholders of Sonim Technologies, Inc. to be held at 1875 S. Grant Street, Suite 750, San Mateo, CA 94402 on Tuesday, June 28, 2022, at 9:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in accordance with the instructions set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof. This proxy, when properly executed and returned, will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4. Continued and to be signed on reverse side